[EXECUTION COPY]

Deal CUSIP No.  89674JAL0
TCIL Revolver CUSIP No. 89674JAM8
TALICC Revolver CUSIP No.  89674JAN6

TENTH RESTATED AND AMENDED CREDIT AGREEMENT
Dated as of May 16, 2019
among
TRITON CONTAINER INTERNATIONAL LIMITED
and
TAL INTERNATIONAL CONTAINER CORPORATION,
as the Borrowers,

Various Lenders,
MUFG BANK, LTD., ROYAL BANK OF CANADA, WELLS FARGO SECURITIES LLC, BBVA COMPASS, ABN AMRO BANK N.V., MIZUHO BANK, LTD.
and
 PNC BANK, NATIONAL ASSOCIATION
as Syndication Agents,
CITIBANK, N.A.,
as Documentation Agent,
and
BANK OF AMERICA, N.A.,
as Administrative Agent and an Issuer
BOFA SECURITIES, INC., MUFG BANK, LTD., ROYAL BANK OF CANADA, WELLS FARGO SECURITIES LLC, BBVA COMPASS, ABN AMRO BANK N.V., MIZUHO BANK, LTD.
and
 PNC BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers
BOFA SECURITIES, INC., ROYAL BANK OF CANADA, MUFG BANK, LTD., WELLS FARGO SECURITIES LLC, BBVA COMPASS, ABN AMRO BANK N.V., MIZUHO BANK, LTD.
and
 PNC BANK, NATIONAL ASSOCIATION
as Joint Book Runners

SECTION 1.	DEFINITIONS AND ACCOUNTING TERMS 1

1.1	Definitions 1

1.2	Accounting Terms 36

1.3	Other Interpretive Provisions 36

1.4	Times of Day 37

1.5	Eurodollar Rate 37

1.6	Letter of Credit Amounts 37

1.7	Obligations Several and Not Joint 38

SECTION 2.	COMMITMENTS OF THE LENDERS 38

2.1	Commitments to Make Loans 38

2.2	Commitment to Issue Letters of Credit 38

2.3	Loan Options 38

2.4	Borrowing Procedures 39

2.5	Continuation and/or Conversion of Loans 39

2.6	Maturity of Loans 40

2.7	Defaulting Lenders 40

2.8	Reallocation of Commitments 42

SECTION 3.	EVIDENCE OF LOANS 44

SECTION 4.	INTEREST AND FEES 44

4.1	Interest 44

4.2	Default Interest 45

4.3	Non-use Fee 45

4.4	Letter of Credit Fees 45

4.5	Fronting Fees 46

4.6	Fees 46

4.7	Method of Calculating Interest and Fees 46

SECTION 5.	LETTERS OF CREDIT 46

5.1	Issuance Requests 46

5.2	Issuances and Extensions 46

5.3	Documentary and Processing Charges Payable to each Issuer 48

5.4	Other Lenders’ Participation 48

5.5	Disbursements 49

5.6	Reimbursement Obligations Absolute 50

5.7	Role of Issuers 51

5.8	Deemed Disbursements; Cash Collateral 52

5.9	Nature of Reimbursement Obligations 54

5.10	Increased Costs; Indemnity 54

5.11	Applicability of ISP and UCP; Limitation of Liability 55

SECTION 6.	PAYMENTS, OFFSETS, PREPAYMENTS AND REDUCTION OR TERMINATION OF THE COMMITMENTS; BORROWING BASE; INCREASE IN COMMITMENTS 56

6.1	Payments Generally 56

6.2	Prepayments 56

6.3	Reduction or Termination of Commitments 57

6.4	Offset 58

6.5	Proration of Payments 58

6.6	Borrowing Base 59

6.7	Increase in the Aggregate Commitment Amount 60

SECTION 7.	ADDITIONAL PROVISIONS RELATING TO EURODOLLAR RATE LOANS; CAPITAL ADEQUACY; TAXES 61

7.1	Increased Cost 61

7.2	Deposits Unavailable or Interest Rate Unascertainable 62

7.3	Changes in Law Rendering Eurodollar Rate Loans Unlawful 64

7.4	Capital Adequacy 65

7.5	Indemnity 65

7.6	Discretion of the Lenders as to Manner of Funding 65

7.7	Special Prepayment; Replacement of Lender 66

7.8	Loan Related Taxes 66

7.9	Designation of a Different Lending Office 70

SECTION 8.	COLLATERAL 71

8.1	TCIL Collateral 71

8.2	TALICC Collateral 71

SECTION 9.	REPRESENTATIONS AND WARRANTIES 71

9.1	Existence 72

9.2	Authorization 72

9.3	No Conflicts 73

9.4	Validity and Binding Effect 73

9.5	No Default 73

9.6	Insurance 73

9.7	Litigation and Contingent Liabilities 73

9.8	Title; Liens 74

9.9	Subsidiaries 74

9.10	Partnerships; Limited Liability Companies 74

9.11	Purpose 74

9.12	Margin Regulations 74

9.13	Compliance 74

9.14	ERISA Compliance 75

9.15	Environmental Warranties 75

9.16	Taxes 75

9.17	Investment Company Act Representation 76

9.18	Accuracy of Information 76

9.19	Financial Statements 76

9.20	No Material Adverse Change 76

9.21	EU Bail-In 76

9.22	Solvency 76

9.23	Anti-Terrorism Laws 76

9.24	Anti-Corruption Laws 76

SECTION 10.	BORROWERS’ COVENANTS 77

10.1	Financial Statements and Other Reports 77

10.2	Notices 79

10.3	Existence 80

10.4	Nature of Business 80

10.5	Books, Records and Inspection Rights 80

10.6	Insurance; Reports 81

10.7	Maintenance of Property 81

10.8	Taxes 81

10.9	Compliance 81

10.10	[Reserved] 82

10.11	Merger, Purchase and Sale 82

10.12	[Reserved] 82

10.13	Funded Debt Ratio 82

10.14	Interest Rate Agreements 83

10.15	Consolidated Tangible Net Worth 83

10.16	Minimum Fixed Charge Coverage Ratio 83

10.17	Consolidated TAL EBIT to Consolidated TAL Cash Interest Expense Ratio 83

10.18	[Reserved] 83

10.19	Indebtedness 83

10.20	Liens 85

10.21	Guaranties 88

10.22	Transactions with Borrower-Related Parties 88

10.23	[Reserved] 89

10.24	Negative Pledges, Restrictive Agreements, Etc 89

10.25	Use of Proceeds 89

10.26	Designation of Unrestricted Subsidiaries 89

10.27	Restricted Payments 90

10.28	Anti-Corruption Laws 90

10.29	Sanctions 90

10.30	TALICC Compliance with Credit and Collection Policy 91

10.31	Access to TALICC Container Management System 91

10.32	Modification of TCIL Management Agreement; Nondiscrimination Regarding Management Fees 91

SECTION 11.	CONDITIONS TO EFFECTIVENESS OF RESTATEMENT OF EXISTING CREDIT AGREEMENT AND OF INITIAL AND FUTURE BORROWINGS 91

11.1	Conditions to Effectiveness of Amendment and Restatement 91

11.2	All Credit Extensions 94

SECTION 12.	EVENTS OF DEFAULT AND REMEDIES 95

12.1	Events of Default 95

12.2	Remedies 99

12.3	Application of Funds 99

SECTION 13.	ADMINISTRATIVE AGENT 100

13.1	Appointment and Authority 100

13.2	Non-Reliance on Administrative Agent 101

13.3	Exculpatory Provisions 101

13.4	Rights as a Lender 103

13.5	Reliance by Administrative Agent 103

13.6	Resignation of Administrative Agent 103

13.7	Delegation of Duties 105

13.8	No other Duties, Etc 105

13.9	Funding Reliance 105

13.10	Administrative Agent may File Proofs of Claim 106

13.11	TALICC Collateral and Guaranty Matters 108

13.12	Certain ERISA Matters 108

SECTION 14.	RESTATEMENT OF EXISTING CREDIT AGREEMENT AND JOINDER OF TALICC 110

14.1	Restatement; Reallocation 110

14.2	Deletion of Lenders 111

14.3	Non-Recourse to Original Lenders; No Warranty or Representations; Independent Credit Analysis 111

14.4	Joinder of TALICC. 111

SECTION 15.	GENERAL 111

15.1	No Waiver; Cumulative Remedies; Enforcement 111

15.2	Waivers and Amendments 111

15.3	Notices 113

15.4	USA Patriot Act Notice 115

15.5	Expenses; Indemnity; Damage Waiver 115

15.6	Governing Law; Entire Agreement 117

15.7	Successors and Assigns 117

15.8	Assignments by Lenders 117

15.9	Register 122

15.10	Participations 122

15.11	Certain Pledges; Successors and Assigns Generally 123

15.12	Survival 123

15.13	Effect of Amendment and Restatement 123

15.14	Severability 124

15.15	Execution in Counterparts, Effectiveness, Etc 125

15.16	Investment 125

15.17	Other Transactions 125

15.18	Forum Selection and Consent to Jurisdiction 125

15.19	Waiver of Jury Trial 126

15.20	Treatment of Certain Information; Confidentiality 126

15.21	Interest Rate Limitation 127

15.22	Payments Set Aside 127

15.23	No Advisory or Fiduciary Responsibility 128

15.24	Electronic Execution of Assignments and Certain Other Documents 128

15.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 129

15.26	Acknowledgment Regarding Any Supported QFCs 129

SCHEDULES
Schedule I    Amounts of Commitments and Percentages of Lenders
Schedule IA    LC Commitments of Issuers
Schedule II    Indebtedness Constituting Subordinated Funded Debt
Schedule 1.1(a)    Pricing Schedule
Schedule 1.1(b)    Existing Letters of Credit
Schedule 9.6    Insurance
Schedule 9.7    Litigation and Contingent Liabilities
Schedule 9.9    Subsidiaries
Schedule 9.10    Partnerships, Limited Liability Companies
Schedule 9.14    ERISA Matters
Schedule 9.15    Environmental Matters
Schedule 10.2    Addresses for Notices
Schedule 10.6    Insurance Requirements
Schedule 10.19    Indebtedness
Schedule 10.20    Liens
Schedule 10.22    Transactions with Related Parties

EXHIBITS
Exhibit A    Form of Note
Exhibit B-1    Form of TCIL Borrowing Base Certificate
Exhibit B-2    Form of TALICC Borrowing Base Certificate
Exhibit C    Form of Loan Request
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Assignment and Assumption
Exhibit F    Subordination Provisions Applicable to Subordinated Funded Debt
Exhibit G    Forms of U.S. Tax Compliance Certificates

TENTH RESTATED AND AMENDED CREDIT AGREEMENT
THIS TENTH RESTATED AND AMENDED CREDIT AGREEMENT dated as of May 16, 2019 is among TRITON CONTAINER INTERNATIONAL LIMITED, an exempted company limited by shares incorporated in Bermuda (“TCIL”), TAL INTERNATIONAL CONTAINER CORPORATION (“TALICC”; together with TCIL, the “Borrowers” and each, individually, a “Borrower”) each lender from time to time party hereto (each a “Lender” and collectively the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent and an Issuer.
W I T N E S S E T H:
WHEREAS, the Borrowers are engaged in the owning and leasing of marine cargo containers and activities incidental thereto;
WHEREAS, TCIL, various financial institutions and Bank of America, N.A., as administrative agent, entered into the Restated and Amended Credit Agreement dated as of December 29, 1989, as amended and restated by the Second Restated and Amended Credit Agreement dated as of June 24, 1994, as amended and restated by the Third Restated and Amended Credit Agreement dated as of June 27, 1997, as amended and restated by the Fourth Restated and Amended Credit Agreement dated as of July 7, 2000, as amended and restated by the Fifth Restated and Amended Credit Agreement dated as of July 3, 2003, as amended and restated by the Sixth Restated and Amended Credit Agreement dated as of March 30, 2005, as amended and restated by the Seventh Restated and Amended Credit Agreement dated as of November 9, 2009, as amended and restated by the Eighth Restated and Amended Credit Agreement dated as of November 4, 2011, and as amended and restated by the Ninth Restated and Amended Credit Agreement dated as of April 15, 2016 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, TALICC has requested that the Lenders provide, and TCIL has requested that the Lenders continue to provide, a credit facility, and the Lenders have agreed to do so on the terms and conditions set forth herein,
WHEREAS, the Borrowers, the Lenders and the Administrative Agent desire to amend the Existing Credit Agreement in certain respects to provide the credit facilities to the Borrowers and to restate the Existing Credit Agreement as so amended; and
WHEREAS, the proceeds of Loans made and Letters of Credit issued under and pursuant to this Agreement will be used for the purchase of Container Equipment, to repay certain existing indebtedness and for general corporate and working capital purposes of the Borrowers;
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1.DEFINITIONS AND ACCOUNTING TERMS.
1.1    Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement:
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the office of the Administrative Agent specified as the “Administrative Agent’s Office” on Schedule 10.2.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Lender” - see Section 7.7.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Entities” means Affiliates of a Borrower that are engaged in the secondary sale and/or leasing of Container Equipment.
“Aggregate Commitment Amount” means $1,125,000,000, as such amount may be reduced from time to time pursuant to Section 6.3 or increased from time to time pursuant to Section 6.7.
“Agreement” means this Tenth Restated and Amended Credit Agreement.
“Alternate Base Rate” means, on any date and with respect to all Alternate Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest then most recently announced by Bank of America as its “prime rate”, (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 0.5% and (c) the Eurodollar Rate that would be in effect for an Interest Period of one month commencing on such date plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 7.2 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Alternate Base Rate Loan” means any Loan or portion thereof during any period in which it bears interest at a rate determined with reference to the Alternate Base Rate.
“Alternate Base Rate Margin” - see Schedule 1.1(a).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-bribery or anti-corruption laws or regulations administered or enforced in any jurisdiction in which the applicable Borrower or any of its Subsidiaries is located or conducts business.
“Anti-Terrorism Laws” means any laws rules or regulations relating to anti-terrorism, economic, financial sanctions programs and trade embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.8(a)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Authorized Officer” means the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of TCIL or TALICC, as applicable, or such other individuals designated by written notice to the Administrative Agent from such Borrower, authorized to execute notices, reports and other documents on behalf of such Borrower required hereunder. Either Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Book Value” means, with respect to Casualty Receivables at any time of determination, the book value thereof at such time as determined in accordance with GAAP consistently applied.
“Borrower” - see the preamble.
“Borrower-Related Party” means, for purposes of Section 10.22 only, any Person (other than a Restricted Subsidiary) (a) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, TAL or a Borrower, (b) which beneficially owns or holds five percent (5%) or more of the equity interest of TAL or a Borrower or (c) five percent (5%) or more of the equity interest of which is beneficially owned or held by TAL or a Borrower or a Restricted Subsidiary.
“Borrowing” means Loans of the same Type made, converted or continued by all Lenders on the same Business Day (and, in the case of Eurodollar Rate Loans, having the same Interest Period) and pursuant to the same Loan Request in accordance with Section 2.4 or 2.5.
“Borrowing Base Certificate” means a TCIL Borrowing Base Certificate or a TALICC Borrowing Base Certificate, as applicable.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, with respect to Eurodollar Rate Loans, means any such day on which dealings in Dollar deposits are conducted by banks in the London interbank eurodollar market.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuers and Lenders, as collateral for the Letter of Credit Outstandings, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders) and the Issuers in their sole discretion. Derivatives of such term have corresponding meanings.
“Casualty Loss” means, (x) with respect to TCIL’s SIA Container Equipment or Eligible TALICC Containers, any of the following: (a) such SIA Container Equipment or Eligible TALICC Container is lost, stolen or destroyed; (b) such SIA Container Equipment or Eligible TALICC Container is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever; or (c) if such SIA Container Equipment or Eligible TALICC Container is subject to a lease agreement, such SIA Container Equipment or Eligible TALICC Container shall have been deemed under such lease agreement to have suffered a casualty loss.
“Casualty Receivables” means all rights of TCIL to payment for SIA Container Equipment sold and all rights of TCIL to payment in connection with a Casualty Loss.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986.
“Commercial Letter of Credit” means a commercial letter of credit in a form acceptable to the Issuer thereof which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of Container Equipment purchased by a Borrower in the ordinary course of such Borrower’s business.
“Commitment” means, for any Lender, such Lender’s commitment to make TALICC Loans and TCIL Loans and to participate in Letters of Credit issued to either Borrower under this Agreement. The amount of the Commitment of each Lender as of the Restatement Effective Date is set forth on Schedule I, and such amount may be adjusted by reductions of the Commitments pursuant to Section 6.3, increases of the Commitments pursuant to Section 6.7 or assignments pursuant to Section 15.8.
“Competitor” means (a) any marine container or chassis leasing company or their respective subsidiaries and (b) any other Person 30% or more of the issued and outstanding equity securities of which are owned by a Person described in clause (a).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Concentration Limits” means, as of each determination of the TALICC Borrowing Base, with respect to all Eligible TALICC Containers, the attributes set forth in clauses (i) and (ii) below:
(i)    the sum of the Net Book Values of all Eligible TALICC Containers that are Standard Containers must equal or exceed an amount equal to seventy-five percent (75%) of the aggregate Net Book Value of all Eligible TALICC Containers; and
(ii)    the sum of the Net Book Values of all Eligible TALICC Containers that are Special Containers or tank containers may not exceed twenty-five percent (25%) of the aggregate Net Book Value of all Eligible TALICC Containers.
“Consolidated Net Income Available For Fixed Charges” means, for any period of determination, the sum, without duplication, of (a) TCIL Consolidated Net Income for such period, plus (b) to the extent deducted in determining TCIL Consolidated Net Income, all provisions for any federal, state or other income taxes made by TCIL and its Restricted Subsidiaries during such period, plus (c) cash distributions received by TCIL from Unrestricted Subsidiaries (excluding cash distributions received by TCIL directly or indirectly from TAL and each of its subsidiaries (including TALICC, TAL Finance III LLC, TAL Advantage V LLC and TAL Advantage VI LLC)) during such period, plus (d) to the extent deducted in determining TCIL Consolidated Net Income, all Fixed Charges during such period.
“Consolidated Subsidiaries” means, with respect to TAL, each Restricted Subsidiary of such Person that is required to be consolidated with such Person in accordance with GAAP.
“Consolidated TAL Cash Interest Expense” means, for any period, the difference of (i) the aggregate Consolidated TAL Interest Expense for such period, minus (ii) to the extent included in such aggregate Consolidated TAL Interest Expense, and to the extent incurred by TAL or any of its Consolidated Subsidiaries, (a) amortization or write off of debt or equity issuance costs and deferred financing costs, (b) interest expense to the extent not paid in cash attributable to dividends in respect of all preferred equity of TAL and its Consolidated Subsidiaries that is not Disqualified Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, and (c) any non-cash interest expense related to (1) any interest expense that has not been paid in cash, (2) accrued interest on Disqualified Stock to the extent not paid, and (3) any incremental non-cash interest expense incurred by TAL or any of its Consolidated Subsidiaries as the result of an accounting change in accordance with GAAP that occurs after the Restatement Effective Date, plus (iii) without duplication, cash interest payments made in such period (exclusive of any such cash payment funded with the proceeds of an equity offering or capital contribution) related to Consolidated TAL Interest Expense that were deducted from Consolidated TAL Cash Interest Expense in a prior period.
“Consolidated TAL EBIT” means, for any period, the sum of TAL Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such TAL Consolidated Net Income:
(a)    all income tax expense of TAL and its Consolidated Subsidiaries, all taxes incurred by TAL and its Consolidated Subsidiaries in respect of the repatriation of income from jurisdictions outside the United States and all amounts paid by TAL and its Consolidated Subsidiaries pursuant to the terms of any tax sharing or similar agreement;
(b)the Consolidated TAL Interest Expense;
(c)depreciation and amortization charges of TAL and its Consolidated Subsidiaries relating to any increased depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions or the amortization or write-off of deferred debt or equity issuance costs;
(d)all other non-cash charges of TAL and its Consolidated Subsidiaries (other than depreciation expense) minus, with respect to any such non-cash charge occurring on or after the Restatement Effective Date that was previously added in a prior period to calculate Consolidated TAL EBIT and that represents an accrual of or reserve for cash expenditures in any future period, any cash payments made during such period;
(e)any non-capitalized costs incurred in connection with financings, acquisitions of containers or chassis or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); and
(f)all non-cash expenses attributable to (i) earn-out agreements, (ii) stock appreciation rights, (iii) “phantom” stock plans, (iv) employment agreements, (v) non-competition agreements and (vi) incentive and bonus plans entered into by TAL or any of its Consolidated Subsidiaries for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses, in each case, for such period and as determined on a consolidated basis in accordance with GAAP.
“Consolidated TAL Funded Debt” means, as of any date of determination, the total amount, without duplication, of: (1) the principal amount outstanding under all Indebtedness of TAL and its Consolidated Subsidiaries; (2) all Direct Finance Lease obligations, as lessee, of TAL and its Consolidated Subsidiaries; and (3) the aggregate of the present values of future rental payments under any lease of any container for which TAL or any of its Consolidated Subsidiaries is the lessee and (i) that is treated by the lessee as an Operating Lease rather than a Finance Lease in accordance with GAAP, and (ii) in respect of which the lessor retains or obtains ownership of the property so leased for federal income tax purposes, in the event, but only in the event, that the aggregate of such present values for such lease, or in the aggregate for all leases with respect to such lessor, shall be in excess of Twenty-Five Million Dollars ($25,000,000). Notwithstanding anything to the contrary herein, Indebtedness consisting of Hedging Obligations shall not be included in the calculation of Consolidated TAL Funded Debt.
“Consolidated TAL Interest Expense” means, for any period, the aggregate of the interest expense of TAL and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication: (a) all amortization or accretion of original issue discount; (b) the interest component of payments on Finance Leases paid, accrued and/or scheduled to be paid or accrued by TAL and its Consolidated Subsidiaries during such period; and (c) net cash costs under all Interest Rate Agreement to which TAL or any of its Consolidated Subsidiaries is a party (including amortization of fees).
“Consolidated Tangible Assets” means, as of any date of determination, the tangible assets of TAL and its Consolidated Subsidiaries calculated in accordance with GAAP; provided, however, that in no event shall there be included in the above calculation any intangible assets, such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any impact from applications of FASB 133.
“Container Equipment” means intermodal dry van and special purpose cargo containers, including any generator sets or cooling units used with refrigerated containers, and any related spare parts, and any substitutions, additions or replacements for, to or of any of such items.
“Container Management System” has the meaning given in the TALICC Intercreditor Agreement.
“Container Representations and Warranties” means, as to each Eligible TALICC Container, all of the following:
(a)    As of the date of its manufacture, such Eligible TALICC Container conformed to TALICC’s standard specifications for that category of Container and to any applicable industry standards;
(b)    The rights with respect to each Lease included in the related assets for such Eligible TALICC Container are either (i) assignable without the consent of the related Lessee or any other Person or subject to consents that will have been obtained on or before the Restatement Effective Date or any later date that any Eligible TALICC Container is added or substituted pursuant to the definition of “Eligible TALICC Container” or (ii) subject to a one hundred percent (100%) participation interest in favor of the Administrative Agent, on behalf of the Lenders;
(c)    With respect to such Eligible TALICC Container that is subject to a Lease on the Restatement Effective Date or such later date referred to above, the related Lessee has, to the best of TALICC’s knowledge, received and taken possession of such Eligible TALICC Container;
(d)    Each Lease is stored in TALICC’s offices located in Purchase, New York and is subject to its customary security and safekeeping procedures;
(e)    In the case of each Lease which consists of a master lease and one or more addenda or schedules thereto, such addenda or schedules each constitute a separate contractual lease obligation of the related Lessee;
(f)    With respect to each Lease, aside from any originally executed counterpart of each Lease in the possession of the Lessee, all other originally executed counterparts of such Lease are in the possession of TALICC;
(g)    No Lessee is an Affiliate of TALICC;
(h)    Such Eligible TALICC Container’s registration mark (four letter prefix) has been registered in the name of TALICC in the official register of the Bureau International des Containers (Paris).
(i)    If any Lease in respect of such Eligible TALICC Container is a Direct Finance Lease, such Direct Finance Lease provides that (i) the Lessee’s obligations thereunder are non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, offset, reduction or recoupment and (ii) the Lessee is responsible for all taxes, maintenance and insurance and assumes all risk of Casualty Loss;
(j)    The Lease complied in all material respects at the time it was originated with all legal requirements of the jurisdiction in which it was originated; and
(k)    Each Lease provides for the return of the related Eligible TALICC Containers upon its expiration or earlier termination (unless the Lessee complies with the terms of any purchase option contained therein).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit and Collection Policy” means the credit and collection policy used by TCIL in its capacity as manager under the TCIL Management Agreement as in effect on the Restatement Effective Date, as it may be updated in accordance with Section 10.2(k).
“Credit Extension” means (a) the advancing of any Loan or (b) any issuance of, extension of the expiry date of, increase in the Stated Amount of or other material modification to a Letter of Credit.
“Current Debt” means, with respect to TCIL, (a) all Indebtedness of such Person for money borrowed or that has been incurred in connection with the acquisition of assets, in each case other than TCIL Funded Debt, and (b) all Guarantee Liabilities of such Person with respect to Indebtedness of other Persons of the types described in clause (a).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default Rate” means (a) when used with respect to Liabilities other than Letter of Credit Fees, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Alternate Base Rate Margin, if any, applicable to Alternate Base Rate Loans plus (iii) 2% per annum; provided, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Eurodollar Margin) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the LC Fee Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, an Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the applicable Borrower, the Administrative Agent or an Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or a Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, each Issuer and each other Lender promptly following such determination. Any Lender that is a Defaulting Lender under its TCIL Commitments shall be deemed to be a Defaulting Lender under its TALICC Commitments, and any Lender that is a Defaulting Lender under its TALICC Commitments shall be deemed to be a Defaulting Lender under its TCIL Commitments.
“Direct Finance Lease” means any lease (but in no event a sublease) of Container Equipment which provides revenue to a Borrower, and with respect to which the related Container Equipment is not included as an asset on the books of such Borrower, in accordance with GAAP.
“Disbursement” - see Section 5.5.
“Disbursement Date” - see Section 5.5.
“Disqualified Person” means, on any date, any Person designated by a Borrower as a “Disqualified Person” by written notice delivered to the Administrative Agent on or prior to the Restatement Effective Date and which has been posted on the Platform for all Lenders or, thereafter, any Person that is (x)(i) a marine container or chassis leasing company or (ii) is otherwise a Competitor of a Borrower that has been designated by a Borrower as a “Disqualified Person” by written notice to the Administrative Agent and the Lenders (which may be given by posting such notice to the Platform) not less than two (2) Business Days prior to such date or (y) an Affiliate of a Competitor described in the foregoing (x) that is obviously an Affiliate of such Competitor based solely on the similarity of such Affiliate’s legal name to the legal name of such Competitor; provided that “Disqualified Person” shall exclude any Person that such Borrower has designated as no longer being a “Disqualified Person” by written notice delivered to the Administrative Agent from time to time.
“Disqualified Stock” means, with respect to TAL or any of its Consolidated Subsidiaries, that portion of any capital stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a TALICC Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a TALICC Change of Control) on or prior to the first anniversary of the final maturity date of the Loans for cash or is convertible into or exchangeable for debt securities of TAL or any of its Consolidated Subsidiaries at any time prior to such anniversary.
“Dollars” and the sign “$” means lawful money of the United States.
“DQ List” – see Section 15.8(b)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.8(a)(i), (iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 15.8(a)(i)) and (iii).
“Eligible TALICC Containers” means, as of any relevant date of determination, each marine and maritime container (including dry cargo containers, refrigerated containers (including the associated generator sets, gps units and refrigeration units), Special Containers and tank containers or intermodal container chassis or trailer) to which TALICC has good title and that is held for lease or sale which, individually or, in the case of clauses (f) and (g), collectively when considered with all other Eligible TALICC Containers, shall comply with each of the following requirements:
(a)     such container substantially conforms to the standard specifications used by TALICC for containers purchased for its own account, for that category of container and to any commonly applied standards promulgated by the International Organization for Standardization (ISO) and the International Convention for Safe Containers (CSC) as of the date of manufacture thereof;
(b)    such container shall comply with all of the Container Representations and Warranties;
(c)    such container shall not have suffered a Casualty Loss;
(d)    the Administrative Agent has a perfected first priority security interest in such container and the proceeds thereof, prior to all Liens;
(e)    such container shall be free and clear of all Liens except for Permitted Liens described in Sections 10.20(a), (b), (f), (n) (solely to the extent that such Liens arise from judgments, decrees or attachments in respect of which TALICC shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (including in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds), (p), and (q);
(f)    the inclusion of that container in the calculation of the TALICC Borrowing Base (on any date on or prior to the Termination Date on which the TALICC Borrowing Base shall be determined) shall not result in a violation of any Concentration Limit; and
(g)    if such container is then subject to a Lease, the Administrative Agent has a perfected first priority security interest in such Lease, and such Lease shall (i) substantially contain the general trading terms TALICC uses in the normal course of its business and (ii) have arisen in the ordinary course of TALICC’s business.
“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any corporation, trade or business that is, along with TCIL or TALICC, as applicable, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Eurodollar Margin” - see Schedule 1.1(a).
“Eurodollar Rate” means,
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing on such date; and
(c)     if at any time the Eurodollar Rate as determined above is less than zero, the Eurodollar Rate shall be deemed to be zero.
“Eurodollar Rate Loan” means any Borrowing that bears interest at a rate determined with reference to the Eurodollar Rate (Reserve Adjusted).
“Eurodollar Rate (Reserve Adjusted)” means, with respect to any Eurodollar Rate Loan for any Interest Period applicable thereto, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted) =	Eurodollar Rate
1 - Eurocurrency Reserve Percentage
“Excluded Collateral” has the meaning set forth in the Security and Intercreditor Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 7.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.8(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 7.8(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” - see the recitals.
“Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.1(b) that were issued under the Existing Credit Agreement.
“Exiting Lender” means the Original Lenders that will not be Lenders under this Agreement as of the Restatement Effective Date.
“FASB ASC 825” means Financial Accounting Standards Board Accounting Standards Codification Topic No. 825.
“FASB ASC 842” means Financial Accounting Standards Board Accounting Standards Codification Topic No. 842.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Finance Lease” means any lease classified as a “finance lease” under GAAP, but excluding, for the avoidance of doubt, any Operating Lease.
“Finance Lease Rentals” means, as of the date of any determination thereof, the amount at which the aggregate Rentals due and to become due under all Finance Leases under which a Borrower or any of its Restricted Subsidiaries is a lessee would be reflected as a liability on a consolidated balance sheet of such Borrower or any of its Restricted Subsidiaries.
“Fixed Charges” means, for TCIL and its Restricted Subsidiaries on a consolidated basis for any period, the sum of all: (a) interest expense for borrowed money, (b) imputed interest expense on Finance Leases, (c) operating rental obligations other than those related to Container Equipment (net of sublease rental income) and (d) operating rental expense on Operating Leases of Container Equipment.
“Foreign Lender” means (a) with respect to a Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to a Borrower that is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuer, such Defaulting Lender’s Percentage of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Indebtedness” means, as of any date, Indebtedness that matures more than one year after such date or which is renewable, extendible or refundable at the option of the obligor for a period or periods of more than one year after such date, but shall not include any portion of the principal of any such Indebtedness that is payable within one year after such date.
“Funding Date” means any Business Day designated by a Borrower as the day on which a Borrowing shall, subject to the terms and conditions hereof, be made by the Lenders.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee Liability” of any Person means any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Guarantee Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.
“Guarantor” means TAL.
“Guaranty Agreement” means the Guaranty, dated as of the date hereof, by TAL of Liabilities of TALICC, in favor of the Administrative Agent for the benefit of the Lenders (as may be amended, restated, supplemented or modified from time to time).
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under an Interest Rate Agreement.
“Increase Date” – see Section 6.7(a).
“Indebtedness” of any Person means, without duplication, all obligations of such Person which in accordance with GAAP shall be classified upon the balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Finance Lease Rentals, (e) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) obligations of such Person upon which interest charges are customarily paid, (g) obligations of such Person issued or assumed as the deferred purchase price of property or services and (h) obligations of such Person, actual or contingent, as an account party in respect of letters of credit and bankers’ acceptances (other than any such obligations in respect of undrawn amounts under letters of credit in respect of trade payables); provided that trade payables, deferred rental income, repair service provision, deferred taxes, taxes payable, payroll expenses and other accrued expenses incurred in the ordinary course of business shall not constitute Indebtedness.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of either Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” - see Section 15.5(b).
“Intangible Assets” means, with respect to any Person, all intangible assets of such Person and shall include unamortized debt discount and expense, unamortized deferred charges and goodwill.
“Intercreditor Collateral Agreement” means the Amended and Restated Intercreditor Collateral Agreement dated as of November 1, 2006 among, inter alia, Triton Container Investments, LLC, a Nevada limited liability company, TCIL and Wells Fargo Bank, National Association (as successor in interest to The Bank of New York Mellon Trust Company, N.A., as successor in interest to First Interstate Bank of California), as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan pursuant to Section 2.4 or 2.5 and ending on the date one, two, three or six months thereafter (in each case, subject to availability), or such other period that is twelve months or less and requested by a Borrower and consented to by all the Lenders, as selected by such Borrower in the applicable Loan Request; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    the Interest Period of all Loans which commence on the same date and comprise part of the same Borrowing shall be of the same duration;
(d)    Borrowings which commence on the same date but which are to have different Interest Periods shall be requested on separate Loan Requests; and
(e)    no Interest Period shall extend beyond the Termination Date.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement intended to protect a Borrower against fluctuations in the rate of interest on its Indebtedness for borrowed money.
“Investment” means any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise; provided that, notwithstanding the foregoing, for purposes of calculating the financial covenants under this Agreement, Direct Finance Leases are not considered “Investments”.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuance Request” means a properly completed application for the issuance of a Letter of Credit on the applicable Issuer’s standard form, executed by an accounting or financial Authorized Officer.
“Issuer” means Bank of America and its successors and assigns, and any other Lender designated by the Borrowers (with the consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned) as, and that agrees to be, an “Issuer” hereunder.
“Issuer Documents” means with respect to any Letter of Credit, the Issuance Request, and any other document, agreement and instrument entered into by the Issuer and a Borrower or in favor of the Issuer and relating to such Letter of Credit.
“Joint Lead Arrangers” means BofA Securities, Inc., MUFG Bank, Ltd., Wells Fargo Securities LLC, BBVA Compass, Royal Bank of Canada, ABN AMRO Bank N.V., Mizuho Bank, Ltd. and PNC Bank, National Association, each in its capacity as a joint lead arranger and joint bookrunner.
“LC Commitment” means, with respect to each Issuer its TCIL LC Commitment and TALICC LC Commitment. The initial amount of each Issuer’s LC Commitment is set forth on Schedule IA. The LC Commitment of an Issuer may be modified from time to time by an agreement between such Issuer and the Borrowers and provided to the Administrative Agent. In no event shall the aggregate amount of LC Commitments exceed $100,000,000.
“LC Fee Rate” - see Schedule 1.1(a).
“Lease” means all leases or contracts for use or hire of a container or other assets by a lessee and TAL or any of its Consolidated Subsidiaries (or TCIL in its capacity as Manager under the TCIL Management Agreement), as lessor, including, without limitation, Direct Finance Leases.
“Lender” - see the preamble.
“Lessee” means a Person that is leasing or renting Container Equipment owned by a Borrower.
“Letter of Credit” means a Commercial Letter of Credit or a Standby Letter of Credit, and includes each Existing Letter of Credit.
“Letter of Credit Fee” - see Section 4.4.
“Letter of Credit Outstandings” means, at any time, an amount equal to the sum of the TCIL Letter of Credit Outstandings and the TALICC Letter of Credit Outstandings.
“Liabilities” means, without duplication, all obligations of TCIL or TALICC, as applicable, to the Administrative Agent, the TCIL Collateral Agent, any Issuer or any Lender under this Agreement, the Notes, the TCIL Collateral Documents, the TALICC Security Documents, any Issuance Request, or any other Loan Document, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” – see Section 7.2.
“LIBOR Successor Rate Conforming Changes” – see Section 7.2.
“Lien” means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Finance Lease.
“Loan” means the TCIL Loans and the TALICC Loans.
“Loan Documents” means the TCIL Loan Documents and the TALICC Loan Documents.
“Loan Request” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.4 or 2.5, as applicable, which (in each case) shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of a Borrower.
“Long Term Lease” means any lease of real or personal property (other than a Finance Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of five years or more.
“Majority Lenders” means, as of any date of determination, those Lenders having aggregate Percentages of more than 50%; provided that the Commitments of, and the aggregate outstanding amount of all Loans and Letter of Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Management Agreement” means any agreement, program, contract or arrangement by which a Borrower is paid a fee for managing container equipment owned by a third party.
“Manager Default” shall have the meaning given to such term in the TCIL Management Agreement.
“Multiemployer Plan” means an employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Net Book Value” means with respect to a Borrower’s Container Equipment or Eligible TALICC Containers, as applicable, at any time of determination the book value thereof at such time (determined in accordance with GAAP consistently applied).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-use Fee” - see Section 4.3.
“Non-use Fee Rate” - see Schedule 1.1(a).
“Note” means a promissory note made by TCIL or TALICC, as applicable, in favor of a Lender substantially in the form of Exhibit A.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Lease” means any lease classified as an “operating lease” under GAAP.
“Original Lenders” means the “Lenders” under (and as defined in) the Existing Credit Agreement immediately prior to the effectiveness hereof.
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).
“Other Permitted Liens” means “Permitted Liens” as such term is defined in the Security and Intercreditor Agreement or, if not defined therein, means each of the following:
(a)    liens, charges, encumbrances and priority claims incidental to the conduct such Borrower’s business (including warehousemen’s and attorneys’ liens and statutory landlords’ liens) and deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or other incurrence of debt, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(b)    minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of such Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of such Borrower and its Subsidiaries;
(c)    pledges or deposits for the purpose of securing a stay or discharge in the course of any legal proceedings provided that the aggregate amount of all such pledges and deposits at any one time outstanding shall not exceed $100,000,000;
(d)    the leasehold interest of the lessees under any lease agreement;
(e)    banker’s liens and like liens of set-off in favor of any Triton Lender or Secured Party (as such terms are defined in the Security and Intercreditor Agreement); and
(f)    With respect to TCIL, Liens not otherwise permitted by the preceding clauses (a) through (e), inclusive, which are otherwise not prohibited by any of the Triton Debt Agreements (as such term is defined in the Security and Intercreditor Agreement).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 7.7).
“Participant” - see Section 15.10.
“Participant Register” – see Section 15.10.
“Payment Date” means (a) for any Eurodollar Rate Loan, the last day of each Interest Period with respect to such Loan and, if such Interest Period is in excess of three months, the day three months after the commencement of such Interest Period, and (b) for any Alternate Base Rate Loan and for all fees, the last day of each March, June, September and December.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan as defined in section 4001(a)(3) of ERISA), and to which a Borrower or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
“Percentage” means, with respect to any Lender, the percentage which such Lender’s Commitment is of the Aggregate Commitment Amount, TCIL Commitment Amount, and TALICC Commitment Amount (or, if the Commitments have terminated, the percentage which such Lender’s Loans and participations in Letters of Credit is of the aggregate principal amount of all outstanding Loans and the Letter of Credit Outstandings).
“Permitted Business” means the purchase, operation, management, administration, storage, leasing, financing and sale of equipment and other capital assets which are used in connection with the intermodal transportation of freight by containers and related assets and any activities that are substantially similar, related, complementary, ancillary or incidental thereto. Such equipment and other capital assets shall include, without limitation, intermodal containers, containers, port equipment, harbor vessels, trucks, cranes and other equipment and other capital assets used in connection with the container related transportation of freight. The logistics business, management services business, the purchase and resale business, the static storage business, the finance lease business and all other businesses and activities engaged in by a Borrower or its Subsidiaries or Affiliates on the Restatement Effective Date, and any activities that are substantially similar, related, complementary, ancillary or incidental thereto or extensions thereof, are also deemed to be a Permitted Business.
“Permitted Hedging Agreement” means an Interest Rate Agreement to which TALICC or any of its Restricted Subsidiaries is a party so long as such Interest Rate Agreement, (a) is designed to protect such Person against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with such Person’s ordinary course of business or as otherwise required to be entered into by such Person pursuant to, and in accordance with, the terms of any Loan Document, and (b) is a bona fide hedging activity and is not for speculative purposes.
“Permitted Investments” means Investments in any of the following:
(a)    direct obligations of the United States or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America;
(b)    corporate obligations of “AA” quality or better maturing within one year;
(c)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition;
(d)    demand deposits, time deposits or certificates of deposit issued by (i) any United States commercial bank, the United States branch of any foreign bank, any United Kingdom commercial bank or HSBC Bank Bermuda Limited, in each case so long as such bank has capital and surplus of not less than the equivalent of $50,000,000 or (ii) any commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;
(e)    money market or mutual funds (i) whose investments are limited to those types of investments described in clauses (a) (d) above or (ii) listed on the National Association of Insurance Commissioners Class 1 list;
(f)    preferred stock Investments or any state, local or municipal obligations, in each case rated “AA” or better; and
(g)    investments made under cash management agreements with any other Lenders.
“Permitted Liens” means Liens permitted under Section 10.20.
“Permitted Transaction” means any of the following transactions; provided that immediately prior to and after consummation of such transaction (x) by TCIL, TCIL shall be in compliance with the TCIL Borrowing Base or (y) by TALICC, TALICC shall be in compliance with the TALICC Borrowing Base:
(a)any lease agreement in the ordinary course of business;
(b)any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of a Borrower with and into such Borrower (so long as such Borrower is the surviving corporation of such merger, consolidation, dissolution or liquidation);
(c)any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of a Borrower with and into any other Restricted Subsidiary of such Borrower;
(d)any sale, assignment, transfer, conveyance or other disposition of assets by any Restricted Subsidiary of a Borrower to such Borrower or any other Restricted Subsidiary of such Borrower;
(e)any disposition of used, obsolete, uneconomic, worn-out or surplus assets of a Borrower and its Restricted Subsidiaries in the ordinary course of business;
(f)any sale, assignment, transfer, conveyance or other disposition by a Borrower or any Restricted Subsidiary of such Borrower of Container Equipment or other assets to their respective Lessees in the ordinary course of business pursuant to (A) a Direct Finance Lease that is originated in the ordinary course of business, (B) a purchase option contained in any lease agreement with such Lessee that was originated in the ordinary course of business or (C) any other arm’s length transaction with a Person that is not an Affiliate of such Borrower entered into in the ordinary course of business;
(g)any transaction pursuant to which a Borrower and/or any of its Restricted Subsidiaries sells, conveys or otherwise transfers, or grants a security interest in, containers, leases and other related assets to a special purpose vehicle or any other Person (other than a Borrower or Subsidiary of a Borrower) in connection with a securitization, provided that no Borrower or Restricted Subsidiary of a Borrower (other than a special purpose vehicle) has any obligation to maintain such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant securitization) and none of the holders of the related Indebtedness shall have recourse to any Borrower or any of its Restricted Subsidiaries (other than a special purpose vehicle) for credit losses on leases or the inability of the containers or chassis, in each case subject to the securitization, to generate sufficient cash flow to repay such Indebtedness issued by such entity; and
(h)     any other sale or disposition by such Borrower or any Restricted Subsidiary of such Borrower of Container Equipment or other assets that will result in net sales proceeds (after deducting any costs incurred in connection with each such sale) of not less than the sum of the net book values, determined in accordance with GAAP, of the Container Equipment or other assets that were sold.
“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof or other entity.
“Platform” – see Section 15.3(c).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Register” - see Section 15.9.
“Reimbursement Obligation” means, the TCIL Reimbursement Obligations and the TALICC Reimbursement Obligations.
“Related Entity” means (a) with respect to TCIL, (i) TCIL, each of TCIL’s Subsidiaries, all pledgors of Collateral, and (ii) each Person that, directly or indirectly, is in control of a Person described in clause (i) above and (b) with respect to TALICC, (i) TALICC, each of TALICC’s Subsidiaries, all pledgors of Collateral, and (ii) each Person that, directly or indirectly, is in control of a Person described in clause (i) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.
“Remaining Lenders” - see Section 7.7.
“Rentals” means all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Borrower or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by a Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, utilities, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage lease” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.
“Reportable Event” has the meaning given to such term in ERISA, other than an event for which the 30-days’ notice requirement has been waived.
“Restatement Effective Date” means the date the amendment and restatement of the Existing Credit Agreement becomes effective pursuant to Section 11.1.
“Restricted Investments” means the total of (a) the amount of TCIL’s Investments in any Unrestricted Subsidiary as shown on the most recent consolidating balance sheet of TCIL delivered pursuant to Section 10.1, excluding, for purposes of determining the amount of any Investment in any Person, any non-cash gain or loss on any interest rate protection agreement or any similar hedging agreement entered into by such Person resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard, plus (b) the excess, if any, of the amount of all other Investments of TCIL as shown on such balance sheet (other than Permitted Investments) over 25% of the then current TCIL Consolidated Tangible Net Worth. For purposes of clause (b) above, the original amount of any Investment in a general partnership interest in any general or limited partnership shall be deemed to be the aggregate amount of such partnership’s actual and contingent liabilities, as determined in accordance with GAAP.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“S&P Rating” means, with respect to (x) TCIL, at any time the rating issued by S&P and then in effect with respect to Indebtedness under this Agreement (it being understood that if TCIL does not have a rating for such Indebtedness but has a rating from S&P for other senior secured debt securities, then such rating shall be used for determining the “S&P Rating”) and (y) with respect to TALICC, at any time the rating issued by S&P and then in effect with respect to Indebtedness under this Agreement (it being understood that if TALICC does not have a rating for such Indebtedness but TAL has a rating from S&P for other senior secured debt securities, then such rating shall be used for determining the “S&P Rating”).
“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (c) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) a Person that is specifically targeted by any other relevant sanctions authority of a jurisdiction in which TCIL or TALICC or any of their respective Subsidiaries conduct business, (e) (i) an agency of the government of, or an organization controlled by, a Sanctioned Country, to the extent such agency or organization is subject to a sanctions program administered by OFAC, or (ii) a Person located, organized or resident in a Sanctioned Country, to the extent such Person is subject to a sanctions program administered under any Anti-Terrorism Law or (f) a Person controlled by any such Person set forth in clauses (a) through (e) above.
“Scheduled Unavailability Date” see Section 7.2.
“Security” has the meaning given to such term in Section 2(1) of the Securities Act of 1933.
“Security and Intercreditor Agreement” means the Security and Intercreditor Agreement dated as of September 30, 1989 among the Borrower, the TCIL Collateral Agent, the Administrative Agent and such other Persons as may be party to such Security and Intercreditor Agreement from time to time and as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Senior Funded Debt” means (a) with respect to TALICC, Consolidated TAL Funded Debt, and (b) with respect to TCIL, TCIL Funded Debt of TCIL and its Restricted Subsidiaries (determined on a consolidated basis eliminating intercompany items), excluding all Subordinated Funded Debt.
“SIA Container Equipment” means Container Equipment of TCIL other than Container Equipment in which a security interest has been granted to a Person which is not a party to the Security and Intercreditor Agreement.
“Simultaneous Holder” - see Section 10.19.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Containers” means all refrigerated containers (of a type not included in clause (ii) of the definition of “Standard Containers”), special purposes containers, open top containers, flat rack containers, bulk containers, high cube containers, cellular palletwide containers and all other types of containers other than Standard Containers and tank containers.
“Standard Containers” means all of the following: (i) 20’x8’ 6”, 40’x8’6” and 40’x9’6” dry cargo Containers and (ii) 20’x8’6”, 40’x8’6” and 40’x9’6” refrigerated Containers.
“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.
“Stated Amount” means, at any time for any Letter of Credit, the maximum amount available for drawing under such Letter of Credit during the remaining term thereof; it being understood that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the Stated Amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.
“Stated Expiry Date” - see Section 5.1.
“Subordinated Funded Debt” means (a) the Indebtedness described on Schedule II and (b) any other Funded Indebtedness of a Borrower or its Restricted Subsidiaries that is subordinated in right of payment to the Loans and the other Liabilities and (i)(A) that is established pursuant to a subordination agreement containing subordination provisions substantially in the form of Exhibit F, (B) that has a final stated maturity of at least five years after the date of incurrence thereof and (C) with respect to which the Majority Lenders have not otherwise reasonably objected, by notice to such Borrower in writing or by telephone promptly confirmed in writing by the Administrative Agent (together with a statement explaining any such objection), within 15 days of receipt by the Administrative Agent (who shall promptly provide such notice to the Lenders) of notice from such Borrower of the proposed issuance of such Subordinated Funded Debt, which notice shall be accompanied by a copy of the proposed subordination agreement and credit agreement relating to such new issue in substantially final form or (ii) as the Majority Lenders shall otherwise consent. Notwithstanding the foregoing, Funded Indebtedness of a Borrower or its Restricted Subsidiaries that at issuance constituted Subordinated Funded Debt shall no longer constitute Subordinated Funded Debt if after the Restatement Effective Date (x) the subordination provisions thereof are no longer substantially in the form thereof at issuance or (y) the subordination or credit agreement related thereto is amended so as to grant additional rights to any subordinated lender or (z) other provisions thereof are amended so as to cause such Indebtedness to cease to comply with clause (b)(i)(B) of the first sentence of this definition, unless the Majority Lenders shall otherwise consent.
“Subsidiary” means any Person of which or in which a Borrower and its other Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of a Person which is a corporation, (b) the capital, membership or profits interest of a Person which is a limited liability company, partnership, joint venture or similar entity, or (c) the beneficial interest of a Person which is a trust, association or other unincorporated organization.
“Superior Debt” is defined in Section 10.19.
“Surviving Entity” is defined in Section 10.11(a).
“TAL” means TAL International Group, Inc.
“TAL Audited Financial Statements” means the audited consolidated balance sheet of TAL and its Subsidiaries as of December 31, 2018 and the related consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for the fiscal year ended December 31, 2018, including the notes thereto.
“TAL Consolidated Net Income” means for any period, the aggregate net income (or loss) of TAL and its Consolidated Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such TAL Consolidated Net Income for such period: (a) any gain (or loss) realized upon the sale or other disposition of assets (other than containers and related assets) of TAL or any Consolidated Subsidiary of TAL or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any equity interests of any Person; (b) extraordinary gains or losses, as determined in accordance with GAAP; (c) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); (d) the cumulative effect of a change in accounting principles, as determined in accordance with GAAP; (e) any adjustments, restructuring costs, non-recurring expenses, non-recurring fees, non-operating expenses, charges or other expenses (including bonus and retention payments and non-cash compensation charges) made or incurred in connection with the acquisition of a company or acquisitions of containers; (f) the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by TAL and its Consolidated Subsidiaries in establishing, implementing, integrating or replacing financial, information technology and other similar systems of TAL and its Consolidated Subsidiaries; and (g) any net income (or loss) of any Person (other than TAL) if such Person is not a Restricted Subsidiary of TAL; provided, that TAL, or any of its Consolidated Subsidiary’s, equity in the net income of any such Person for such period shall be included in such TAL Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to TAL or such Consolidated Subsidiary as a dividend or other distribution.
“TAL Consolidated Tangible Net Worth” means, as of any date of determination, the excess of: (a) the Consolidated Tangible Assets calculated in accordance with GAAP plus the aggregate amount of Consolidated TAL Funded Debt of the type specified in clause (3) of the definition of Consolidated TAL Funded Debt, minus (b) all Indebtedness of TAL and its Consolidated Subsidiaries; provided, however, that securities included in such calculation shall be taken into account at their current market price or cost, whichever is lower. Notwithstanding anything to the contrary herein, Indebtedness consisting of Hedging Obligations shall not be included in the calculation of TAL Consolidated Tangible Net Worth.
“TALICC Borrowing Base” – see Section 6.6(b).
“TALICC Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-2.
“TALICC Change of Control” means the occurrence of any transaction or series of transactions that would result in TALICC ceasing to be a wholly owned Subsidiary of TCIL or Triton Holdco.
“TALICC Collateral” means all of the property, rights and interests of TALICC that are or are intended to be subject to the Liens created by the TALICC Security Documents.
“TALICC Commitment” means for any Lender, such Lender’s commitment to make TALICC Loans and to participate in Letters of Credit issued to TALICC under this Agreement. The amount of the TALICC Commitment of each Lender as of the Restatement Effective Date is set forth on Schedule I, and such amount may be adjusted by reallocations of the TALICC Commitments pursuant to Section 2.8, reductions of the TALICC Commitments pursuant to Section 6.3, increases of the TALICC Commitments pursuant to Section 6.7 or assignments pursuant to Section 15.8.
“TALICC Commitment Amount” means $300,000,000, as such amount may be reallocated from time to time pursuant to Section 2.8, reduced from time to time pursuant to Section 6.3 or increased from time to time pursuant to Section 6.7.
“TALICC Credit Capacity” means, at any time of determination, an amount equal to the lesser of (a) the TALICC Commitment Amount and (b) the TALICC Borrowing Base.
“TALICC Event of Default” means any of the events described in Section 12 with respect to TALICC or its Restricted Subsidiaries.
“TALICC Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of April 1, 2017, among TCIL, TALICC (in its capacity as an “Existing Equipment Owner”), the “TALICC Lessors”, the “Existing Equipment Lenders” and the other “Existing Equipment Owners” and “Equipment Lenders” from time to time party thereto, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with its terms.
“TALICC LC Commitment” means the obligation of the Issuers to issue Letters of Credit for the account of TALICC hereunder, as may be adjusted from time to pursuant to Section 2.8(d). As of the Restatement Effective Date, the aggregate TALICC LC Commitment of all Issuers shall be $30,000,000.
“TALICC Letter of Credit Outstandings” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount at such time of all outstanding Letters of Credit (as such aggregate Stated Amount shall be adjusted, from time to time, as a result of drawings, the issuance of Letters of Credit or otherwise) issued for the account of TALICC, plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations related to Letters of Credit issued for the account of TALICC. For purposes of this Agreement, if on any date of determination a Letter of Credit issued for the account of TALICC has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“TALICC Loan” means an extension of credit by a Lender to TALICC under Section 2.1.
“TALICC Loan Documents” means this Agreement, the Notes made by TALICC, the TALICC Security Documents, any Loan Request by TALICC, any Issuance Request by TALICC, any Letter of Credit issued for the account of TALICC, the Guaranty Agreement, the TALICC Intercreditor Agreement, and any other document, instrument or agreement at any time executed and delivered pursuant to or in connection with any of the foregoing.
“TALICC Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations or properties of TALICC and its Restricted Subsidiaries, taken as a whole, (b) the Administrative Agent’s Lien on or ability to realize the value of any TALICC Collateral or (c) TALICC’s ability to pay when due and/or perform its Liabilities under this Agreement or any other applicable TALICC Loan Document.
“TALICC Reimbursement Obligation” – see Section 5.6.
“TALICC Secured Obligations” means, collectively, the Liabilities of TALICC now existing or hereafter arising and including interest (including post-petition interest) and fees that accrue after the commencement by or against any Guarantor or TALICC or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“TALICC Secured Parties” has the meaning given to the term “Secured Creditors” in the TALICC Security Agreement.
“TALICC Security Agreement” means that certain Security Agreement, dated as of the date hereof, by TALICC in favor of the Administrative Agent for the benefit of the Lenders (as may be amended, restated, supplemented or modified from time to time).
“TALICC Security Documents” means the TALICC Security Agreement and other instruments and documents, including, without limitation, Uniform Commercial Code financing statements (or documents of similar import) and any other collateral document, control agreement, instrument or agreement now or hereafter delivered pursuant to or in connection with any of the foregoing.
“TALICC Usage” means (a) the aggregate principal amount of the TALICC Loans outstanding at such time plus (b) the TALICC Letter of Credit Outstandings at such time.
“Tangible Assets” means, as of the date of any determination thereof, the total amount of all assets of a Borrower and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets, all determined in accordance with GAAP.
“Taxes” with respect to any Person means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges (including any interest, additions to tax or penalties applicable thereto) imposed by any Governmental Authority upon such Person, its income or any of its properties, franchises or assets.
“TCIL Audited Financial Statements” means the audited consolidated balance sheet of TCIL and its Subsidiaries as of December 31, 2018 and the related consolidated statements of operations, shareholder’s equity and comprehensive income, and cash flows for the fiscal year ended December 31, 2018, including the notes thereto.
“TCIL Borrowing Base” – see Section 6.6(a).
“TCIL Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1.
“TCIL Change of Control” means an event or series of events after the Restatement Effective Date by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than forty percent (40%) of the total voting power of the voting shares of Triton Holdco (or, if applicable, a Successor Holding Company (as defined below))); or
(b)at any time, TCIL (or, in the case of a transaction permitted under Section 10.11, the Surviving Entity) ceases to be directly or indirectly wholly-owned by Triton Holdco (and, if applicable, a Successor Holding Company);
provided, that notwithstanding the foregoing, a transaction will not be deemed to involve a TCIL Change of Control solely as a result of Triton Holdco becoming a direct or indirect wholly owned subsidiary of a holding company if the direct or indirect holders of the voting stock or shares of such holding company immediately following that transaction are substantially the same as the holders of Triton Holdco’s voting shares immediately prior to that transaction (and such holders of Triton Holdco’s voting shares immediately prior to such transaction would not have otherwise caused a TCIL Change of Control) (such an entity, a “Successor Holding Company”).
“TCIL Collateral” means “Collateral” as defined in the Security and Intercreditor Agreement.
“TCIL Collateral Agent” means Wells Fargo Bank, National Association (as successor in interest to The Bank of New York Mellon Trust Company, N.A., as successor in interest to First Interstate Bank of California) in its capacity as the “Secured Party” under the Security and Intercreditor Agreement, and includes each other Person which, pursuant to the terms of the Security and Intercreditor Agreement, shall subsequently be appointed as the successor “Secured Party” thereunder.
“TCIL Collateral Documents” means the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and any other collateral document, control agreement, instrument or agreement now or hereafter delivered pursuant to or in connection with any of the foregoing.
“TCIL Commitment” means for any Lender, such Lender’s commitment to make TCIL Loans and to participate in Letters of Credit issued to TCIL under this Agreement. The amount of the TCIL Commitment of each Lender as of the Restatement Effective Date is set forth on Schedule I, and such amount may be adjusted by reallocations of the TCIL Commitments pursuant to Section 2.8, reductions of the TCIL Commitments pursuant to Section 6.3, increases of the TCIL Commitments pursuant to Section 6.7 or assignments pursuant to Section 15.8.
“TCIL Commitment Amount” means $825,000,000, as such amount may be reallocated from time to time pursuant to Section 2.8, reduced from time to time pursuant to Section 6.3 or increased from time to time pursuant to Section 6.7.
“TCIL Consolidated Net Income” means the net income and net losses of TCIL and its Restricted Subsidiaries determined in accordance with GAAP, including gains and losses on the sale of Container Equipment, but excluding (a) any gains or losses (net of applicable tax effect) on the disposition of capital assets other than Container Equipment, (b) any gains on sales or other dispositions of other Investments and any extraordinary or nonrecurring items of income to the extent that the aggregate of such gains and extraordinary or nonrecurring items exceeds the aggregate of losses on such sales or other dispositions and extraordinary or nonrecurring charges, (c) any non-cash gain or loss on any interest rate protection agreement or any similar hedging agreement resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard and (d) to the extent included in such net income or net losses, the Borrower’s share of net income and/or losses of Unrestricted Subsidiaries and (e) any non-cash compensation expense related to incentive or non-qualified stock options.
“TCIL Consolidated Tangible Net Worth” means, as of the date of any determination thereof, the consolidated shareholders’ equity of TCIL and its Restricted Subsidiaries, as determined in accordance with GAAP (excluding any non-cash gain or loss on any interest rate protection agreement or similar hedging agreement resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard), plus all outstanding preferred shares of TCIL and accrued but unpaid dividends thereon, less the sum, without duplication, of (a) all Intangible Assets of TCIL and its Restricted Subsidiaries and (b) Restricted Investments.
“TCIL Credit Capacity” means, at any time of determination, an amount equal to the lesser of (a) the TCIL Commitment Amount and (b) the TCIL Borrowing Base.
“TCIL Event of Default” means any of the events described in Section 12 with respect to TCIL or its Restricted Subsidiaries.
“TCIL Funded Debt” means, with respect to TCIL, without duplication, (a) all Funded Indebtedness, (b) all Finance Lease Rentals, (c) all Guarantee Liabilities relating to Funded Indebtedness of others, (d) all Guarantee Liabilities relating to the obligations of Unrestricted Subsidiaries and (e) the present value of all Long Term Lease obligations (such present value to be calculated using a discount rate equal to the sum of (i) the Alternate Base Rate then in effect plus (ii) 1.00%).
“TCIL Funded Debt Ratio” means the ratio of Total Debt to an amount equal to the sum of (x) TCIL Consolidated Tangible Net Worth plus (y) TCIL’s deferred income related to sales of Container Equipment to Subsidiaries as recorded on TCIL’s balance sheet (determined in accordance with GAAP consistently applied).
“TCIL LC Commitment” means the obligation of the Issuers to issue Letters of Credit for the account of TCIL hereunder, as may be adjusted from time to pursuant to Section 2.8(d). As of the Restatement Effective Date, the aggregate TCIL LC Commitment of all Issuers shall be $70,000,000.
“TCIL Letter of Credit Outstandings” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount at such time of all outstanding Letters of Credit (as such aggregate Stated Amount shall be adjusted, from time to time, as a result of drawings, the issuance of Letters of Credit or otherwise) issued for the account of TCIL, plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations related to Letters of Credit issued for the account of TCIL. For purposes of this Agreement, if on any date of determination a Letter of Credit issued for the account of TCIL has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“TCIL Loan” means an extension of credit by a Lender to TCIL under Section 2.
“TCIL Loan Documents” means this Agreement, the Notes made by TCIL, the TCIL Collateral Documents, any Loan Request by TCIL, any Issuance Request TCIL, any Letter of Credit issued for the account of TCIL and any other document, instrument or agreement at any time executed and delivered pursuant to or in connection with any of the foregoing.
“TCIL Management Agreement” means that certain Management Agreement dated as of April 1, 2017 between TALICC and TCIL, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof.
“TCIL Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations or properties of TCIL and its Restricted Subsidiaries, taken as a whole, (b) the TCIL Collateral Agent’s Lien on or ability to realize the value of any TCIL Collateral or (c) TCIL’s ability to pay when due and/or perform its Liabilities under this Agreement or any other applicable TCIL Loan Document.
“TCIL Reimbursement Obligation” – see Section 5.6.
“TCIL Usage” means, at any time of determination, the sum of (a) the aggregate principal amount of the TCIL Loans outstanding at such time plus (b) the Letter of Credit Outstandings at such time.
“Termination Date” means May 16, 2024, or such earlier date on which the Commitments terminate in accordance with the terms hereof.
“Termination Event” with respect to any Pension Plan means (a) the institution by a Borrower, the PBGC or any other Person of steps to terminate such Pension Plan, (b) the occurrence of a Reportable Event with respect to such plan which the Majority Lenders reasonably believe may be a basis for the PBGC to institute steps to terminate such Pension Plan or (c) the withdrawal from such Pension Plan (or deemed withdrawal under section 4062(e) of ERISA) by a Borrower or any ERISA Affiliate if such Borrower or such ERISA Affiliate is a substantial employer within the meaning of section 4063 of ERISA.
“Total Availability” means, at any time, (x) with respect to TCIL, the remainder of (a) the TCIL Commitment Amount at such time minus the TCIL Usage at such time and (y) with respect to TALICC, the remainder of (a) the TALICC Commitment Amount at such time minus the TALICC Usage at such time.
“Total Debt” means the sum of (a) Total Senior Debt plus (b) Subordinated Funded Debt.
“Total Senior Debt” means the sum of (a) Senior Funded Debt of TCIL and its Restricted Subsidiaries plus (b) all Current Debt of TCIL and its Restricted Subsidiaries.
“Triton Holdco” means Triton International Limited (an exempted company limited by shares incorporated in Bermuda).
“Type” means, relative to any Borrowing or Loan, the characterization thereof as a Eurodollar Rate Loan or an Alternate Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States” and “U.S.” mean the United States of America.
“Unmatured TALICC Event of Default” means an event or condition which with the lapse of time or giving of notice to TALICC, or both, would constitute a TALICC Event of Default.
“Unmatured TCIL Event of Default” means an event or condition which with the lapse of time or giving of notice to TCIL, or both, would constitute a TCIL Event of Default.
“Unrestricted Subsidiary” means (a) with respect to a Borrower, any Subsidiary identified as an “Unrestricted Subsidiary” of such Borrower in Schedule 9.9 and (b) any Subsidiary that is designated by a Borrower as an “Unrestricted Subsidiary” in accordance with the procedures set forth in Section 10.26.
“Unsecured Senior Funded Debt” means Senior Funded Debt which is not secured by any security interest, pledge, mortgage or other Lien.
“Unsecured Vendor Debt” means unsecured purchase money Indebtedness not constituting Funded Indebtedness.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as the same has been or shall hereafter be, renewed, extended, amended or replaced.
“Voting Stock” means, with respect to any Person, any Security of any class or classes of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) of such Person.
“Wholly-owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ and alternate directors’ qualifying shares) or partnership interests, as the case may be, and all Indebtedness for borrowed money shall be owned by the applicable Borrower and/or one or more of its Wholly-owned Subsidiaries.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the writedown and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the TAL Audited Financial Statements and the TCIL Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded and (ii) for the avoidance of doubt, for all periods ending on or after January 1, 2019, all such determinations and computations shall be made giving effect to the implementation of FASB ASC 842.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and such Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) such Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(c)    Any reference to a “fiscal quarter” or a “fiscal year” means, respectively, a fiscal quarter or fiscal year of the applicable Borrower and its Subsidiaries.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.4    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
1.5    Eurodollar Rate. The Administrative Agent does not warrant or accept responsibility for, or have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.
1.6    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.7    Obligations Several and Not Joint. The Liabilities of TCIL and TALICC hereunder are several and not joint.
SECTION 2.    COMMITMENTS OF THE LENDERS.
Subject to the terms and conditions of this Agreement, each Lender, severally but not jointly, agrees to make Loans and to participate in Letters of Credit, as described in this Section 2.
2.1    Commitments to Make Loans.
(a)    Each Lender, severally but not jointly, agrees to make revolving loans to each Borrower, which may be repaid and reborrowed from time to time on any Business Day, during the period from the Restatement Effective Date to the Termination Date, in such amounts as a Borrower may from time to time request; provided that the TCIL Usage shall not at any time exceed the TCIL Credit Capacity and the TALICC Usage shall not at any time exceed the TALICC Credit Capacity.
(b)    All Loans shall be made by the Lenders on a pro rata basis, calculated for each Lender based on its Percentage.
2.2    Commitment to Issue Letters of Credit. From time to time on any Business Day, each Issuer agrees to issue, and each Lender will participate in, Letters of Credit in accordance with Section 5.
2.3    Loan Options. Each Loan shall be either an Alternate Base Rate Loan or a Eurodollar Rate Loan as shall be selected by TALICC or TCIL, as applicable, except as otherwise provided herein. During any period that any TCIL Event of Default or Unmatured TCIL Event of Default exists, TCIL shall no longer have the option of electing Eurodollar Rate Loans, and during such period all TCIL Loans shall be made as or converted to (on the last day of the Interest Period therefor) Alternate Base Rate Loans only, it being understood, however, that the foregoing shall not be construed to waive, amend or modify any right or power of the Lenders and the Administrative Agent hereunder, including all rights to terminate the TCIL Commitments and declare the TCIL Loans immediately due and payable. During any period that any TALICC Event of Default or Unmatured TALICC Event of Default exists TALICC shall no longer have the option of electing Eurodollar Rate Loans, and during such period all TALICC Loans shall be made as or converted to (on the last day of the Interest Period therefor) Alternate Base Rate Loans only, it being understood, however, that the foregoing shall not be construed to waive, amend or modify any right or power of the Lenders and the Administrative Agent hereunder, including all rights to terminate the TALICC Commitments and declare the TALICC Loans immediately due and payable. The maximum number of Borrowings of Eurodollar Rate Loans which each Borrower shall be permitted to have outstanding at any time shall not exceed ten (10). The Borrowers shall not have the right to borrow Eurodollar Rate Loans less than two weeks prior to the scheduled Termination Date.
2.4    Borrowing Procedures.
(a)    Loan Requests. The applicable Borrower shall give the Administrative Agent irrevocable notice, which may be given by (A) telephone, or (B) a Loan Request; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Request, not later than (i) 10:00 a.m. at least three Business Days prior to the requested Funding Date (or continuation or conversion date, as applicable) in the instance of a Borrowing of Eurodollar Rate Loans, or (ii) 8:00 a.m. on the requested Funding Date in the instance of a Borrowing of Alternate Base Rate Loans, of each requested Borrowing, and the Administrative Agent shall promptly advise each Lender thereof. Each notice from a Borrower to the Administrative Agent shall specify (i) the requested Funding Date or continuation/conversion date, as applicable, (ii) the aggregate amount of the Borrowing requested (in an amount permitted under Section 2.4(b)), (iii) the Type of Loans being borrowed, continued or converted, as applicable, and (iv) if such Borrowing, continuation or conversion is of Eurodollar Rate Loans, the Interest Period with respect thereto (subject to the limitations set forth in Section 2.3 and the definition of Interest Period). Any notice not specifying the Type of Borrowing shall be deemed a request for a Borrowing of Alternate Base Rate Loans.
(b)    Amount and Increments of Loans. Each Borrowing shall be made in a minimum aggregate amount of $500,000 (or, if less, the applicable Borrower’s Total Availability) or a higher integral multiple of $250,000.
(c)    Funding of Administrative Agent. Not later than 10:30 a.m. on the Funding Date of a Borrowing, each Lender shall provide the Administrative Agent at the Administrative Agent’s Office (or such other place as the Administrative Agent shall designate from time to time) with immediately available funds covering such Lender’s Percentage of such Borrowing and the Administrative Agent shall pay over such funds to the applicable Borrower (at an account maintained by such Borrower in the United States) upon the Administrative Agent’s receipt of the documents, if any, required under Section 11 with respect to such Loan and provided all of the conditions precedent to the funding of the requested Loans have been satisfied.
2.5    Continuation and/or Conversion of Loans. Each Borrower may elect (i) to continue any outstanding Eurodollar Rate Loan from the current Interest Period of such Loan into a subsequent Interest Period to begin on the last day of such current Interest Period, or (ii) to convert any outstanding Alternate Base Rate Loan into a Eurodollar Rate Loan or, on the last day of the Interest Period with respect thereto, a Eurodollar Rate Loan into an Alternate Base Rate Loan, by giving the Administrative Agent a notice in the form required by Section 2.4. Absent notice of continuation or conversion, each Eurodollar Rate Loan shall automatically convert into an Alternate Base Rate Loan on the last day of the current Interest Period for such Eurodollar Rate Loan, unless paid in full on such last day. Each conversion or continuation of Eurodollar Rate Loans shall be pro-rated among the applicable outstanding Loans of all Lenders. No portion of the outstanding principal of any Loans shall be converted into Eurodollar Rate Loans and no Eurodollar Rate Loans shall be continued into a subsequent Interest Period, less than two weeks before the scheduled Termination Date or at any time that a TCIL Event of Default or Unmatured TCIL Event of Default or a TALICC Event of Default or Unmatured TALICC Event of Default, as applicable, shall exist.
2.6    Maturity of Loans. Unless required to be sooner paid pursuant to the other provisions of this Agreement, the Loans shall mature and be due and payable in full on the scheduled Termination Date.
2.7    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders” and Section 15.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 6.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer hereunder; third, to Cash Collateralize such Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.8; fourth, as the Borrowers may request (with respect to TCIL, so long as no Unmatured TCIL Event of Default or TCIL Event of Default exists, and with respect to TALICC, so long as no Unmatured TALICC Event of Default or TALICC Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.8; sixth, to the payment of any amounts owing to the Lenders, the Issuers or as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, with respect to TCIL, so long as no Unmatured TCIL Event of Default or TCIL Event of Default exists, and with respect to TALICC, so long as no Unmatured TALICC Event of Default or TALICC Event of Default exists, to the payment of any amounts owing to the TCIL or TALICC as a result of any judgment of a court of competent jurisdiction obtained by TCIL or TALICC against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 11.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Disbursements are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.7(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.7(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(1)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4.3 for any period during which that Lender is a Defaulting Lender (and neither Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.8.
(3)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (2) above, TCIL or TALICC, as applicable, shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings that has been reallocated to such Non-Defaulting Lender pursuant to subsection (iv) below, (y) pay to the applicable Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Extensions of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 15.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in subsection (a)(iv) above cannot, or can only partially, be effected, TCIL or TALICC, as applicable, shall, without prejudice to any right or remedy available to it hereunder or under applicable law, Cash Collateralize the Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 5.8.
(a)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, and each Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 2.7(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of either Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.8    Reallocation of Commitments.
(a)    Subject to the conditions set forth in Section 2.8(b), the Borrowers shall have the right at any time and from time to time, but no more frequently than once per calendar quarter, upon five (5) Business Days’ prior written notice to the Administrative Agent to (i) increase the TCIL Commitments by reducing and reallocating by an equivalent amount all or a portion of the TALICC Commitments to the TCIL Commitments or (ii) increase the TALICC Commitments by reducing and reallocating by an equivalent amount all or a portion of the TCIL Commitments to the TALICC Commitments.
(b)    Any reallocation pursuant to Section 2.8(a) shall be subject to the following conditions:
(i)    Each reallocation of Commitment amounts shall be made such that the sum of all the Commitments of each Lender shall not be increased or decreased as a result of any reallocation.
(ii)    Each increase in the aggregate TCIL Commitments or aggregate TALICC Commitments, as the case may be, shall be offset by a corresponding and equivalent reduction in the aggregate TALICC Commitments or aggregate TCIL Commitments, such that the Aggregate Commitment Amount in effect immediately before a reallocation shall be equal to the Aggregate Commitment Amount immediately after giving effect to such reallocation.
(iii)    No reallocation shall increase the aggregate TALICC Commitments to an amount in excess of the greater of (A) $300,000,000 or (B) the amount to which the TALICC Commitments have been increased as a result of a Commitment Increase pursuant to Section 6.7.
(iv)    Each reallocation shall be made pro rata among the Lenders.
(v)    In no event shall (A) the TALICC Commitment be reduced to an amount less than the amount of the TALICC Loans plus TALICC Letter of Credit Outstandings or (B) the TCIL Commitment be reduced to an amount less than the amount of the TCIL Loans plus TCIL Letter of Credit Outstandings.
(vi)    In the event of a reallocation pursuant to Section 2.8(a)(i), delivery of a TALICC Borrowing Base Certificate demonstrating that, immediately after giving effect to such reallocation, TALICC is in compliance with the TALICC Borrowing Base or, in the event of a reallocation pursuant to Section 2.8(a)(ii), delivery of a TCIL Borrowing Base Certificate, demonstrating that, immediately after giving effect to such reallocation, TCIL is in compliance with the TCIL Borrowing Base.
(vii)    No TCIL Event of Default or Unmatured TCIL Event of Default or TALICC Event of Default or Unmatured TALICC Event of Default shall exist.
(c)    The Administrative Agent shall (i) notify each of the Lenders promptly after receiving any notice of reallocation delivered by the Borrowers pursuant to this Section 2.8 and (ii) promptly upon the effectiveness of any such reallocation, distribute to each Lender an updated Schedule I, and the Borrowers hereby authorize such amendment to Schedule I.
(d)    Subject to the conditions set forth in Section 2.8(e), the Borrowers shall have the right at any time and from time to time, but no more frequently than one time per calendar quarter, upon five (5) Business Days’ prior written notice to the Administrative Agent to (i) increase the TCIL LC Commitments by reducing and reallocating by an equivalent amount, all or a portion of the TALICC LC Commitments to the TCIL LC Commitments or (ii) increase the TALICC LC Commitments by reducing and reallocating by an equivalent amount, all or a portion of the TCIL LC Commitments to the TALICC LC Commitments.
(e)    Any reallocation pursuant to Section 2.8(d) shall be subject to the following conditions:
(i)    Each reallocation of LC Commitment amounts shall be made such that the sum of all the LC Commitments of each Issuer shall not be increased or decreased as a result of any reallocation.
(ii)    Each increase in the aggregate TCIL LC Commitments or aggregate TALICC LC Commitments, as the case may be, shall be offset by a corresponding and equivalent reduction in the aggregate TALICC LC Commitments or aggregate TCIL LC Commitments, such that the LC Commitments in effect immediately before a reallocation shall be equal to the LC Commitments immediately after giving effect to such reallocation.
(iii)    Each reallocation shall be made pro rata among the Issuers.
(iv)    In no event shall (A) the TALICC LC Commitment be reduced to an amount less than the amount of TALICC Letter of Credit Outstandings, (B) the TCIL LC Commitment be reduced to an amount less than the amount of TCIL Letter of Credit Outstandings, (C) the TALICC LC Commitment exceed the TALICC Commitment or (D) the TCIL LC Commitment exceed the TCIL Commitment.
(v)    No TCIL Event of Default or Unmatured TCIL Event of Default or TALICC Event of Default or Unmatured TALICC Event of Default shall exist.
SECTION 3.    EVIDENCE OF LOANS.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of either Borrower hereunder to pay any amount owing with respect to the Liabilities. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, TCIL and TALICC, as applicable, shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note or Notes and endorse thereon the date, Type and amount of each of its Loans, the Interest Period therefor (if applicable) and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 4.    INTEREST AND FEES.
4.1    Interest. Subject to Section 4.2,
(a)    Alternate Base Rate Loans. The unpaid principal of the Alternate Base Rate Loans shall bear interest prior to maturity at a rate per annum equal to the sum of (i) the Alternate Base Rate in effect from time to time plus (ii) the Alternate Base Rate Margin in effect from time to time, payable on each Payment Date and at maturity.
(a)    Eurodollar Rate Loans. The unpaid principal of the Eurodollar Rate Loans shall bear interest prior to maturity at a rate per annum equal to the sum of (i) the Eurodollar Rate (Reserve Adjusted) in effect for each applicable Interest Period plus (ii) the Eurodollar Margin in effect from time to time, payable on each Payment Date and at maturity.
4.2    Default Interest. With respect to TCIL Loans, TCIL, and with respect to TALICC Loans, TALICC, shall pay interest on any amount of principal of any TCIL Loan or TALICC Loan, as applicable, which is not paid when due, whether at stated maturity, by acceleration or otherwise, after as well as before judgment, accruing from the date such amount shall have become due to the date of payment thereof in full at the Default Rate. While any other TALICC Event of Default exists, upon the request of the Majority Lenders, TALICC shall pay interest on the principal amount of all outstanding TALICC Loans and, to the extent permitted by applicable law, all of its other Liabilities, at a rate per annum equal to the Default Rate. While any other TCIL Event of Default exists, upon the request of the Majority Lenders, TCIL shall pay interest on the principal amount of all outstanding TCIL Loans and, to the extent permitted by applicable law, all of its other Liabilities, at a rate per annum equal to the Default Rate.
4.3    Non-use Fee. Each Borrower agrees to pay to the Administrative Agent for the pro rata benefit of the Lenders in accordance with their respective Percentages, a fee (the “Non-use Fee”) during the period from the Restatement Effective Date to the Termination Date in an amount equal to the Non-use Fee Rate per annum in effect from time to time on such Borrower’s daily actual Total Availability, subject to adjustment as provided in Section 2.7. The Non-use Fee shall be payable in arrears on each Payment Date and on the Termination Date for any period then ending for which the Non-use Fee shall not have been theretofore paid.
4.4    Letter of Credit Fees. Each Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Lenders in accordance with their respective Percentages, a fee for each Letter of Credit (the “Letter of Credit Fee”) for the period from the date of the issuance of such Letter of Credit for the account such Borrower to the date upon which such Letter of Credit expires or is otherwise terminated, of (a) in the case of each Commercial Letter of Credit issued for the account of such Borrower, 0.75% per annum times the Stated Amount of such Letter of Credit, and (b) in the case of each Standby Letter of Credit issued for the account of such Borrower, the LC Fee Rate per annum in effect from time to time times the Stated Amount of such Letter of Credit. Such fee shall be payable by the applicable Borrower in arrears on each Payment Date and on the Termination Date (and thereafter on demand) for the period then ending for which such fee shall not theretofore have been paid. Notwithstanding the foregoing or any other provision of this Agreement, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to Section 5.8 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Percentages allocable to such Letter of Credit pursuant to Section 2.7(a)(iv), with the balance of such fee, if any, payable to such Issuer for its own account.
4.5    Fronting Fees. Each Borrower agrees to pay to the applicable Issuer a fronting fee for each Letter of Credit issued for the account of such Borrower by such Issuer at the times and in the amounts separately agreed to by such Borrower and such Issuer.
4.6    Fees. Each Borrower shall pay to the Administrative Agent, the Syndication Agent, the Documentation Agent and the Joint Lead Arrangers, for their own respective accounts, such fees as may be mutually agreed upon from time to time by such parties.
4.7    Method of Calculating Interest and Fees. Interest on each Alternate Base Rate Loan bearing interest based on Bank of America’s prime rate and any fees payable under Section 4.3 shall be computed on the basis of a year consisting of 365 or 366 days, as the case may be, and paid for actual days elapsed, calculated as to each applicable period from the first day thereof to the last day thereof. All other interest and fees shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each applicable period from the first day thereof to the last day thereof.
SECTION 5.    LETTERS OF CREDIT.
5.1    Issuance Requests. By delivering to the Administrative Agent and the applicable Issuer an Issuance Request on or before 12:00 noon each Borrower may request, from time to time prior to the Termination Date and on not less than three nor more than ten Business Days’ notice, that such Issuer issue a Letter of Credit for the account of such Borrower; provided that (x) (i) the TCIL Letter of Credit Outstandings shall not at any time exceed the TCIL LC Commitments, (ii) the TALICC Letter of Credit Outstandings shall not at any time exceed the TALICC LC Commitments, and (iii) the Letter of Credit Outstandings shall not at any time exceed the LC Commitments, (y) the TCIL Usage shall not at any time exceed the TCIL Credit Capacity, and (z) the TALICC Usage shall not at any time exceed the TALICC Credit Capacity. Such Issuance Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuer, by personal delivery or by any other means acceptable to the Issuer. Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the Lenders thereof. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of 12 months from its date of issuance and 14 days prior to the scheduled Termination Date.
The Administrative Agent, the Lenders and TCIL hereby agree, anything in any Issuance Request to the contrary notwithstanding, that any and all provisions of any Issuance Request purporting to grant a security interest in any asset of TCIL are null and void, it being the intention of the parties that security for the TCIL Reimbursement Obligations in respect of any Letter of Credit shall be provided as described in Section 5.8 and pursuant to the documents described in Section 8.1. Notwithstanding the terms of any Issuance Request for a Commercial Letter of Credit, in no event may TCIL extend the time for reimbursing any drawing under a Commercial Letter of Credit by obtaining a bankers’ acceptance from the relevant Issuer.
In the event of any conflict between the terms hereof and the terms of any Issuance Request, the terms hereof shall control.
5.2    Issuances and Extensions.
(a)    Subject to the terms and conditions of this Agreement (including Section 11), each Issuer shall issue Letters of Credit in accordance with Issuance Requests made therefor; provided that no Letter of Credit shall be deemed to be issued under this Agreement unless the Issuer (other than Bank of America) notifies the Administrative Agent of the issuance of such Letter of Credit.
(b)    Each Issuer will make available the original of each Letter of Credit which it issues in accordance with the Issuance Request therefor (and will promptly provide the Administrative Agent with a copy of such Letter of Credit).
(c)    An Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such Issuer in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuer;
(iii)    such Letter of Credit is to be denominated in a currency other than Dollars;
(iv)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
(v)    any Lender is at such time a Defaulting Lender, unless such Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.7(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Outstandings as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(vi)    the issuance of such Letter of Credit would cause the (A) the TCIL Letter of Credit Outstandings with respect to Letters of Credit issued by such Issuer to exceed such Issuer’s TCIL LC Commitment or (B) the TALICC Letter of Credit Outstandings with respect to Letters of Credit issued by such Issuer to exceed such Issuer’s TALICC LC Commitment.
(d)    No Issuer shall amend any Letter of Credit if such Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(e)    No Issuer shall be under any obligation to amend any Letter of Credit if (i) such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(f)    Each Issuer shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith, and each Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuance Requests and applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included such Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuer.
5.3    Documentary and Processing Charges Payable to each Issuer. Each Borrower agrees to pay directly to the applicable Issuer for its own account all customary fees and standard costs and charges of such Issuer in connection with the issuance, maintenance, modification (if any) and administration of each Letter of Credit issued by such Issuer for the account of such Borrower upon demand from time to time. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
5.4    Other Lenders’ Participation. Each Letter of Credit issued pursuant to Section 5.2 shall, effective upon its issuance and without further action, be issued on behalf of all Lenders (including the Issuer thereof) pro rata according to their respective Percentages. Each Lender shall, to the extent of its Percentage, be deemed irrevocably to have participated in the issuance of such Letter of Credit and shall promptly pay to the Administrative Agent for the account of the Issuer thereof an amount equal to such Lender’s Percentage of the amount of any drawings which have not been reimbursed by TCIL or TALICC, as applicable, in accordance with Section 5.5, or which have been reimbursed by TCIL or TALICC, as applicable, but must be returned or disgorged by such Issuer for any reason, and each Lender (unless such Lender is then a Defaulting Lender) shall, to the extent of its Percentage, be entitled to receive from the Administrative Agent a ratable portion of the Letter of Credit Fees received by the Administrative Agent pursuant to Section 4.4, with respect to each Letter of Credit. In the event that TCIL or TALICC, as applicable, shall fail to reimburse any Issuer (through the Administrative Agent), or if for any reason Loans shall not be made to fund any Reimbursement Obligation, all as provided in Section 5.5 and in an amount equal to the amount of any drawing honored by such Issuer under a Letter of Credit issued by it, or in the event such Issuer must for any reason return or disgorge such reimbursement, the Administrative Agent shall promptly notify such Issuer and each Lender of the unreimbursed amount of such drawing and of such Lender’s respective participation therein. Each Lender shall make available to the Administrative Agent, for the account of such Issuer, whether or not any Event of Default or Unmatured Event of Default shall exist, an amount equal to such Lender’s respective participation in same day or immediately available funds at the office of the Administrative Agent not later than 10:00 a.m. on the Business Day after the date notified by such Issuer. The Administrative Agent will promptly make available to the applicable Issuer any amounts received by it pursuant to the preceding sentence. In the event that any Lender fails to make available to the Administrative Agent the amount of such Lender’s participation in such Letter of Credit as provided herein, such Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the daily average Federal Funds Rate for three Business Days (together with such other compensatory amounts determined by the Administrative Agent in accordance with banking industry rules on interbank compensation) and thereafter at the Alternate Base Rate plus 2%. Nothing in this Section shall be deemed to prejudice the right of any Lender to recover from any Issuer any amounts made available by such Lender to such Issuer pursuant to this Section in the event that it is determined by a court of competent jurisdiction that the applicable payment with respect to a Letter of Credit by such Issuer constituted gross negligence or willful misconduct on the part of such Issuer. Each Issuer shall pay to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under this Section with respect to any Letter of Credit issued by such Issuer, such Lender’s Percentage of all payments received by such Issuer from TCIL or TALICC, as applicable, in reimbursement of drawings honored by such Issuer under such Letter of Credit when such payments are received. The Administrative Agent will promptly make available to the applicable Lenders any amounts received by it from an Issuer pursuant to the preceding sentence.
Each Lender’s obligation to participate in Letters of Credit shall (a) continue notwithstanding termination of the Commitments until all Liabilities with respect to Letter of Credit Outstandings have been fully and finally paid and (b) be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuer, TCIL, TALICC or any other Person for any reason whatsoever; (ii) (x) with respect to TCIL, the occurrence or continuance of a TCIL Event of Default or an Unmatured TCIL Event of Default and (y) with respect to TALICC, the occurrence or continuance of a TALICC Event of Default or an Unmatured TALICC Event of Default or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Alternate Base Rate Loans pursuant to Section 5.5 is subject to the conditions set forth in Section 11.2 (other than delivery by a Borrower of a Loan Request).
5.5    Disbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuer of such Letter of Credit will notify TCIL or TALICC, as applicable, and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, or of any draft thereunder (any such payment, a “Disbursement”). Prior to 10:00 a.m. on the date of any payment by the Issuer under a Letter of Credit (a “Disbursement Date”), TCIL or TALICC, as applicable, will reimburse the applicable Issuer through the Administrative Agent for all amounts which it has disbursed under the Letter of Credit. To the extent the applicable Issuer is not reimbursed in full in accordance with the second sentence of this Section, the applicable Borrower’s Reimbursement Obligation shall accrue interest at the Default Rate, payable on demand. In the event the applicable Issuer is not reimbursed by TCIL or TALICC, as applicable, on the Disbursement Date, or if such Issuer must for any reason return or disgorge such reimbursement, the Lenders shall, on the terms and subject to the conditions of this Agreement, make Loans that are Alternate Base Rate Loans on the next Business Day in an aggregate amount equal to the Reimbursement Obligations as provided in Section 2.1 (the applicable Borrower being deemed to have given a timely Loan Request therefor for such amount); provided that, for the purpose of determining the availability of the Commitments immediately prior to giving effect to the application of the proceeds of such Loans, such Reimbursement Obligation shall be deemed not to be outstanding at such time. The proceeds of the Loans made pursuant to the preceding sentence will be turned over to the applicable Issuer in satisfaction of the Reimbursement Obligation.
5.6    Reimbursement Obligations Absolute. TCIL’s obligation (a “TCIL Reimbursement Obligation”) and TALICC’s obligation (a “TALICC Reimbursement Obligation”) under Section 5.5 to reimburse an Issuer with respect to each Disbursement (including interest thereon) made under any Letter of Credit, and each other Lender’s obligation to make participation payments in each drawing which has not been reimbursed by such Borrower, shall be absolute and unconditional under any and all circumstances, including:
(a)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(b)    the existence of any claim, counterclaim, setoff, defense or other right that the applicable Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(c)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(d)    waiver by the Issuer of any requirement that exists for the Issuer’s protection and not the protection of TCIL or TALICC, as applicable, or any waiver by the Issuer that does not in fact materially prejudice TCIL or TALICC, as applicable,;
(e)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(f)    any payment made by the Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(g)    any payment by the applicable Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(h)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, TCIL or TALICC, as applicable, or any their respective Subsidiaries.
Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against such Issuer and its correspondents unless such notice is given as aforesaid.
5.7    Role of Issuers. Each Lender and TCIL and TALICC agree that, in making any Disbursement under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued for such Borrower’s account; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable or responsible for any of the matters described in clauses (a) through (h) of Section 5.6); provided that anything in such clauses to the contrary notwithstanding, TCIL or TALICC, as applicable, may have a claim against an Issuer, and such Issuer may be liable to TCIL or TALICC, as applicable, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by TCIL or TALICC, as applicable, which TCIL or TALICC, as applicable, proves were caused by such Issuer’s willful misconduct or gross negligence or such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
5.8    Deemed Disbursements; Cash Collateral.
(a)    Deemed Disbursements. During the existence of any TCIL Event of Default or TALICC Event of Default, an amount equal to that portion of TCIL Letter of Credit Outstandings or TALICC Letter of Credit Outstandings, as applicable, attributable to outstanding and undrawn Letters of Credit issued for the account of the applicable Borrower shall, at the election of the Majority Lenders, and without demand upon or notice to such Borrower, be deemed to have been paid or disbursed by the applicable Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by such Issuer to the Administrative Agent and such Borrower of its obligations under this Section, such Borrower shall be immediately obligated to reimburse such Issuer the amount deemed to have been so paid or disbursed by such Issuer. Any amounts so received by such Issuer from a Borrower pursuant to this Section shall be turned over to the Administrative Agent and held as collateral security for the repayment of such Borrower’s obligations in connection with the Letters of Credit issued by such Issuer. At any time when such Letters of Credit shall terminate and all liabilities of each Issuer with respect to Letters of Credit issued by it are either terminated or paid or reimbursed to such Issuer in full, the Liabilities of such Borrower under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from such Issuer), and, provided that no TCIL Event of Default or Unmatured TCIL Event of Default or TALICC Event of Default or Unmatured TALICC Event of Default, as applicable, exists, the Administrative Agent will return to the applicable Borrower the excess, if any, of (a) the aggregate amount deposited by such Borrower with the Administrative Agent and not theretofore applied to any Reimbursement Obligation of such Borrower over (b) the aggregate amount of all Reimbursement Obligations of such Borrower over pursuant to this Section, as so adjusted. At such time when all TCIL Events of Default or TALICC Events of Default, as applicable, shall have been cured or waived, the Administrative Agent shall return to the applicable Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section. To the extent any amounts on deposit pursuant to this Section shall, until their application to any Reimbursement Obligation or their return to the applicable Borrower, as the case may be, bear interest, such interest shall be held by the Administrative Agent as additional collateral security for the repayment of such Borrower’s Liabilities in connection with the Letters of Credit.
(b)    Cash Collateral and Defaulting Lender. If any Letter of Credit Outstandings with respect to either Borrower exist at the time a Lender is a Defaulting Lender, the applicable Borrower shall, within three Business Days of delivery of written notice by the Administrative Agent, Cash Collateralize the amount of the Defaulting Lender’s Percentage of the TCIL Letter of Credit Outstandings or the TALICC Letter of Credit Outstandings, as applicable. If a Borrower is required to provide an amount of cash collateral pursuant to this Section 5.8(b), such cash collateral shall be released and promptly returned to such Borrower from time to time to the extent the amount deposited shall exceed the Defaulting Lender’s Percentage of the TCIL Letter of Credit Outstandings or the TALICC Letter of Credit Outstandings, as applicable, or if such Lender ceases to be a Defaulting Lender. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, such Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Lien on Cash Collateral. This Agreement sets forth certain additional requirements to deliver Cash Collateral. Each Borrower hereby grants to Administrative Agent a security interest (subject, with respect to TCIL, to the TCIL Collateral Documents) in all such cash, all deposit accounts into which such cash is deposited, all balances in such accounts and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.
(d)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 5.8 or Sections 2.7, 5.2, 6.3, or 12.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Outstandings, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(e)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 15.8(a))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of TCIL shall not be released during the continuance of an Unmatured TCIL Event of Default or TCIL Event of Default and Cash Collateral furnished by or on behalf of TALICC shall not be released during the continuance of an Unmatured TALICC Event of Default or TALICC Event of Default, and (y) the Person providing Cash Collateral and the Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
5.9    Nature of Reimbursement Obligations. Each Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit issued for the account of such Borrower by the beneficiary thereof. None of the Administrative Agent, any Issuer or any Lender (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:
(a)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)    failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
(d)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile or otherwise; or
(e)    any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit or of the proceeds thereof.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted the Administrative Agent any Issuer or any Lender hereunder. In furtherance and extension, and not in limitation or derogation, of the foregoing, any action taken or omitted to be taken by any Issuer in good faith shall be binding upon the applicable Borrower and shall not put such Issuer under any resulting liability to such Borrower.
5.10    Increased Costs; Indemnity. If by reason of (a) any Change in Law, or (b) compliance by any Issuer or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority, including Regulation D of the FRB:
(i)    any Issuer or any Lender shall be subject to any Tax (other than Taxes on overall net income and franchises that are imposed as a result of such Issuer or Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax), levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 5, whether directly or by such being imposed on or suffered by such Issuer or any Lender;
(ii)    any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by any Issuer or participations therein purchased by any Lender; or
(iii)    there shall be imposed on any Issuer or any Lender any other condition regarding this Section 5, any Letter of Credit or any participation therein;
and the result of the foregoing is directly or indirectly to increase the cost to such Issuer of issuing, making or maintaining any Letter of Credit or the cost to such Lender of purchasing or maintaining any participation therein, or to reduce any amount receivable in respect thereof by such Issuer or such Lender, then and in any such case such Issuer or such Lender may, at any reasonable time after the additional cost is incurred or the amount received is reduced, notify the Borrowers thereof, and TCIL or TALICC, as applicable, shall, severally and not jointly, pay on demand such amounts as such Lender or each Issuer, may specify to be necessary to compensate such Issuer or Lender for such additional cost or reduced receipt. The determination by such Issuer or Lender, as the case may be, of any amount due pursuant to this Section, as set forth in a statement setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and presumptively valid and binding on all of the parties hereto. In addition to amounts payable as elsewhere provided in this Section 5, each of TALICC and TCIL, as applicable, hereby agrees for itself, severally and not jointly, to protect, indemnify, pay and save each Lender and each Issuer, harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which such Issuer or such Lender may incur or be subject to as a consequence, direct or indirect, of (x) the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of such Issuer as determined by a court of competent jurisdiction, or (y) the failure of such Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
5.11    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the ISP and the UCP at the time of issuance shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuer shall be responsible to either Borrower for, and no Issuer’s rights and remedies against such Borrower shall be impaired by, any action or inaction of an Issuer required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit issued for the account of such Borrower or this Agreement, including the law or any order of a jurisdiction where an Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
SECTION 6.    PAYMENTS, OFFSETS, PREPAYMENTS AND REDUCTION OR TERMINATION OF THE COMMITMENTS; BORROWING BASE; INCREASE IN COMMITMENTS.
6.1    Payments Generally. Except as otherwise specified in this Agreement, all payments hereunder (including payments with respect to the Loans) shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off and shall be made in coin or currency of the United States which at the time of payment shall be legal tender for the payment of public and private debts in immediately available funds by the applicable Borrower to the Administrative Agent for the account of the Lenders, pro rata according to the unpaid principal amounts of the Loans held by them. All such payments shall be made to the Administrative Agent, prior to 10:30 a.m. on the date due at the Administrative Agent’s Office or at such other place as may be designated by the Administrative Agent to the Borrowers in writing. Any payment received after 10:30 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly remit in immediately available funds to each Lender or the applicable Issuer, as the case may be, its share of all such payments received by the Administrative Agent for the account of such Lender or such Issuer, as applicable. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or any fees. For purposes of the imposition of any tax (other than taxes on net income and franchises), levy, charge or withholding of any nature or any variation thereof or any penalty with respect to the maintenance or fulfillment of the applicable Borrower’s obligations under this Agreement, whether directly or by such being imposed on or suffered by the Administrative Agent, any Lender, any Issuer or the TCIL Collateral Agent, all payments hereunder shall be made from sources within the United States by the applicable Borrower. Any payments or prepayments to be applied to the outstanding amount of any Loans shall be applied to the Loans held by the Lenders that are not Defaulting Lenders ratably (based upon the outstanding amount of all Loans held by all Lenders that are not Defaulting Lenders) until each Lender (including any Defaulting Lender) has its Percentage of all of the outstanding amount of the Loans, and the balance, if any, of such payments or prepayments shall be applied to the Loans of all Lenders in accordance with their respective Percentages.
6.2    Prepayments.
(a)    Mandatory. If at any time the TCIL Usage exceeds the TCIL Credit Capacity, TCIL shall immediately make a mandatory prepayment to the Administrative Agent (which shall be applied (or held for application, as the case may be) by the Administrative Agent first to the aggregate unpaid principal amount of the TCIL Loans then outstanding and then to the payment or Cash Collateralization of the TCIL Letter of Credit Outstandings) in an amount sufficient to eliminate such excess. If at any time the TALICC Usage exceeds the TALICC Credit Capacity, TALICC shall immediately make a mandatory prepayment to the Administrative Agent (which shall be applied (or held for application, as the case may be) by the Administrative Agent to the aggregate unpaid principal amount of the TALICC Loans then outstanding and then to the payment or Cash Collateralization of the TALICC Letter of Credit Outstandings) in an amount sufficient to eliminate such excess.
(b)    Optional.
(i)    General Prepayments. Each Borrower may from time to time (subject to the notice and minimum prepayment provisions set forth in this clause (i)), upon prior written or telephonic notice received by the Administrative Agent in a form acceptable to the Administrative Agent (which shall promptly advise each Lender thereof) at least three Business Days prior to any prepayment of Eurodollar Rate Loans and one Business Day prior to any prepayment of Alternate Base Rate Loans, prepay the principal of the Loans in whole or in part without premium or penalty; provided that (x) any partial prepayment of principal pursuant to this clause (b)(i) shall be in a minimum amount of $500,000 or any whole multiple of $250,000 in excess thereof and (y) any prepayment of a Eurodollar Rate Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 7.5. The applicable Borrower shall promptly confirm in writing any telephonic notice of prepayment in writing.
(ii)    Special Prepayments. Either Borrower may from time to time prepay any Loan pursuant to the provisions of Section 7.7. Any prepayment of the principal of the Loans pursuant to this clause (b)(ii) shall include accrued interest to the date of prepayment on the principal amount being prepaid.
(c)    Application. Any prepayment pursuant to Section 6.2(a) or 6.2(b) above shall be applied to such Loans as the applicable Borrower shall direct or, in the absence of such direction: first, to any Eurodollar Rate Loan with an Interest Period ending on the date of such prepayment, second, to any Alternate Base Rate Loans outstanding on such date, and third, to such other Loans as the Administrative Agent may reasonably determine.
6.3    Reduction or Termination of Commitments.
(a)    TCIL may from time to time, upon at least 5 Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof), permanently reduce the TCIL Commitment Amount to an amount that is not less than the TCIL Usage. TALICC may from time to time, upon at least 5 Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof), permanently reduce the TALICC Commitment Amount to an amount that is not less than the TALICC Usage. Any such reduction shall be in an amount of $5,000,000 or a higher integral multiple of $1,000,000. TCIL may at any time on like notice terminate the TCIL Commitments upon payment in full of the outstanding TCIL Loans and all other related Liabilities and by replacing and surrendering all issued and outstanding Letters of Credit issued for TCIL’s account or, at the applicable Issuers’ option, providing Cash Collateral security for all TCIL Letter of Credit Outstandings in accordance with Section 5.8. TALICC may at any time on like notice terminate the TALICC Commitments upon payment in full of the outstanding TALICC Loans and all other related Liabilities and by replacing and surrendering all issued and outstanding Letters of Credit issued for TALICC’s account or, at the applicable Issuers’ option, providing Cash Collateral security for all TALICC Letter of Credit Outstandings in accordance with Section 5.8.
(b)    Any reduction of the TCIL Commitments or TALICC Commitments pursuant to clause (a) above shall be applied to the applicable Commitment of each Lender according to its Percentage.
6.4    Offset. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, (x) upon the occurrence of any TCIL Event of Default described in Section 12.1 or any Unmatured TCIL Event of Default described in Section 12.1(e) and (y) upon the occurrence of any TALICC Event of Default described in Section 12.1 or any Unmatured TALICC Event of Default described in Section 12.1(e), have the right to appropriate and apply to the payment of the Liabilities owing to it (whether or not due) any and all balances, credits, deposits, accounts or moneys solely of TCIL or TALICC, as applicable, then or thereafter with such Lender or any Affiliate thereof, and each such Affiliate is hereby irrevocably authorized to permit such setoff, provided that any such appropriation and application shall be subject to the provisions of Section 6.5; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and the Issuers and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
6.5    Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Loan or Letter of Credit in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of all Loans and Letters of Credit (including after giving effect to the loss of any payment or recovery by any other Lender), such Lender shall purchase from the other Lenders such participations in the Loans and/or Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender which is required to restore such purchase price shall pay its pro rata share of such interest. The Borrowers agree that any Lender so purchasing a participation from the other Lenders under this Section 6.5 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off pursuant to Section 6.4) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
6.6    Borrowing Base.
(a)    TCIL Borrowing Base. With respect to TCIL, the borrowing base (the “TCIL Borrowing Base”) as of any date shall be an amount equal to the total of:
(i)    the sum of:
(A)    80% of the net investment of TCIL in Direct Finance Leases of SIA Container Equipment as recorded on TCIL’s balance sheet (determined in accordance with GAAP consistently applied);
(B)    83.33% of the result of (x) the Net Book Value of TCIL’s (not including any Subsidiary’s) SIA Container Equipment (not including the Net Book Value, if any, of (A) any lost, stolen or destroyed SIA Container Equipment to the extent the Net Book Value thereof (calculated as though not lost, stolen or destroyed) exceeds $250,000, and such SIA Container Equipment has been off-hire and no longer billed to a lessee for a period in excess of 90 days, and (B) any spare parts comprising any portion of SIA Container Equipment) minus (y) Unsecured Vendor Debt and trade payables incurred in connection with the acquisition of such SIA Container Equipment; and
(C)    80% of the Book Value (net of reserves in accordance with GAAP) of Casualty Receivables which are outstanding for 120 days or less (excluding Casualty Receivables from Affiliated Entities in excess of $5,000,000 in the aggregate);
(ii)    minus the sum of (A) the current portion of Subordinated Funded Debt; (B) 20% of the TCIL Letter of Credit Outstandings allocable to commercial Letters of Credit; (C) the outstanding principal amount of Total Senior Debt (other than Indebtedness hereunder) secured by (x) Direct Finance Leases of SIA Container Equipment, (y) SIA Container Equipment and/or (z) Casualty Receivables; and (D) accrued and unpaid interest on Total Senior Debt secured by (x) Direct Finance Leases of SIA Container Equipment, (y) SIA Container Equipment and/or (z) Casualty Receivables;
in each case, calculated in accordance with GAAP.
(b)    TALICC Borrowing Base. With respect to TALICC, the borrowing base (the “TALICC Borrowing Base”) as of any date shall be an amount equal to 80% of the Net Book Value of TALICC’s Eligible TALICC Containers.
(c)    The TCIL Borrowing Base shall be set forth (showing all calculations) in a TCIL Borrowing Base Certificate and the TALICC Borrowing Base shall be set forth (showing all calculations) in a TALICC Borrowing Base Certificate, in each case duly executed and delivered by an Authorized Officer. Any TCIL Borrowing Base Certificate or TALICC Borrowing Base Certificate delivered pursuant to Section 10.1(d) or 11.2(e) shall remain effective until delivery of a new TCIL Borrowing Base Certificate or TALICC Borrowing Base Certificate pursuant to Section 10.1(d) or 11.2(e); provided that in connection with any Loan Request for Loans, TCIL may submit an interim updated TCIL Borrowing Base Certificate showing the effect that the use of the proceeds of such Loans will have on the items described in Section 6.6(a)(i)(B)(y), in Section 6.6(a)(ii)(A), Section 6.6(a)(ii)(B) or Section 6.6(a)(ii)(C) of the definition of “TCIL Borrowing Base”, it being understood that to the extent necessary, such interim TCIL Borrowing Base Certificate may be prepared by TCIL using good faith reasonable estimates of the information contained therein. Any such updated interim TCIL Borrowing Base Certificate shall include a representation by an Authorized Officer that (x) the proceeds of such Loans (or the relevant portion thereof) will be used to pay Indebtedness of the type described in such Section 6.6(a)(i)(B)(y), in Section 6.6(a)(ii)(A), Section 6.6(a)(ii)(B) or Section 6.6(a)(ii)(C) in Section 6.6(a) and (y) to the extent necessary, such TCIL Borrowing Base Certificate was prepared using TCIL’s good faith reasonable estimates of the information contained therein.
(d)    At no time shall the TCIL Usage exceed the current TCIL Borrowing Base as shown on the most recently delivered TCIL Borrowing Base Certificate. At no time shall the TALICC Usage exceed the current TALICC Borrowing Base as shown on the most recently delivered TALICC Borrowing Base Certificate.
6.7    Increase in the Aggregate Commitment Amount.
(a)    The Borrowers may at any time (but not more than twice in any calendar quarter), by means of a letter to the Administrative Agent, request that the TCIL Commitment Amount and TALICC Commitment Amount be increased (a “Commitment Increase”) as of the date specified in such letter (the “Increase Date”) by (i) increasing the TCIL Commitment and TALICC Commitment of any Lender (an “Increasing Lender”) that has agreed to such increase (it being understood that no Lender shall have any obligation to increase its Commitment pursuant to this Section 6.7) and/or (ii) adding one or more Eligible Assignees (each an “Additional Lender”) as parties hereto, in each case with a Commitment in the amount agreed to by such Additional Lender; provided that (A) the aggregate amount of all such Commitment Increases shall not exceed $250,000,000 during the term of this Agreement, (B) each Commitment Increase shall be in a minimum amount of $10,000,000, (C) the Commitment of each Additional Lender shall be $10,000,000 or more, and (D) the Percentage of the TALICC Commitments of each Lender, including any Additional Lender, shall at all times equal the Percentage of TCIL Commitments of such Lender.
(b)    On each Increase Date, (x) each applicable Additional Lender shall become a party to this Agreement with the rights and obligations of a “Lender” hereunder and (y) the Commitment of each applicable Increasing Lender shall be increased by the amount agreed by such Increasing Lender; provided that:
(i)    on such Increase Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by an Authorized Officer of the applicable Borrower, dated such Increase Date stating that: (A) the representations and warranties contained in Section 9 are true and correct on and as of such Increase Date, before and after giving effect to the Commitment Increase, as though made on and as of such Increase Date, (B) no material adverse change has occurred since the date of the financial statements most-recently delivered pursuant to Section 10.1(a) and (C) no TCIL Event of Default, Unmatured TCIL Event of Default, TALICC Event of Default, or Unmatured TALICC Event of Default exists;
(ii)    on or before such Increase Date, the Administrative Agent shall have received the following, each dated such Increase Date, for further distribution to each Lender (including each Additional Lender): (A) certified copies of resolutions of the board of directors of the applicable Borrower approving the Commitment Increase and any corresponding modifications to this Agreement; (B) such other approvals or documents as any Lender through the Administrative Agent may reasonably request in connection with such Commitment Increase; (C) a joinder agreement from each Additional Lender, if any, in form and substance reasonably satisfactory to the applicable Borrower and the Administrative Agent; and (D) written confirmation from each Increasing Lender of the increase in the amount of its Commitment hereunder, in form and substance reasonably satisfactory to the applicable Borrower and the Administrative Agent.
On each Increase Date, upon fulfillment of the conditions set forth in this Section 6.7(b), the Administrative Agent shall notify the Lenders (including each Additional Lender) and the Borrowers of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Additional Lender on such date. Each Increasing Lender and each Additional Lender shall, before 10:30 a.m. on the Increase Date, make available for the account of its applicable lending office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, an aggregate amount to be distributed to the other Lenders for the account of their respective applicable lending offices such that, after giving effect to such distribution, each Lender has a ratable share (calculated based on its Commitment as a percentage of the Aggregate Commitment Amount after giving effect to such Commitment Increase) of each outstanding Borrowing. Each Borrower acknowledges that, in order to maintain Borrowings in accordance with each Lender’s ratable share thereof, a reallocation of the Commitments as a result of a non-pro-rata increase in the aggregate Commitments may require prepayment of all or portions of certain Borrowings on the date of such increase (and any such prepayment shall be subject to the provisions of Section 7.5).
SECTION 7.    ADDITIONAL PROVISIONS RELATING TO EURODOLLAR RATE LOANS; CAPITAL ADEQUACY; TAXES.
7.1    Increased Cost. If, as a result of any Change in Law:
(a)    any tax is imposed on any Lender or Issuer or the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Loan is changed (other than in respect of Taxes on the overall net income of such Lender or Issuer that are imposed as a result of such Lender or Issuer having its principal office located in the jurisdiction imposing such Tax);
(b)    any reserve, special deposit, compulsory loan, insurance charge or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender are imposed, modified or deemed applicable; or
(c)    any other condition, cost or expense affecting this Agreement or any Eurodollar Rate Loan is imposed on any Lender or the interbank eurodollar markets;
and such Lender determines that, solely by reason thereof, the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) is increased, or the amount of any sum receivable by such Lender hereunder in respect of any of the Loans (whether of principal, interest or any other amount) is reduced, then the applicable Borrower shall pay to such affected Lender upon written demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to the applicable Borrower) such additional amount or amounts as will compensate such Lender for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by a Lender for purposes of this Section of the additional amounts required to compensate such Lender in respect of the foregoing shall be final and presumptively valid and binding on all of the parties hereto, absent manifest error.
7.2    Deposits Unavailable or Interest Rate Unascertainable.
(a)    If prior to the first day of an Interest Period for a Eurodollar Rate Loan the Majority Lenders determine (which determination shall be conclusive and binding on the parties hereto) that (i) Dollar deposits, of the relevant amount for the relevant Interest Period, are not available to banks in the London interbank eurodollar market (“Impacted Loans”), (ii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable to such Interest Period or (iii) the Eurodollar Rate for any requested Interest Period with respect to such Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent shall promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice, and any notice of new or continued Eurodollar Rate Loans previously given by the Borrowers and not yet borrowed, converted or continued shall be deemed a notice to make, convert into or continue Alternate Base Rate Loans.
(b)    Notwithstanding Section 7.2(a), if the Majority Lenders have made the determination described in clause (i) of Section 7.2(a), the Administrative Agent, in consultation with the Borrowers and the Majority Lenders, may establish an alternative interest rate for the Impacted Loans, in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Majority Lenders revoke the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 7.2(a), (2) the Administrative Agent or the Majority Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans with an interest rate determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.
(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), or the Borrowers or Majority Lenders notify the Administrative Agent (with, in the case of Majority Lenders, a copy to the Borrowers) that the Borrowers or Majority Lenders (as applicable) have reasonably determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 7.2, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrowers, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).
7.3    Changes in Law Rendering Eurodollar Rate Loans Unlawful. If at any time due to any new law, treaty or regulation, or any change of any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it is unlawful for any Lender to perform its obligations hereunder or to make, maintain or fund, or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then the obligation of such Lender to issue, make, fund or charge interest with respect to any Credit Extension or provide Eurodollar Rate Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. Upon receipt of such notice, each Borrower shall, if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert its affected Eurodollar Rate Loans to Alternate Base Rate Loans or prepay such Eurodollar Rate Loans (and all Eurodollar Rate Loans of all other Lenders which have the same Interest Period).
7.4    Capital Adequacy. If any Lender or any Issuer shall determine at any time after the date hereof that any Change in Law affecting such Lender or Issuer or any lending office of such Lender or such Lender’s or such Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company as a consequence of its obligations hereunder to a level below that which such Lender or such Issuer or any holding company of such Lender or such Issuer could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies, and the policies of such Lender’s or such Issuer’s holding company, with respect to capital adequacy) by an amount deemed by such Lender or such Issuer to be material, then the Borrowers shall pay to such Lender or such Issuer upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or under any other Loan Document, as will compensate such Lender or such Issuer or any holding company of such Lender or such Issuer for such reduction. Any such demand by any Lender or any Issuer hereunder shall be in writing, and shall set forth the reasons for such demand and copies of all documentation reasonably relevant in support thereof. Determinations by any Lender or any Issuer for purposes of this Section 7.4 of the additional amount or amounts required to compensate such Lender or such Issuer in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, any Lender or any Issuer may use any reasonable averaging and attribution methods.
7.5    Indemnity. TCIL and TALICC, as applicable, shall, severally and not jointly, indemnify each Lender against any loss or expense which such Lender may sustain or incur, including any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain a Loan, due to (a) any failure by TCIL or TALICC, as applicable, to make any payment when due of any amount due hereunder in connection with a Eurodollar Rate Loan, (b) any failure of TCIL or TALICC, as applicable, to borrow on a date specified therefor in a notice thereof, (c) any payment or prepayment (including any prepayment pursuant to Section 7.3 or 7.7) or reallocation pursuant to Section 2.8 of any Eurodollar Rate Loan on a date other than the last day of the Interest Period for such Loan, (d) any failure of TCIL or TALICC, as applicable, to continue a Eurodollar Rate Loan on a date specified in a notice of continuation or to convert an Alternate Base Rate Loan to a Eurodollar Rate Loan on a date specified in a notice of conversion or (e) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by TCIL or TALICC, as applicable, pursuant to Section 7.7. Upon the written notice of a Lender to the applicable Borrower (with a copy to the Administrative Agent), such Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the applicable Borrower.
7.6    Discretion of the Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Eurodollar Rate Loans in any manner it elects, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if all Lenders had actually funded and maintained each Eurodollar Rate Loan through the purchase of Dollar deposits having a maturity corresponding to the maturity of the applicable Eurodollar Rate Loan and bearing an interest rate equal to the Eurodollar Rate (whether or not, in any instance, any Lender shall have granted any participations in such Loan). Any Lender may, if it so elects, fulfill any commitment to make any Eurodollar Rate Loan by causing a foreign branch or Affiliate to make or continue such Eurodollar Rate Loan, provided that in such event such Loan shall be deemed for the purposes of this Agreement to have been made by such Lender, and the obligation of TCIL or TALICC, as applicable, to repay such Loan shall nevertheless be to such Lender and shall be deemed held by such Lender, to the extent of such Loan, for the account of such branch or Affiliate.
7.7    Special Prepayment; Replacement of Lender. If any Lender makes any demand for payment of any amount pursuant to Section 5.10, 7.1, 7.4 or 7.8, gives any notice pursuant to Section 7.2 or 7.3 or is a Defaulting Lender (any such Lender, an “Affected Lender”), then the Borrowers may, with the prior written consent of the Administrative Agent, either (i) reduce or terminate the both the TCIL Commitments and TALICC Commitments of such Affected Lender and immediately prepay the applicable outstanding Liabilities owed to such Affected Lender (or all outstanding Liabilities owed to such Affected Lender in the case of a termination) so that, after giving effect to such prepayment, such Affected Lender has a pro rata share (based on its revised Percentage after giving effect to such reduction) of the outstanding Loans, together with all accrued and unpaid interest thereon, and/or (ii) cause such Affected Lender to assign its TCIL Commitments, its TALICC Commitments, its Loans, its participations in Letters of Credit and its interest in this Agreement and the other Loan Documents to one or more other Eligible Assignees (any such assignee, together with all Lenders other than such Affected Lender, the “Remaining Lenders”) selected by the Borrowers and acceptable to the Administrative Agent. Any assignment made pursuant to clause (ii) above shall be in accordance with Section 15.8 (but without giving effect to any provision of such Section which restricts the minimum or maximum amount which is permitted to be assigned).
If any reduction or termination of any Affected Lender’s Commitment is made pursuant to clause (i) above, then (A) the TCIL Commitment Amount and TALICC Commitment Amount shall be reduced by an amount equal to the aggregate amount of the Commitment so reduced or terminated, and (B) each Remaining Lender’s (and, in the case of a reduction, such Affected Lender’s) share or percentage of the TCIL Commitment Amount and TALICC Commitment Amount, as so reduced, shall be deemed proportionately adjusted; it being understood that the amount of any Lender’s Commitment (as opposed to any Lender’s share or percentage of the Aggregate Commitment Amount) shall not at any time be increased without the consent of such Lender. For the avoidance of doubt, each Lender’s Percentage of TALICC Commitments shall at all times be equal to its Percentage of TCIL Commitments.
7.8    Loan Related Taxes.
(a)    Defined Terms. For purposes of this Section 7.8, the term “Lender” includes any Issuer.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of either Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Administrative Agent, TCIL, or TALICC, as applicable) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent, TCIL, or TALICC, then the Administrative Agent, TCIL, or TALICC, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.8) the applicable recipient of such payment receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrowers. TALICC and TCIL, as applicable, shall severally indemnify each recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes applicable to such Borrower (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.8) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that TALICC or TCIL has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of TALICC or TCIL, as applicable, to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority as provided in this Section 7.8, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to a Borrower and the Administrative Agent, at the time or times reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by a Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.8(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)     executed copies of IRS Form W-8ECI;
(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal with-holding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to a Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 7.8 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 7.8, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 7.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the recipient in the event the recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable recipient be required to pay any amount to a Borrower pursuant to this clause (h) the payment of which would place the recipient in a less favorable net after-Tax position than such recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any recipient to available its tax returns (or any other information relating to its Taxes that it deems confidential) to a Borrower or any other Person.
(i)    Survival. Each party’s obligations under this Section 7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Liabilities.
7.1    Designation of a Different Lending Office. If any Lender requests compensation under Section 7.1, or any Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or Issuer or any Governmental Authority for the account of any Lender or Issuer pursuant to Section 7.8, then such Lender or such Issuer shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.1 or Section 7.8, as the case may be, in the future and (ii) would not subject such Lender or such Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any Issuer in connection with any such designation or assignment.
SECTION 8.    COLLATERAL.
8.1    TCIL Collateral. To secure the full and prompt payment when due, and the prompt performance, of all of its Liabilities, TCIL hereby grants to the TCIL Collateral Agent, for the benefit of the Lenders, each Issuer and the Administrative Agent, pursuant to the TCIL Collateral Documents, a security interest, mortgage and lien upon the assets described as Collateral in the Security and Intercreditor Agreement. TCIL agrees that it will at its sole expense (a) with or without any request by the Administrative Agent, immediately deliver or cause to be delivered to the TCIL Collateral Agent, in due form for transfer (i.e., endorsed in blank or accompanied by duly executed blank shares or bond powers), all securities, chattel paper, instruments and documents of title, if any, at any time representing all or any of the TCIL Collateral, and (b) upon request of the Administrative Agent or the TCIL Collateral Agent furnish or cause to be furnished to the TCIL Collateral Agent, in due form for filing or recording the same in all public offices deemed necessary or appropriate by the Administrative Agent or the TCIL Collateral Agent, as the case may be, such collateral documents, assignments, security agreements, mortgages, deeds of trust, pledge agreements, consents, waivers, financing statements, share or bond powers, and other documents, and amendments thereto and do such other acts and things, all as the Administrative Agent or the TCIL Collateral Agent may from time to time request to establish and maintain, to the satisfaction of the Administrative Agent and the TCIL Collateral Agent and in favor of the TCIL Collateral Agent for the benefit of the Administrative Agent and the Lenders, a valid perfected lien or mortgage on and security interest in all TCIL Collateral (free of all other liens, claims and rights of third parties whatsoever other than Permitted Liens).
8.2    TALICC Collateral. To secure the full and prompt payment when due, and the prompt performance, of all of its Liabilities, TALICC has entered into the TALICC Security Agreement and granted to the Administrative Agent, for the benefit of the Lenders and TALICC Secured Parties, a security interest in the TALICC Collateral to secure the Liabilities of TALICC.
SECTION 9.    REPRESENTATIONS AND WARRANTIES.
To induce the Administrative Agent and the Lenders to enter into this Agreement and make Loans and participate in Letters of Credit and to induce each Issuer to issue Letters of Credit hereunder, each Borrower represents and warrants, solely on behalf of itself and its Restricted Subsidiaries that:
9.1    Existence. Each Borrower and all of its corporate Restricted Subsidiaries are duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its organization, except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have (i) in the case of TCIL, a TCIL Material Adverse Effect or (ii) in the case of TALICC, a TALICC Material Adverse Effect. Each Borrower and all of its respective Subsidiaries are each in good standing (or its equivalent) and are duly qualified to do business in each jurisdiction where, because of the nature of their respective activities or properties, failure to be in such good standing or so qualified would have (x) in the case of TCIL, a TCIL Material Adverse Effect or (y) in the case of TALICC, a TALICC Material Adverse Effect.
9.2    Authorization.
(a)    TCIL Authorization. TCIL has the power and is duly authorized to execute and deliver this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and the other TCIL Loan Documents to which it is a party, and is and will continue to be duly authorized to borrow monies hereunder, grant a security interest in the TCIL Collateral and perform its obligations under this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and such other TCIL Loan Documents. The execution, delivery and performance by TCIL of this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and the other Loan Documents to which it is a party, and the borrowings hereunder, and the granting of any security interest provided for in the TCIL Loan Documents, do not and will not require any consent or approval of any Governmental Authority or authority, shareholder or any other Person, which has not already been obtained. TCIL and each of its Restricted Subsidiaries has the power, right and legal authority to own and operate its properties and carry on its business as now conducted and proposed to be conducted.
(b)    TALICC Authorization. TALICC has the power and is duly authorized to execute and deliver this Agreement, the Notes, the TALICC Security Agreement and the other TALICC Loan Documents to which it is a party, and is and will continue to be duly authorized to borrow monies hereunder, grant a security interest in the TALICC Collateral and perform its obligations under this Agreement, the Notes, the TALICC Security Agreement, and such other TALICC Loan Documents. The execution, delivery and performance by TALICC of this Agreement, the Notes, the TALICC Security Agreement, and the other TALICC Loan Documents to which it is a party, and the borrowings hereunder, and the granting of any security interest provided for in the TALICC Loan Documents, do not and will not require any consent or approval of any Governmental Authority or authority, stockholder or any other Person, which has not already been obtained. TALICC and each of its Restricted Subsidiaries has the power, right and legal authority to own and operate its properties and carry on its business as now conducted and proposed to be conducted.
9.3    No Conflicts. The execution, delivery and performance by (a) TCIL of this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and the other TCIL Loan Documents to which it is a party and (b) TALICC of this Agreement, the Notes, the TALICC Security Agreement, and the other TALICC Loan Documents to which it is a party do not and will not present a material conflict with, or constitute a material breach of, or default under (i) any provision of law, (ii) the charter or by-laws of TCIL or TALICC, as applicable, (iii) any material agreement or instrument binding upon TCIL or TALICC, as applicable, or (iv) any court or administrative order or decree applicable to TCIL or TALICC, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of either Borrower or any of its Restricted Subsidiaries, other than Liens arising pursuant to, with respect to TCIL, the Security and Intercreditor Agreement or the Intercreditor Collateral Agreement or, with respect to TALICC, the TALICC Security Agreement.
9.4    Validity and Binding Effect. This Agreement, the Intercreditor Collateral Agreement and the Security and Intercreditor Agreement are, and the Notes and other TCIL Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of TCIL, enforceable against TCIL in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies. This Agreement and the TALICC Security Agreement are, and the Notes and other TALICC Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of TALICC, enforceable against TALICC in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
9.5    No Default. TCIL represents that no TCIL Event of Default or Unmatured TCIL Event of Default has occurred and is continuing. TALICC represents that no TALICC Event of Default or Unmatured TALICC Event of Default has occurred and is continuing.
9.6    Insurance. Schedule 9.6 is a complete and accurate description, in all material respects, of the material property, casualty and liability insurance maintained by each of TCIL and TALICC as of the Restatement Effective Date. The certificates or copies of policies evidencing TCIL’s and TALICC’s insurance coverage, which have been furnished to the Administrative Agent and which are referenced in Schedule 9.6, are complete and accurate in all material respects.
9.7    Litigation and Contingent Liabilities.
(a)    Except as disclosed on Schedule 9.7(a), there are no actions, suits, proceedings or investigations pending or, to TCIL’s knowledge, threatened in writing with respect to (a) any TCIL Loan Document or (b) any other matter as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a TCIL Material Adverse Effect.
(b)    Except as disclosed on Schedule 9.7(b), there are no actions, suits, proceedings or investigations pending or, to TALICC’s knowledge, threatened in writing with respect to (a) any TALICC Loan Document or (b) any other matter as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a TALICC Material Adverse Effect.
9.8    Title; Liens. Each Borrower and its Restricted Subsidiaries have good, legal and marketable title to each of their respective assets, and none of such assets is subject to any Lien, except for Permitted Liens. No financing statement (other than any which may have been filed on behalf of the TCIL Collateral Agent or the Administrative Agent or in connection with any Permitted Lien) covering any of TCIL Collateral or TALICC Collateral, as applicable, is on file in any public office.
9.9    Subsidiaries. As of the Restatement Effective Date, TCIL has no Subsidiaries except as listed on Schedule 9.9(a) and TCIL and its Subsidiaries own the percentage of its Subsidiaries as set forth on Schedule 9.9(a). As of the Restatement Effective Date, TALICC has no Subsidiaries except as listed on Schedule 9.9(b) and TALICC and its Subsidiaries own the percentage of its Subsidiaries as set forth on Schedule 9.9(b). All equity interests in each Borrower’s respective Subsidiaries have been validly issued, are fully paid and are non-assessable.
9.10    Partnerships; Limited Liability Companies. As of the Restatement Effective Date, neither Borrower nor any of its Restricted Subsidiaries is a partner, member or joint venturer in any partnership, limited liability company or joint venture other than the partnerships, limited liability companies and joint ventures, if any, listed on Schedule 9.10.
9.11    Purpose. The proceeds of the TCIL Loans will be used by TCIL for its working capital, for the refinancing of existing Indebtedness and for its purchase of Container Equipment and for general corporate purposes (including the payment of dividends to its shareholders). The proceeds of the TALICC Loans will be used by TALICC for its working capital, for the refinancing of existing Indebtedness and for its purchase of Container Equipment and for general corporate purposes (including the payment of dividends to its stockholders). The Standby Letters of Credit shall be used by TCIL and TALICC for general corporate purposes. The Commercial Letters of Credit shall be used by TCIL and TALICC in connection with the sale or shipment of Container Equipment purchased by TCIL or TALICC in the ordinary course of TCIL’s or TALICC’s business.
9.12    Margin Regulations. Neither Borrower nor any of its Subsidiaries are engaged in the business of purchasing or selling “margin stock”, as such term is defined in Regulation U of the FRB, or extending credit to others for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or for any other purpose which would violate any of Regulation T, U or X of the FRB.
9.13    Compliance. (a) Each Borrower and its Subsidiaries are in compliance with all statutes and governmental rules and regulations applicable to them, their businesses and properties, except for any noncompliance which is not reasonably likely to have (i) in the case of TCIL, a TCIL Material Adverse Effect or (ii) in the case of TALICC, a TALICC Material Adverse Effect.
(a)    No Related Entity (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order No. 13224 or (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2.
(b)    Each Related Entity is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).
9.14    ERISA Compliance. Each Borrower and its ERISA Affiliates are each in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to each Pension Plan and Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of TCIL or TALICC or any of their respective ERISA Affiliates in excess of $20,000,000. With respect to each Borrower, individually, the present value of all benefit liabilities under each Pension Plan (based on the assumptions used for purposes of ASC 715) did not, as of the last annual valuation date applicable thereto, exceed by more than $15,000,000 the fair market value of the assets of such Pension Plan, and the present value of all benefit liabilities of all underfunded Pension Plans for which such Borrower would reasonably be expected to incur material liability (based on the assumptions used for purposes of ASC 715) did not, as of the last annual valuation date applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Pension Plans.
9.15    Environmental Warranties. Each Borrower, to the best of its knowledge, is and has been in material compliance with applicable Environmental Laws except as disclosed on Schedule 9.15; provided, that such matters so disclosed could not in the aggregate result in (i) in the case of TCIL, a TCIL Material Adverse Effect or (ii) in the case of TALICC, a TALICC Material Adverse Effect.
9.16    Taxes. Each Borrower and each of its Restricted Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, (a) as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained; or (b) the amount of which is not material. As of the date of this Agreement, neither Borrower is not aware of any proposed assessment against such Borrower or any of its Restricted Subsidiaries for additional Taxes (or any basis for any such assessment) which might be material to such Borrower and its Restricted Subsidiaries taken as a whole.
9.17    Investment Company Act Representation. Each Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.
9.18    Accuracy of Information. All factual information, other than financial projections, heretofore or contemporaneously furnished by each Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by each Borrower to the Administrative Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.
9.19    Financial Statements. The TCIL Audited Financial Statements and the TAL Audited Financial Statements, copies of which have been furnished to the Lenders, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year end period and present fairly, in all material respects, the financial condition of the applicable Borrower and its Subsidiaries as at such dates and the results of their operations for the period then ended.
9.20    No Material Adverse Change. Since the date of the TCIL Audited Financial Statements, there has been no material adverse change in the financial condition of TCIL and its Subsidiaries taken as a whole. Since the date of the TAL Audited Financial Statements, there has been no material adverse change in the financial condition of TALICC and its Subsidiaries taken as a whole.
9.21    EU Bail-In. TCIL is not an EEA Financial Institution. TALICC is not an EEA Financial Institution.
9.22    Solvency. On the Restatement Effective Date and after giving effect to the Loans hereunder, TCIL is Solvent and TALICC is Solvent.
9.23    Anti-Terrorism Laws. (i) No Related Entity is a Sanctioned Person, and (ii) no Related Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. TCIL and TALICC and their respective Subsidiaries have conducted their business in compliance with all Anti-Terrorism Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
9.24    Anti-Corruption Laws. TCIL and TALICC and each of their Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
SECTION 10.    BORROWERS’ COVENANTS.
From the date of this Agreement and thereafter until the expiration or termination of the Commitments and until the Loans and other Liabilities are paid and performed in full, each Borrower agrees, solely with respect to itself and, where applicable, its Subsidiaries (including, with respect to TCIL, TALICC to the extent that TALICC and any of its Subsidiaries are also Restricted Subsidiaries of TCIL), that, unless at any time the Majority Lenders shall otherwise expressly consent in writing, it will perform and fulfill its obligations set forth in this Section 10.
10.1    Financial Statements and Other Reports. Each Borrower will furnish or will cause to be furnished to the Administrative Agent and each of the Lenders:
(a)    Annual Audit Reports. Within 120 days after the end of each fiscal year, a copy of the annual audit report of (x) TCIL and its Subsidiaries and (y) TAL and its Consolidated Subsidiaries, prepared on a consolidating basis in the case of TCIL and its Subsidiaries, and on a consolidated basis in the case of TAL and its Consolidated Subsidiaries, and in each case in conformity with GAAP and certified, without qualification, by independent certified public accountants of recognized national standing. Such annual audit reports shall each contain a schedule showing the consolidated balance sheets of TAL and its Consolidated Subsidiaries or the consolidating balance sheets of TCIL and its Subsidiaries, as applicable, as of the end of such fiscal year, and the related consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that any such “going concern” qualification that is specifically related to the upcoming maturity of the Loans shall not cause a breach under the provisions of this Section 10.1(a);
(b)    Quarterly Financial Statements. Within 60 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), a copy of the unaudited financial statements of (x) TCIL and its Subsidiaries and (y) TAL and its Consolidated Subsidiaries, in each case for such fiscal quarter prepared on a consolidating basis in the case of TCIL and its Subsidiaries, and on a consolidated basis, in the case of TAL and its Consolidated Subsidiaries, and in each case in conformity with GAAP (subject to year-end audit adjustments and the absence of footnotes). Such financial statements shall contain the consolidated balance sheets of TAL and its Consolidated Subsidiaries or the consolidating balance sheets of TCIL and its Subsidiaries, as applicable, as of the end of such fiscal quarter and related consolidated and consolidating statements of (i) income for the fiscal quarter then ended and the fiscal year through that date and (ii) stockholders' equity and cash flows for the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of TCIL or TAL, as applicable, as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year;
(c)    Officer’s Certificate and Report. Together with the financial statements furnished by TCIL and TAL, as applicable, under the preceding clauses (a) and (b), a Compliance Certificate signed by an Authorized Officer dated the date of delivery of such financial statements, to the effect that no TCIL Event of Default or Unmatured TCIL Event of Default or TALICC Event of Default or Unmatured TALICC Event of Default, as applicable, exists, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 10; provided that with respect to such financial ratios and restrictions, such certification shall be effective only as of the date of such financial statements;
(d)    Borrowing Base Certificate. (i) Within 15 Business Days after the end of each month (and, to the extent reasonably practicable, at any other time upon the reasonable request by the Administrative Agent on behalf of the Majority Lenders), a Borrowing Base Certificate for each Borrower executed by an Authorized Officer of the applicable Borrower as of the end of such month (or as of such other requested date with respect to any interim Borrowing Base Certificate), it being understood that any such interim Borrowing Base Certificate may, to the extent necessary, be prepared by such Borrower using good faith reasonable estimates of the information contained therein and (ii) prior to the consummation of a transaction described in clause (g) or clause (h) of the definition of “Permitted Transaction”, a reallocation of Commitments or LC Commitments permitted by Section 2.8, or release of Collateral in connection with a Lien permitted by Section 10.20(r), a Borrowing Base Certificate for the applicable Borrower demonstrating pro forma compliance with Section 6.6(d) after giving effect to such transaction;
(e)    Container Equipment Reports. (i) Concurrently with the financial statements of each Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 10.1(a) and 10.1(b) above, a Container Equipment report containing the following information: (A) a separate listing of the number and types of Container Equipment owned, rented, leased or managed by such Borrower, (B) their aggregate Net Book Value, (C) a separate listing of such Borrower's ten (10) largest customers, as measured by Net Book Value of Container Equipment, and (D) their aggregate original cost (or upon the Administrative Agent’s request during the existence of a TCIL Event of Default or Unmatured TCIL Event of Default or a TALICC Event of Default or Unmatured TALICC Event of Default, as applicable, a detailed report with respect to each unit of Container Equipment then owned by such Borrower and subject to a Long Term Lease its (w) serial or other identifying number, (x) in-service date, (y) Net Book Value (including totals thereof), and (z) original cost (including totals thereof)), and (ii) solely with respect to TALICC, promptly upon the reasonable request of the Administrative Agent or any Lender, a separate listing of all Containers released since the date of the last Borrowing Base Certificate delivered pursuant to Section 10.1(d) ; it being understood that, unless reasonably requested by the Majority Lenders with reasonable notice, solely with respect to TCIL, such reports shall be limited to all Revenue Generating Equipment (as defined in the Security and Intercreditor Agreement or, if such term is not defined therein, “Containers” as defined therein) constituting TCIL Collateral then owned by TCIL; together with monthly utilization rate with respect to such Container Equipment in form and detail reasonably satisfactory to the Administrative Agent; and
(f)    Requested Information. Promptly from time to time, such other financial data and reports concerning a Borrower, the TCIL Collateral or TALICC Collateral (including accountants management letters) as the Administrative Agent or any Lender may reasonably request and which is readily available to such applicable Borrower.
10.2    Notices. Each Borrower will notify the Lenders in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
(a)    Default. The occurrence of a TCIL Event of Default or an Unmatured TCIL Event of Default or a TALICC Event of Default or an Unmatured TALICC Event of Default, as applicable;
(b)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which is material to a Borrower and its Subsidiaries taken as a whole and which, if adversely determined, would constitute a TCIL Material Adverse Effect or a TALICC Material Adverse Effect;
(c)    ERISA Compliance. Any ERISA Event;
(d)    Change of Address. Any change in the address or location of the principal office of a Borrower from its address set forth on Schedule 10.2;
(e)    Change of Jurisdiction of Organization or Chief Executive Office. Any change in the jurisdiction in which a Borrower is organized or any change in the location of the chief executive office (or equivalent) of a Borrower;
(f)    S&P Rating. Promptly after each announcement by S&P of any change in the S&P Rating;
(g)    Other Information. From time to time, such other information or documents (financial or otherwise) in the form utilized by a Borrower in its own operations with respect to the TALICC Collateral or the TCIL Collateral, as applicable, or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request and which is reasonably available to such Borrower;
(h)    Beneficial Ownership. Any change in the information provided in a Beneficial Ownership Certification that would result in the information provided in such certification to not be true and correct in all material respects;
(i)    Governmental Investigations. The filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting a Borrower or any Affiliate thereof in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a TCIL Material Adverse Effect or a TALICC Material Adverse Effect;
(j)    Manager Default. Promptly, and in any event within five (5) Business Days after any Authorized Officer of TALICC obtains knowledge thereof, notice of the occurrence of any event which would (i) constitute a Manager Default, or (ii) with the giving of notice or the lapse of time or both would constitute a Manager Default; and
(k)    Credit and Collection Policy. Within 10 Business Days after the effectiveness thereof, copies of any material amendments or modifications to the Credit and Collection Policy.
10.3    Existence. Except as otherwise permitted under Section 10.11, Each Borrower will maintain and preserve and cause each of its Restricted Subsidiaries to maintain and preserve, its existence as a limited liability company, partnership or corporation, as the case may be, and keep in force and effect all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time.
10.4    Nature of Business. Neither Borrower will, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided that each Borrower and its Restricted Subsidiaries may engage in a business other than a Permitted Business if at least ninety-five percent (95%) of the consolidated assets of such Borrower and its Restricted Subsidiaries are held in connection with Permitted Businesses.
10.5    Books, Records and Inspection Rights.
(a)    Each Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform in all material respects to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. At the expense of the applicable Borrower, each Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders to visit and inspect, under guidance of officers of such Borrower or its Restricted Subsidiary, any of the properties of such Borrower or its Restricted Subsidiaries, and to examine and make copies of the books of account of such Borrower or its Restricted Subsidiaries and discuss the affairs, finances and accounts of such Borrower or its Restricted Subsidiaries with, and be advised as to the same by, its and its officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (during regular working hours) and to such reasonable extent as the Administrative Agent or a Lender may reasonably request; provided, however, (i) any such visit and inspection shall not materially interfere with the conduct of the business of such Borrower and (ii) that unless a TCIL Event of Default or an Unmatured TCIL Event of Default or a TALICC Event of Default or an Unmatured TALICC Event of Default shall have occurred and then be continuing at the time of such inspection, the applicable Borrower shall be required to reimburse the Administrative Agent, the Lenders, and their respective officers and designated representatives for costs and expenses incurred in connection with such inspections only once during any twelve month period.
(a)    At the request of the Administrative Agent or the Majority Lenders, each Borrower shall fully cooperate with the Administrative Agent and auditors or appraisers selected by the Administrative Agent (which may be employees of the Administrative Agent) in the completion of a collateral examination of the assets of such Borrower that comprise the TCIL Borrowing Base or the TALICC Borrowing Base, as applicable, and such other assets of such Borrower and/or its Subsidiaries as the Administrative Agent, such auditor or such appraiser, as applicable, determines are necessary to verify the TCIL Borrowing Base or the TALICC Borrowing Base, as applicable, which examination shall be at the expense of the applicable Borrower; provided that unless a TCIL Event of Default or a TALICC Event of Default has occurred and is continuing, neither Borrower shall be obligated to pay for more than one field examination of any Person in any fiscal year.
10.6    Insurance; Reports. Each Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably satisfactory to the Administrative Agent. TCIL and TALICC shall comply with the covenants and provide the endorsements set forth on Schedule 10.6.
10.7    Maintenance of Property. Each Borrower will maintain, preserve and keep, and cause each of its Restricted Subsidiaries to maintain, preserve and keep, in good repair, working order and condition, all of those properties useful or necessary to its business, and from time to time make, and cause each of its Restricted Subsidiaries to make, all necessary and proper repairs, renewals or replacements thereof, ordinary wear and tear excepted, and excepting disposal of obsolete or damaged equipment.
10.8    Taxes. Each Borrower will pay, and cause each of its Restricted Subsidiaries to pay, when due, all of its Taxes, except such Taxes (a) as are being contested in good faith and by appropriate proceedings and as to which such Borrower or such Restricted Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP; or (b) the amount of which is not material.
10.9    Compliance. Each Borrower will comply, and cause each of its Restricted Subsidiaries to comply, with all statutes and governmental rules and regulations applicable to it, its businesses and its properties, including Environmental Laws, the failure to comply with which would have a TCIL Material Adverse Effect or a TALICC Material Adverse Effect.
10.10    [Reserved]
10.11    Merger, Purchase and Sale. Except in connection with a Permitted Transaction, neither Borrower will, nor permit any of its Restricted Subsidiaries to, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, convey or otherwise dispose of) all, or substantially all, of the assets of such Borrower and its Restricted Subsidiaries (determined on a consolidated basis for such Borrower and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:
(a)such Borrower or a Restricted Subsidiary, if such Borrower has been consolidated or merged with or into such Restricted Subsidiary, shall be the surviving or continuing corporation (the “Surviving Entity”);
(b)immediately after giving effect to such transaction (i) with respect to TCIL, no Unmatured TCIL Event of Default or TCIL Event of Default shall have occurred or be continuing and with respect to TALICC, no Unmatured TALICC Event of Default or TALICC Event of Default shall have occurred or be continuing, (ii) at least eighty-five percent (85%) of the consolidated assets of the Surviving Entity and its Restricted Subsidiaries shall be held in connection with Permitted Businesses and (iii) TCIL is in compliance with the TCIL Borrowing Base and TALICC is in compliance with the TALICC Borrowing Base, as applicable; and
(c)in connection with any such sale, assignment, transfer, lease, conveyance or other disposition, the TCIL Collateral or TALICC Collateral, as applicable, continues to be secured in the manner and with the priority (subject to any permitted encumbrances) required by the TCIL Loan Documents or TALICC Loan Documents, as applicable, and the Administrative Agent shall receive for the Lenders such documents and legal opinions, including, without limitation, “know your customer” documents and legal opinions as to the consummation and legal effect of the merger, as the Administrative Agent may reasonably request.
Upon any consolidation, combination or merger or any transfer of all or substantially all of a Borrower’s assets to a Restricted Subsidiary in accordance with the foregoing, in which such Borrower is not the Surviving Entity, such Restricted Subsidiary as the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of such Borrower under this Agreement with the same effect as if the Surviving Entity had been named as such.
10.12    [Reserved].
10.13    Funded Debt Ratio. (a) TCIL will not at any time permit the TCIL Funded Debt Ratio to exceed 4.0 to 1.0 and (b) TALICC will not at any time permit the ratio of Consolidated TAL Funded Debt to TAL Consolidated Tangible Net Worth to be less than or equal to 4.75 to 1.00.
10.14    Interest Rate Agreements. Neither Borrower will, and will not permit any of its Restricted Subsidiaries to, enter into any Interest Rate Agreement other than in the ordinary course of business as a bona fide hedging transaction (and not for speculation).
10.15    Consolidated Tangible Net Worth. (a) TCIL will not at any time permit the sum of (i) TCIL Consolidated Tangible Net Worth plus (ii) TCIL’s Investments (excluding TCIL’s direct or indirect Investments in TAL and each of its subsidiaries (including TALICC, TAL Advantage III LLC and TAL Advantage V LLC)) in Unrestricted Subsidiaries (calculated as set forth in the definition of “Restricted Investments”) to be less than $855,000,000 and (b) with respect to TALICC, at all times, TAL Consolidated Tangible Net Worth shall be greater than $500,000,000.
10.16    Minimum Fixed Charge Coverage Ratio. TCIL will not permit the ratio of (a) Consolidated Net Income Available For Fixed Charges to (b) Fixed Charges, determined on the last day of each fiscal quarter for the period of six consecutive fiscal quarters then ending, to be less than 1.25 to 1.0.
10.17    Consolidated TAL EBIT to Consolidated TAL Cash Interest Expense Ratio. With respect to TALICC, as of the last day of each fiscal quarter of TAL, commencing with the fiscal quarter ending June 30, 2019, the ratio of Consolidated TAL EBIT to Consolidated TAL Cash Interest Expense of TAL and its Consolidated Subsidiaries will not be less than 1.10 to 1.00 for the period of the most recent four consecutive fiscal quarters then ending.
10.18    [Reserved]
10.19    Indebtedness. Neither TCIL nor TALICC will, and will not permit any of its Restricted Subsidiaries to, incur or permit to exist any Indebtedness, except:
(a)    Indebtedness under the terms of this Agreement;
(b)    Subordinated Funded Debt;
(c)    Indebtedness now or hereafter incurred in connection with (i) Permitted Liens (including for the avoidance of doubt, the incurrence of additional Indebtedness secured by Permitted Liens so long as with respect to TCIL, no TCIL Event of Default or Unmatured TCIL Event of Default or with respect to TALICC, no TALICC Event of Default or Unmatured TALICC Event of Default would arise as a result of such incurrence) or (ii) obligations and liabilities permitted by Section 10.21;
(d)    Unsecured Senior Funded Debt;
(e)    Indebtedness reflected in the TCIL and TAL Audited Financial Statements;
(f)    Unsecured Vendor Debt;
(g)    unsecured senior Indebtedness not constituting Funded Indebtedness, and not otherwise permitted pursuant to clauses (a) through (f) above, provided that the maximum amount of Indebtedness permitted by this clause (g) with respect to TCIL shall at no time exceed 5% of TCIL Consolidated Tangible Net Worth and with respect to TALICC shall at no time exceed 5% of TAL Consolidated Tangible Net Worth, and such Indebtedness shall not be otherwise prohibited under this Agreement;
(h)    Indebtedness consisting of guaranty agreements by a Borrower or a Restricted Subsidiary of such Borrower in respect of Indebtedness of such Borrower or another of its Restricted Subsidiaries otherwise permitted hereunder;
(i)    Permitted Investments constituting Indebtedness;
(j)    Indebtedness of a Restricted Subsidiary assumed in connection with any acquisition of any business, Restricted Subsidiary or assets on or after the Restatement Effective Date in a manner not prohibited by this Agreement and not created in contemplation of such transaction;
(k)    Indebtedness of a Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, deferred compensation and similar obligations in connection with the acquisition or disposition of any business, Restricted Subsidiary or assets prior to the Restatement Effective Date or in a manner not prohibited by this Agreement on or after the Restatement Effective Date, or from letters of credit, surety bonds or performance bonds securing any obligation of such Borrower or any such Restricted Subsidiary, pursuant to such agreement;
(l)    liabilities in respect of performance, bid, surety and appeal bonds and completion guarantees or obligations of a similar nature provided by a Borrower or any Subsidiary in the ordinary course of business;
(m)    intercompany Indebtedness of a Borrower or a Restricted Subsidiary for so long as such Indebtedness is held by a Borrower or a Restricted Subsidiary of a Borrower;
(n)    Indebtedness of a Borrower, or of any of its Restricted Subsidiaries, represented by letters of credit for the account of such Borrower or such Restricted Subsidiary, as the case may be, (i) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, (ii) in order to provide security for any trade, contractual or payment obligations of such Borrower or Restricted Subsidiary, or (iii) issued or incurred for such other purposes as are related to the ordinary course of business of such Borrower or such Restricted Subsidiary; provided, however, that the aggregate amount of outstanding Indebtedness permitted pursuant to the provisions of this clause (iii) shall not exceed $100,000,000;
(o)    Indebtedness or obligations in connection with the acquisition of containers, chassis, or other assets, in each case, that are not TCIL Collateral or TALICC Collateral (after giving effect to permitted releases of Liens in connection with such acquisitions as provided herein or in any other Loan Document), by TCIL or its Restricted Subsidiaries or TALICC or its Restricted Subsidiaries, as applicable;
(p)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;
(q)    endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;
(r)    Indebtedness of each Borrower or of a Subsidiary of such Borrower set forth on Schedule 10.19 as in effect on the Restatement Effective Date; and
(s)    other Indebtedness approved in writing by the Majority Lenders;
provided that no Indebtedness otherwise permitted under clause (b), (d), (f), (g), (n) or (o) shall be permitted if, immediately after giving effect to the incurrence thereof, (A) a TCIL Event of Default or Unmatured TCIL Event of Default or a TALICC Event of Default or Unmatured TALICC Event of Default, as applicable, shall exist or (B) the applicable Borrower is not in compliance with the TCIL Borrowing Base or TALICC Borrowing Base. In no event, however (subject to the next sentence), shall any Indebtedness which is senior in right of payment to Subordinated Funded Debt (“Superior Debt”) be issued to any holder of Subordinated Funded Debt, or vice versa, if the aggregate amount of Superior Debt held by a holder of Subordinated Funded Debt (a “Simultaneous Holder”) would exceed 33-1/3% of the total amount of Superior Debt then outstanding (after giving effect to such issuance). Anything in the immediately preceding sentence to the contrary notwithstanding, none of the holders of the Subordinated Funded Debt listed on Schedule II hereto shall be deemed a Simultaneous Holder by virtue of such Subordinated Funded Debt, provided that upon the issuance of any additional Superior Debt to any of such holders while any Subordinated Funded Debt is held by it, each such holder shall be deemed a Simultaneous Holder for purposes of the immediately preceding sentence and all Superior Debt held by it shall be considered in determining a Borrower’s compliance with the provisions of such sentence.
10.20    Liens. Neither Borrower will, nor permit any of its Restricted Subsidiaries to, create or permit to exist any Lien with respect to any assets now owned or hereafter acquired, except the following (“Permitted Liens”):
(a)    Liens for current Taxes, assessments, governmental charges or levies not delinquent or Taxes, assessments, governmental charges or levies being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, seamen’s, stevedores’, wharfinger’s, landlord’s, supplies’ and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days after receipt of notice thereof or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business, and Liens and encumbrances upon Real Estate or Fixtures (as defined in the Security and Intercreditor Agreement) not granted or created by a Borrower, but which are created pursuant to or arising under local real estate law;
(e)    Liens in existence on the Restatement Effective Date and listed on Schedule 10.20, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(f)    the interest of a Lessee in Container Equipment leased or rented to such Lessee;
(g)    Liens granted by TCIL pursuant to the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement or any other Loan Document;
(h)    Liens granted after the Restatement Effective Date to secure the payment of the purchase price incurred in connection with the acquisition by TCIL of Container Equipment only comprising Excluded Collateral from equipment manufacturers or related or representative financing entities who are not, and will not become, parties to the Security and Intercreditor Agreement or the Intercreditor Collateral Agreement, provided that the aggregate amount of all Indebtedness secured by such Liens on such Container Equipment shall not exceed an amount equal to 100% of TCIL Consolidated Tangible Net Worth;
(i)    Liens securing obligations of TCIL and its Restricted Subsidiaries incurred in connection with the leasing of Container Equipment only comprising Excluded Collateral by TCIL and its Restricted Subsidiaries, provided that (i) any such Lien shall be granted to the lessor of such Container Equipment, (ii) any such Lien shall attach solely to TCIL’s or a Restricted Subsidiary’s interest in the subleases of such Container Equipment leased by TCIL or a Restricted Subsidiary from such equipment lessor, any deposit accounts into which the proceeds of such subleases may be deposited (but only to the extent derived or allocable to such Container Equipment) and additional collateral to the extent limited to interests relating to such Container Equipment or subleases, and the proceeds of the foregoing, and (iii) such lessor shall have become a party to the Intercreditor Collateral Agreement, but shall not, with respect to the Indebtedness secured thereby, become a party to the Security and Intercreditor Agreement;
(j)    Liens granted by TCIL to lenders who shall not, with respect to the Indebtedness secured thereby, become parties to the Security and Intercreditor Agreement assisting partnerships or other entities in the financing or refinancing of Container Equipment which will be managed by TCIL pursuant to a Management Agreement, which liens are incidental to the financing or refinancing of such Container Equipment and which may include TCIL’s interest, if any, in such Container Equipment, and to the extent they relate to such Container Equipment, the leases of such Container Equipment, such Management Agreement, and additional collateral to the extent limited to interests relating to such Container Equipment, and the proceeds of the foregoing, but in all cases only comprising Excluded Collateral;
(k)    Liens granted by TCIL in connection with the acquisition of property only comprising Excluded Collateral (other than Container Equipment) after the Restatement Effective Date by way of purchase money mortgage, conditional sale or other title retention agreement, Finance Leases or other deferred payment contract, and attaching only to the property being acquired, if the amount of the Indebtedness secured thereby is not more than 100% of the lesser of the purchase price or the fair market value of such property at the time of acquisition thereof;
(l)    Liens granted by TCIL to Subsequent Triton Specified Equipment Lenders in respect of Subsequent Triton Specified Equipment Lender Collateral, in each case as defined in the Security and Intercreditor Agreement as in effect on the date of this Agreement, if the amount of the Indebtedness secured thereby is not less than 80%, nor more than 100% of the lesser of the purchase price or the fair market value of such property at the time of acquisition or financing thereof;
(m)    Liens granted by TCIL pursuant to the Intercreditor Collateral Agreement;
(n)    Liens resulting from final judgments or orders that, individually and in the aggregate, are less than the amount described in Section 12.1(k);
(o)     Liens granted by TCIL and not otherwise permitted by the preceding clauses (a) through (n), inclusive, provided that the Indebtedness secured thereby at any one time outstanding shall not exceed an amount equal to the remainder of 5% of TCIL Consolidated Tangible Net Worth, minus the outstanding amount of all Indebtedness described in Section 10.19, and such Indebtedness shall otherwise be permitted under this Agreement;
(p)    Liens granted by TALICC or any of its Restricted Subsidiaries under a Permitted Hedging Agreement;
(q)    Liens granted by TALICC under the TALICC Security Agreement;
(r)    Liens granted by TALICC or any of its Restricted Subsidiaries on containers, chassis and other assets that are not Collateral; and
(s)    Other Permitted Liens,
provided that no Lien otherwise permitted under clause (d), (e), (f), (g), (h), (i), (j), or (k) shall be permitted if, immediately after giving effect to the incurrence thereof, with respect to TCIL, a TCIL Event of Default or Unmatured TCIL Event of Default shall exist and, with respect to TALICC, a TALICC Event of Default or Unmatured TALICC Event of Default shall exist.
10.21    Guaranties. No Borrower will, nor permit any of its Restricted Subsidiaries to, become a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, shares, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for (a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order, (b) liabilities for partnership obligations incurred solely as a result of being a general partner in any general or limited partnership or for membership obligations incurred solely as a result of being a member in any limited liability company, and (c) Guarantee Liabilities of TCIL or TALICC not otherwise permitted pursuant to clauses (a) and (b) above so long as both before and after giving effect to the issuance of any such Guarantee Liability with respect to TCIL, no TCIL Event of Default or Unmatured TCIL Event of Default shall exist and, with respect to TALICC, no TALICC Event of Default or Unmatured TALICC Event of Default shall exist.
10.22    Transactions with Borrower-Related Parties. No Borrower will, nor permit any of its Restricted Subsidiaries to, enter into or be a party to any transaction or arrangement, including the purchase, sale, discounting, lease or exchange of property or the rendering of any service, with any Borrower-Related Party, except in the ordinary course of, and pursuant to the reasonable requirements of such Borrower’s or such Restricted Subsidiary’s business, unless on terms comparable to those which such Borrower would obtain in a comparable arm’s-length transaction with a Person not a Borrower-Related Party; provided that the following shall in any event be permitted: (a) the payment of consulting or other fees to a Borrower by any of its Subsidiaries; (b) employee and officer salaries and bonuses, and loans to employees or officers reasonable fees and compensation (including employee and officer salaries and bonuses) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of a Borrower or any of its Subsidiaries; (c) transactions exclusively between or among a Borrower and any Restricted Subsidiary of such Borrower, exclusively between Restricted Subsidiaries of a Borrower, or exclusively between a Borrower or any of its Restricted Subsidiaries and any of its respective joint ventures or between or among a Borrower and any Subsidiary of such Borrower in respect of tax sharing agreements or operations, governance, administration and corporate overhead on customary terms; (d) any agreement as in effect as of the Restatement Effective Date as set forth on Schedule 10.22 or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto, so long as any such amendment or replacement agreement is not more disadvantageous to such Borrower or any of its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Restatement Effective Date; (e) any reasonable employment, stock option, stock or share repurchase, employee benefit compensation, business expense reimbursement, severance, termination, or other employment-related agreements, arrangements or plans entered into in good faith a Borrower or any of its Subsidiaries in the ordinary course of business; (f) any issuance of equity interests of a Borrower; (g) employment and severance arrangements in a Borrower’s reasonable business judgment with respect to the procurement of services with officers and employees of such Borrower and its Subsidiaries; or (h) except as limited by Section 10.27, the payment of a dividend or distribution on or in respect of equity interests or the purchase, redemption or other acquisition or retirement for value of any equity interests. The parties agree that any sale of Container Equipment from a Borrower or any Restricted Subsidiary of such Borrower to any Unrestricted Subsidiary of such Borrower at the original equipment cost or Net Book Value thereof shall be deemed to be an arm’s-length transaction.
10.23    [Reserved].
10.24    Negative Pledges, Restrictive Agreements, Etc. Neither Borrower will, nor permit any of its Restricted Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting the creation or assumption of any Lien upon such Borrower’s properties, revenues or assets (other than Excluded Collateral) in favor of the TCIL Collateral Agent under or in connection with the Intercreditor Collateral Agreement or the Security and Intercreditor Agreement or the Administrative Agent in connection with the TALICC Security Agreement, as applicable, whether now owned or hereafter acquired, or the ability of TCIL or TALICC to amend or otherwise modify this Agreement or any other Loan Document. Neither Borrower will, nor permit any of its Restricted Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by such Borrower’s performance of its obligations hereunder or under any other Loan Document.
10.25    Use of Proceeds. Each Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 9.11. Neither Borrower shall, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person in any manner that will result in a violation by a Borrower, any Subsidiary, or, to the knowledge of such Borrower, any other Person (including any Person party to this Agreement, whether as Lender, Administrative Agent or otherwise), of any Anti-Terrorism Law; provided that, the provisions in this Section 10.25 shall not apply to the extent that it would cause the Administrative Agent or any Lender to breach European Union Regulation 2271/96/EC (as amended) or any law or regulation implementing the terms thereof into the law of the United Kingdom in connection with the United Kingdom’s withdrawal from the European Union.
10.26    Designation of Unrestricted Subsidiaries. Either Borrower may designate any of its Subsidiaries to be an Unrestricted Subsidiary or remove any such designation by giving written notice from an Authorized Officer to the Administrative Agent that such Borrower has made such designation, provided that, at the time of such action and after giving effect thereto, (a) with respect to TCIL, (i) no TCIL Event of Default or Unmatured TCIL Event of Default shall have occurred and be continuing and (ii) TCIL shall be in pro forma compliance with the covenants set forth in Sections 10.13(a), 10.15(a), and 10.16, and (b) with respect to TALICC, (i) no TALICC Event of Default or Unmatured TALICC Event of Default shall have occurred and be continuing and (ii) TALICC shall be in pro forma compliance with the covenants set forth in Sections 10.13(b), 10.15(b), and 10.17.
10.27    Restricted Payments.
(a)    TCIL will not make, directly or indirectly or through any of its Subsidiaries, any capital distribution to any equity holder of TCIL unless (i) TCIL shall be in pro forma compliance with the covenants set forth in Sections 10.13(a), 10.15(a), and 10.16, (ii) no TCIL Event of Default or Unmatured TCIL Event of Default specified in Section 12.1(a) or 12.1(b) shall have occurred and be continuing, and (iii) no Unmatured TCIL Event of Default or TCIL Event of Default specified in Section 12.1(g) (and that is not otherwise addressed in clause (i) above) shall have occurred or be continuing which could reasonably be expected to have a TCIL Material Adverse Effect.
(b)    TALICC will not make, directly or indirectly or through any of its Subsidiaries, any capital distribution to any equity holder of TALICC unless (i) TALICC shall be in pro forma compliance with the covenants set forth in Sections 10.13(b), 10.15(b), and 10.17, (ii) no TALICC Event of Default or Unmatured TALICC Event of Default specified in Section 12.1(a) or 12.1(b) shall have occurred and be continuing, and (iii) no Unmatured TALICC Event of Default or TALICC Event of Default specified in Section 12.1(g) (and that is not otherwise addressed in clause (i) above) shall have occurred or be continuing which could reasonably be expected to have a TALICC Material Adverse Effect.
10.28    Anti-Corruption Laws. Neither Borrower nor any of their respective Subsidiaries, directly or indirectly, shall use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which such Borrower or any of its Subsidiaries conduct business.
10.29    Sanctions. (a) Neither Borrower nor any their respective Subsidiaries will become a Sanctioned Person, (b) neither Borrower nor any their respective Subsidiaries, either in their own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the obligations hereunder will not be derived from any unlawful activity, (d) each of the Borrowers and their respective Subsidiaries shall comply with all Anti-Terrorism Laws, and (e) each Borrower shall promptly notify the Administrative Agent in writing if any of its Covered Entities becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
10.30    TALICC Compliance with Credit and Collection Policy. TALICC will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the Credit and Collection Policy.
10.31    Access to TALICC Container Management System. TALICC shall allow the Administrative Agent, its nominee or their representatives access to the Container Management System relating to Eligible TALICC Containers and will reasonably cooperate with the Administrative Agent, its nominee or their representatives upon reasonable prior notice to provide any information from the Container Management System reasonably required to obtain a fair picture of the condition, status and location of the Eligible TALICC Containers; provided, however, that in the case of a TALICC Event of Default, TALICC shall promptly after the first written request of the Administrative Agent or its representatives provide such information.
10.32    Modification of TCIL Management Agreement; Nondiscrimination Regarding Management Fees. TALICC will not enter into any amendment, restatement, supplement, waiver or other modification with respect to the definition of “Manager Default” in the TCIL Management Agreement, Section 3.1 (re Non-Discrimination) of the TCIL Management Agreement or Section 9 (re Manager Default) of the TCIL Management Agreement, in each case without the prior written consent of the Majority Lenders. TALICC will not enter into any amendment, restatement, supplement, waiver or other modification with respect to any other provision of the TCIL Management Agreement that would have a material adverse effect on any of the TALICC Secured Parties or the TALICC Collateral without the prior written consent of the Majority Lenders. TALICC agrees to give at least 7 days’ prior written notice of any amendment, restatement, supplement, waiver or other modification with respect to the TCIL Management Agreement to the Administrative Agent and Lenders, which notice shall include a copy of the proposed modification, and shall provide the Administrative Agent with an executed copy of any such modification promptly following execution thereof. TALICC shall pay management fees in accordance with the TCIL Management Agreement in a manner that does not discriminate against the TALICC Collateral or in favor of any other portion of the “Managed Containers” (as such term is defined in the TCIL Management Agreement) not constituting Collateral for the Liabilities of TALICC.
SECTION 11.    CONDITIONS TO EFFECTIVENESS OF RESTATEMENT OF EXISTING CREDIT AGREEMENT AND OF INITIAL AND FUTURE BORROWINGS.
11.1    Conditions to Effectiveness of Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement accomplished by this Agreement shall become effective on the date specified in a written notice delivered by the Administrative Agent (the “Restatement Effective Date”) to the effect that the Administrative Agent received counterparts of this Agreement duly executed by each of the parties listed on the signature pages hereto and that all of the following conditions precedent have been satisfied:
(a)    Good Standing. The Administrative Agent shall have received certificates of good standing (or its equivalent) from the applicable public officials dated as of a current date issued by (i) with respect to TCIL, the Registrar of Companies in Bermuda, (ii) with respect to TALICC and TAL, the Secretary of State of the State of Delaware.
(b)    Insurance. The Administrative Agent shall have received satisfactory evidence of the existence of insurance on the property of each Borrower as required by this Agreement and, with respect to TCIL, the Security and Intercreditor Agreement in amounts and with insurers acceptable to the Administrative Agent and the Majority Lenders, together with evidence establishing that (x) with respect to TCIL, the TCIL Collateral Agent, for the benefit of the Administrative Agent and the Lenders, is named as a lender’s loss payee and/or an additional insured, as applicable, on all related insurance policies and (y) with respect to TALICC, the Administrative Agent is named as lender’s loss payee and/or an additional insured, as applicable, on all related insurance policies.
(c)    Payment of Interest, Fees and Expenses. The Administrative Agent shall have received (i) (for its own account or for the account of the Lenders, as applicable) payment in full of (A) all of the accrued interest and fees that are due and payable under the Existing Credit Agreement as of the Restatement Effective Date and (B) all of the fees that are described in Section 4.6 that are due and payable on the Restatement Effective Date; and (ii) all reasonable costs and expenses (including reasonable attorneys’ fees and charges) incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, to the extent then billed.
(d)    Receipt of Documents. The Administrative Agent shall have received all of the following, each duly executed, as appropriate, and dated as of the Restatement Effective Date (or such other date as shall be reasonably satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:
(i)    Notes. A Note with respect to each Borrower for the account of each Lender that has requested a Note prior to the Restatement Effective Date.
(ii)    Resolutions; Consents. Copies, duly certified by the secretary or an assistant secretary of each Borrower or TAL, as applicable of (x) resolutions of (i) such Borrower’s board of directors authorizing or ratifying the execution and delivery of this Agreement, the Notes and the other applicable Loan Documents, and authorizing the borrowings by such Borrower hereunder and (ii) TAL’s board of directors authorizing or ratifying the execution and delivery of the Guaranty Agreement, (y) all documents evidencing other necessary corporate action and (z) all approvals, licenses or consents, if any, required in connection with the consummation of the transactions contemplated by this Agreement, the Notes and the other applicable Loan Documents, or a statement that no such approvals, licenses or consents are so required.
(iii)    Incumbency. A certificate of the secretary or an assistant secretary of each Borrower certifying the names of such Borrower’s officers authorized to sign this Agreement, the Notes and all other Loan Documents to be delivered hereunder, together with the true signatures of such officers and a certificate of the secretary or an assistant secretary of TAL certifying the names of TAL’s officers authorized to sign the Guaranty Agreement.
(iv)    Waivers, Consents and Amendments. Copies of all waivers and consents of all necessary or appropriate parties, in each case as may be reasonably required by the Lenders in connection with the transactions herein contemplated.
(v)    Security Agreement and Guaranty Agreement. The TALICC Security Agreement and the Guaranty Agreement.
(vi)    Opinion Letters. Favorable opinion letters of (A) Mayer Brown LLP, counsel to the Borrowers and (B) Appleby (Bermuda) Limited, special Bermuda counsel to the Borrowers, each covering such matters, in such form and having such content, as shall be reasonably acceptable to the Administrative Agent and its counsel.
(vii)    Organizational Documents. A certificate of the secretary or assistant secretary of each Borrower and TAL certifying as to and attaching the memorandum of association (including the certificate of incorporation of such Borrower) and bye-laws of such Borrower, including all amendments or restatements thereto, as in effect on the Restatement Effective Date.
(viii)    TALICC Intercreditor Agreement. TALICC shall have delivered to the Administrative Agent a fully executed copy of a supplement to the TALICC Intercreditor Agreement to add the Administrative Agent as a party thereto.
(ix)    Closing Certificate. A certificate of an Authorized Officer of each Borrower certifying (w) that all representations and warranties of such Borrower in this Agreement and the other applicable Loan Documents are true and correct on the Restatement Effective Date, (x) that no Event of Default or Unmatured Event of Default exists or will result from the transactions contemplated to occur on the proposed Restatement Effective Date, and (y) that, with respect to TCIL, since the date of the TCIL Audited Financial Statements no event has occurred which has had a TCIL Material Adverse Effect, and, with respect to TALICC, since the date of the TAL Audited Financial Statements, no event has occurred which has had a TALICC Material Adverse Effect.
(e)    Financing Statements. The Administrative Agent shall have received evidence that all action has been taken with respect to the filing of Uniform Commercial Code financing statements and continuation statements or equivalent filings necessary to perfect and maintain (x) with respect to TCIL, the Liens of the TCIL Collateral Agent under the Security and Intercreditor Agreement and the other applicable Loan Documents in the appropriate jurisdictions and (y), with respect to TALICC, the Liens of the Administrative Agent under the TALICC Security Agreement and the other applicable Loan Documents in the appropriate jurisdictions.
(f)    No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2018 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of TCIL and its Restricted Subsidiaries taken as a whole or, separately, TAL and its Restricted Subsidiaries taken as a whole or, in either case, the facts and information regarding such entities as represented to the Restatement Effective Date.
(g)    Beneficial Ownership Certification; USA Patriot Act Diligence. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements, including the USA Patriot Act and a Beneficial Ownership Certification.
(h)    Rating. Each Borrower shall have obtained an S&P Rating of at least BBB- for senior secured debt securities.
(i)    Projections. The Administrative Agent shall have received projected financial statements for each Borrower through December 31, 2022.
(j)    Other. The Administrative Agent and the Lenders shall have received such other documents, certifications or information as the Administrative Agent or any Lender may reasonably request.
Without limiting the generality of the provisions of Section 13.3(e), for purposes of determining compliance with the conditions specified in this Section 11.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
11.2    All Credit Extensions. The obligation of each Lender to make any Loan and of each Issuer to issue each Letter of Credit is subject to the following further conditions precedent that:
(a)    Default. Before and after giving effect to any TCIL Credit Extension, no TCIL Event of Default or Unmatured TCIL Event of Default shall have occurred and be continuing. Before and after giving effect to any TALICC Credit Extension, no TALICC Event of Default or Unmatured TALICC Event of Default shall have occurred and be continuing.
(b)    Representations and Warranties.
(i)    Before and after giving effect to any TCIL Credit Extension, the representations and warranties in Section 9, and in any other agreement or certification given by TCIL or any of its Restricted Subsidiaries or any officer thereof pursuant to this Agreement, shall be true and correct in all material respects as though made on the date of such TCIL Credit Extension. TCIL further agrees that all of its representations and warranties set forth in the Security and Intercreditor Agreement shall be deemed to be representations and warranties made pursuant to Section 9, as though set forth therein for all purposes, including for purposes of this Section 11.2(b), but subject to any amendment, modification and/or updates from time to time to any such representations and warranties under the Security and Intercreditor Agreement; and
(ii)    before and after giving effect to any TALICC Credit Extension, the representations and warranties in Section 9 of this Agreement, Article III of the TALICC Security Agreement, Section 14 of the Guaranty Agreement and in any other agreement or certification given by TALICC or any of its Restricted Subsidiaries or any officer thereof pursuant to this Agreement, shall be true and correct in all material respects as though made on the date of such TALICC Credit Extension.
(c)    Request for Borrowing or Issuance Request. The Administrative Agent shall have received from the applicable Borrower a Loan Request in accordance with Section 2.4 or an Issuance Request in accordance with Section 5.1.
(d)    Certification. The applicable Borrower shall have delivered to the Administrative Agent a certificate of such Borrower, signed on such Borrower’s behalf by its Authorized Officer, as to the matters set out in Sections 11.2(a) and (b). Each request for a Credit Extension, and the acceptance by the applicable Borrower of the proceeds of any Borrowing, shall constitute a certification required by this clause (d) that on the date of such Credit Extension (both immediately before and after giving effect thereto) the statements made in Sections 11.2(a) and (b) are true and correct.
(e)    Borrowing Base Certificate. The applicable Borrower shall have delivered to the Administrative Agent a duly completed and executed Borrowing Base Certificate (which may be the most recent Borrowing Base Certificate delivered by such Borrower pursuant to Section 10.1(d) or this Section 11.2(d)) demonstrating (a) that such Borrowing Base is sufficient to cover such Credit Extension after giving effect to such Credit Extension and (b) the effect of such Credit Extension on the TCIL Borrowing Base or TALICC Borrowing Base, as applicable.
SECTION 12.    EVENTS OF DEFAULT AND REMEDIES.
12.1    Events of Default. Each of the following shall constitute a TCIL Event of Default or a TALICC Event of Default, as applicable; provided, that, except as set forth in Section 12.1(c), a TCIL Event of Default shall not constitute a TALICC Event of Default and a TALICC Event of Default shall not constitute a TCIL Event of Default:
(a)    Non-Payment. Default in the payment, when due: (i) with respect to TCIL, (A) of any principal of any TCIL Loan (including any mandatory prepayment) or TCIL Reimbursement Obligation or (B) of any interest on any TCIL Loan or TCIL Reimbursement Obligation or any fee or other amount payable hereunder and the continuance thereof for five days; or (ii) with respect to TALICC, (A) of any principal of any TALICC Loan (including any mandatory prepayment) or TALICC Reimbursement Obligation or (B) of any interest on any TALICC Loan or TALICC Reimbursement Obligation any fee or other amount payable hereunder and the continuance thereof for five days; provided, however, that the applicable Borrower shall be entitled to make such principal payment or mandatory prepayment on the next succeeding Business Day if (x) such payment is due on a date that is not a Business Day or (y) the applicable Borrower fails to make such payment on its due date as the result of an administrative or technical error not caused by such Borrower.
(b)    Default or Acceleration of other Indebtedness. With respect to TCIL or TALICC, as the case may be, a default or event of default shall occur at any time under the terms of any other agreement involving any Indebtedness under which such Borrower or any Subsidiaries of such Borrower may be obligated as a borrower or guarantor, which individually or in the aggregate, exceeds $100,000,000 (other than (i) any Indebtedness of a Restricted Subsidiary of such Borrower to such Borrower or to any other Restricted Subsidiary of such Borrower and (ii) a default described in Section 12.1(a)), and such breach, default or event of default consists of either (1) the failure to pay (any required notice of default having been given and any period of grace permitted with respect thereto having expired) any Indebtedness when due (whether at stated maturity, by acceleration, required mandatory prepayment or otherwise), or (2) a breach of a financial covenant thereunder.
(c)    Cross Default. (i) With respect to TCIL, a TALICC Event of Default under Section 12.1(a) or 12.1(g)(iii) shall exist and the aggregate outstanding amount of TALICC Loans and TALICC Letter of Credit Outstandings is equal to or greater than $100,000,000 or, (ii) with respect to TALICC, a TCIL Event of Default under Section 12.1(a) or 12.1(g)(ii) shall exist and the aggregate outstanding amount of TCIL Loans and TCIL Letter of Credit Outstandings is equal to or greater than $100,000,000.
(d)    TCIL Management Agreement. Solely with respect to TALICC, any of the following shall occur: (i) the TCIL Management Agreement shall have been terminated or shall have expired, or (ii) there shall have occurred a material breach by TALICC of any of its material obligations under the TCIL Management Agreement (any required notice having been given and any applicable grace period having expired), or (iii) a Manager Default shall have occurred (any required notice having been given and any applicable grace period having expired), or (iv) TCIL shall otherwise cease to manage any Containers of TALICC which are included from time to time in the TALICC Collateral.
(e)    Insolvency. With respect to TCIL or TALICC, as the case may be such Borrower or any of such Borrower’s Restricted Subsidiaries becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Borrower or its Restricted Subsidiary or a substantial part of the property of such Borrower or its Restricted Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Borrower or any of its Restricted Subsidiaries or for a substantial part of the property of such Borrower or any of its Restricted Subsidiaries and is not discharged within 60 days; or any proceeding under any Debtor Relief Law is instituted by or against such Borrower or any of its Restricted Subsidiaries and, if instituted against such Borrower or any of its Restricted Subsidiaries, is consented to or acquiesced in by such Borrower or such Restricted Subsidiary or remains for 60 days undismissed; or any warrant of attachment is issued against any substantial part of the property of such Borrower or any of its Restricted Subsidiaries which is not released within 60 days of service.
(f)    ERISA. With respect to TCIL or TALICC, as the case may be, a Termination Event occurs with respect to any Pension Plan; and at the time such Termination Event occurs, such Pension Plan’s then “vested liabilities” (as defined in section 3(25) of ERISA) exceed the then value of such Pension Plan’s assets by an amount greater than (i) in the case of TALICC, 3% of TAL Consolidated Tangible Net Worth or (ii) in the case of TCIL, 3% of TCIL Consolidated Tangible Net Worth, as applicable, as of the date of such Termination Event; and the Majority Lenders reasonably believe that such Termination Event may result in material liability to TCIL or TALICC, as applicable.
(g)    Specific Defaults. (i) With respect to TCIL or TALICC, as the case may be, failure by such Borrower to comply with or perform any covenant set forth in (A) Section 10.2(a), 10.11, 10.25, 10.27, 10.28, or 10.29 or (B) Section 10.5, 10.19, 10.20, 10.21, 10.24 and 10.26 and, in the case of this sub-clause (B), such failure to comply shall continue for ten (10) Business Days after the earlier of (x) the date upon which an Authorized Officer of such Borrower or any Restricted Subsidiary had actual knowledge of such default or (y) the date upon which written notice thereof is given to such Borrower by the Administrative Agent or any Lender, (ii) with respect to TCIL, failure by TCIL to comply with or perform any covenant set forth in Section 10.13(a), 10.15(a) or 10.16, or (iii) with respect to TALICC, failure by TALICC to comply with or perform any covenant set forth in Section 10.13(b), 10.15(b), or 10.17.
(h)    Other Defaults; Obligations Under other Loan Documents. With respect to TCIL or TALICC, as the case may be, default in the performance of any of such Borrower’s agreements herein set forth or in any other Loan Document (subject to any applicable grace period in any such Loan Document) in any material respect (and not constituting, with respect to TCIL, a TCIL Event of Default or, with respect to TALICC, a TALICC Event of Default under any of the other clauses of this Section 12.1) and continuance of such default for thirty (30) days after the earlier of (i) the date upon which an Authorized Officer of such Borrower or any of its Restricted Subsidiary had actual knowledge of such default or (ii) the date upon which written notice thereof is given to such Borrower by the Administrative Agent or any Lender.
(i)    Representations and Warranties. With respect to TCIL or TALICC, as the case may be, any representation or warranty of such Borrower made in any Loan Document or any schedules, notices, certificates, reports or instruments delivered in connection therewith shall prove incorrect in any material respect when made and which (if curable) remains unremedied for a period of thirty (30) days after the first date on which an Authorized Officer has received written notice thereof.
(j)    Change of Control. With respect to TCIL, any TCIL Change of Control shall occur, or, with respect to TALICC, a TALICC Change of Control shall occur.
(k)    Final Judgments and Orders. With respect to TCIL or TALICC, as the case may be, there shall be entered against such Borrower or any of such Borrower’s Restricted Subsidiaries one or more judgments or decrees in excess of the greater of (i) $100,000,000 and (ii) (A) in the case of TCIL, 3% of the TCIL Consolidated Tangible Net Worth and (B) in the case of TALICC, 3% of the TAL Consolidated Tangible Net Worth, as applicable, in the aggregate at any one time outstanding (excluding any judgments or decrees (x) that shall have been outstanding less than sixty (60) calendar days from the entry thereof or (y) for and to the extent which such Borrower or its Restricted Subsidiary is insured and with respect to which the insurer has assumed responsibility therefor in writing or for and to the extent which such Person is otherwise indemnified if the terms of such indemnification are satisfactory to the Majority Lenders), and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (2) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(l)    Security and Intercreditor Agreement; Intercreditor Collateral Agreement. Solely with respect to TCIL, there shall have occurred an Event of Default under, and as defined in, the Security and Intercreditor Agreement (or, if such term is not defined therein, a “Designated Event of Default” as defined therein), or a material breach by TCIL of any of its obligations under the Intercreditor Collateral Agreement.
(m)    Impairment of Security, Etc.
(i)    With respect to TCIL, any TCIL Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or any material portion thereof, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Person party thereto; TCIL or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or cease to give or provide, in whole or any material portion thereof, the respective Liens intended to be created thereby, subject only to those exceptions expressly permitted by such TCIL Loan Document; or
(ii)    with respect to TALICC, any TALICC Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or any material portion thereof, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Person party thereto; TALICC or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or cease to give or provide, in whole or any material portion thereof, the respective Liens intended to be created thereby, subject only to those exceptions expressly permitted by such TALICC Loan Document.
12.2    Remedies. If any TCIL Event of Default described in Section 12.1 shall exist, the Administrative Agent may, or upon request of the Majority Lenders, shall (a) declare all or a portion of the TCIL Commitments to be terminated and/or all or a portion of the TCIL Loans and other Liabilities related to TCIL to be due and payable, whereupon to the extent so declared the TCIL Commitments shall immediately terminate and/or the outstanding TCIL Loans and other Liabilities related to TCIL shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 12.1(e) occurs, the TCIL Commitments shall immediately terminate and all outstanding TCIL Loans and other Liabilities related to TCIL shall become immediately due and payable without declaration or notice of any kind) and/or (b) demand that TCIL immediately deliver to the Administrative Agent Cash Collateral in an amount equal to all TCIL Letter of Credit Outstandings. The Administrative Agent shall promptly advise TCIL of any such declaration, but failure to do so shall not impair the effect of such declaration. If any TALICC Event of Default described in Section 12.1 shall exist, the Administrative Agent may, or upon request of the Majority Lenders, shall (a) declare all or a portion of the TALICC Commitments to be terminated and/or all or a portion of the TALICC Loans and other Liabilities related to TALICC to be due and payable, whereupon to the extent so declared the TALICC Commitments shall immediately terminate and/or the outstanding TALICC Loans and other Liabilities related to TALICC shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 12.1(e) occurs, the TALICC Commitments shall immediately terminate and all outstanding TALICC Loans and other Liabilities related to TALICC shall become immediately due and payable without declaration or notice of any kind) and/or (b) demand that TALICC immediately deliver to the Administrative Agent Cash Collateral in an amount equal to all TALICC Letter of Credit Outstandings. The Administrative Agent shall promptly advise TALICC of any such declaration, but failure to do so shall not impair the effect of such declaration. Without limiting the foregoing provisions of this Section 12.2, (i) if a TCIL Event of Default exists, the Administrative Agent may exercise all rights and remedies available upon a TCIL Event of Default pursuant to the Security and Intercreditor Agreement and applicable law and (ii) if a TALICC Event of Default exists, the Administrative Agent may exercise all rights and remedies available upon a TALICC Event of Default pursuant to the TALICC Security Agreement and applicable law.
12.3    Application of Funds.
(a)    In the event that, following the occurrence or during the continuance of any TCIL Event of Default, the Administrative Agent receives any monies in connection with the enforcement of the TCIL Collateral Documents, such monies shall be distributed in accordance with the Security and Intercreditor Agreement.
(b)    In the event that, following the occurrence or during the continuance of any TALICC Event of Default, the Administrative Agent receives any monies in connection with the enforcement of the TALICC Security Documents, such monies shall be distributed as follows:
(i)    First, to payment of that portion of the TALICC Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 4) payable to the Administrative Agent in its capacity as such;
(ii)    Second, to payment of that portion of the TALICC Secured Obligations constituting fees, indemnities and other amounts (other than interest and principal) payable to the Lenders, including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article 4 ratably among them in proportion to the respective amounts described in this clause Second payable to them;
(iii)    Third, to payment of that portion of the TALICC Secured Obligations constituting accrued and unpaid interest on the Loans and other TALICC Secured Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
(iv)    Fourth, to payment of that portion of the TALICC Secured Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
(v)    Last, the balance, if any, after all of the TALICC Secured Obligations have been indefeasibly paid in full, to TALICC or as otherwise required by law.
SECTION 13.    ADMINISTRATIVE AGENT.
13.1    Appointment and Authority.
(a)    Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    With respect to the TALICC Commitments, the entity acting as the Administrative Agent shall also act as the “collateral agent” under the TALICC Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Bank of America, and any successor Administrative Agent hereunder, to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on TALICC Collateral that secure any of the TALICC Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the entity acting as the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 13.7 for purposes of holding or enforcing any Lien on the TALICC Collateral (or any portion thereof) granted under the TALICC Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent shall be entitled to the benefits of all provisions of this Section 13 and Section 15, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.
13.2    Non-Reliance on Administrative Agent. Each Lender and the Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
13.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a TCIL Event of Default, Unmatured TCIL Event of Default, TALICC Event of Default, or an Unmatured TALICC Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Related Parties that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.2 and 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any TCIL Event of Default, Unmatured TCIL Event of Default, TALICC Event of Default, or an Unmatured TALICC Event of Default unless and until notice describing such TCIL Event of Default, Unmatured TCIL Event of Default, TALICC Event of Default, or an Unmatured TALICC Event of Default is given to the Administrative Agent in writing by the applicable Borrower, a Lender or an Issuer; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any TCIL Event of Default, Unmatured TCIL Event of Default, TALICC Event of Default, or an Unmatured TALICC Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(f)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Persons. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Person.
13.4    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Borrower or any Subsidiary of a Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
13.5    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
13.6    Resignation of Administrative Agent. (i) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(a)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(b)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.7 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 15.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(c)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuer. If Bank of America resigns as Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all Letter of Credit Outstandings with respect thereto, including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in unpaid and outstanding Reimbursement Obligations pursuant to Sections 5.4 and 5.5. Upon the appointment of a successor Issuer hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer, (ii) the retiring Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
13.7    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
13.8    No other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Book Runner, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuer hereunder.
13.9    Funding Reliance.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Alternate Base Rate Loans, prior to 10:30 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(c) (or, in the case of a Borrowing of Alternate Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.4(c)) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to the applicable Borrower to the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuers, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuer, in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this Section 13.9 shall be conclusive, absent manifest error.
13.10    Administrative Agent may File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to either Borrower or any of their respective Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 4.3, 4.4, 4.5, 4.6 and 15.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.5, 4.6 and 15.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The TALICC Secured Parties hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Majority Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the TALICC Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Borrower is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid and purchase, the TALICC Secured Obligations owed to the TALICC Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with TALICC Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the TALICC Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the TALICC Secured Parties whose TALICC Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their TALICC Secured Obligations credit bid in relation to the aggregate amount of TALICC Secured Obligations so credit bid) in the asset or assets so purchased (or in the equity interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Loan Documents, the Administrative Agent will not execute and deliver a release of any Lien on any TALICC Collateral. Upon request by the Administrative Agent or TALICC at any time, the TALICC Secured Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 13.10.
13.11    TALICC Collateral and Guaranty Matters. Without limiting the provisions of Section 13.10, each of the Lenders and the Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, solely with respect to the Liabilities of TALICC,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any TALICC Loan Document (i) upon termination of the TALICC Commitments and payment in full of all of the Liabilities of TALICC (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit issued for the account of TALICC (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) that constitutes “Excluded Property” (as such term is defined in the TALICC Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 15.2; and
(b)    to take the actions with respect to the TALICC Collateral and the guaranty by the Guarantor as are set forth in this Agreement, the Security Documents and the Guaranty Agreement, respectively.
Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release the Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 13.11. In each case as specified in this Section 13.11, the Administrative Agent will, at TALICC’s expense, execute and deliver to TALICC such documents as TALICC may reasonably request to evidence the release of such item of TALICC Collateral from the assignment and security interest granted under the TALICC Security Documents or to subordinate its interest in such item, or to release the Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 13.11.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by TALICC in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
13.12    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the TCIL Commitments, the TALICC Commitments, or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the TCIL Commitments, the TALICC Commitments, and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the TCIL Commitments, the TALICC Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the TCIL Commitments, the TALICC Commitments, and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the TCIL Commitments, the TALICC Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto)
SECTION 14.    RESTATEMENT OF EXISTING CREDIT AGREEMENT AND JOINDER OF TALICC.
14.1    Restatement; Reallocation.
(a)    Effective on the Restatement Effective Date (i) the Existing Credit Agreement shall be deemed to be restated in the form hereof (except such provisions thereof which by their terms survive any termination thereof (without duplicating the obligations of the Borrowers under this Agreement)), (ii) each “Letter of Credit” outstanding under the Existing Credit Agreement shall be deemed to be a Letter of Credit hereunder and (iii) the Commitments (as defined in the Existing Credit Agreement) of the Lenders shall be reallocated in accordance with the terms hereof and each Lender shall have a direct or participation share equal to its Percentage of all outstanding Credit Extensions (including each of the Letters of Credit referred to in clause (ii) above). TCIL, the Administrative Agent and the Original Lenders hereby agree that TCIL will pay, on the Restatement Effective Date, all interest, fees and other amounts (including amounts payable pursuant to Section 7.5 of the Existing Credit Agreement, assuming for such purpose that the loans under the Existing Credit Agreement are being prepaid rather than reallocated on the Restatement Effective Date) owed to the Original Lenders under the Existing Credit Agreement.
(b)    To facilitate the reallocation described in clause (a) above, on the Restatement Effective Date, (i) all revolving loans under the Existing Credit Agreement shall be deemed to be Loans hereunder, (ii) each Lender that is a party to the Existing Credit Agreement shall transfer to the Administrative Agent an amount equal to the excess, if any, of such Lender’s Percentage of all outstanding Loans hereunder (including any Loans requested by TCIL on the Restatement Effective Date) over the amount of all of such Lender’s loans under the Existing Credit Agreement, (iii) the Administrative Agent shall apply the funds received from the Lenders pursuant to clause (ii) above, first, on behalf of the Lenders (pro rata according to the amount of the loans each is required to purchase to achieve the reallocation described in clause (a)), to purchase from each Exiting Lender the loans of such Exiting Lender under the Existing Credit Agreement (and, if applicable, to purchase from any Original Lender that is a party hereto but which has loans under the Existing Credit Agreement in excess of such Lender’s Percentage of all then-outstanding Loans hereunder (including any Loans requested by TCIL on the Restatement Effective Date), a portion of such loans equal to such excess), second, to pay to each Original Lender all interest, fees and other amounts (including amounts payable pursuant to Section 7.5 of the Existing Credit Agreement, assuming for such purpose that the loans under the Existing Credit Agreement are being prepaid rather than reallocated on the Restatement Effective Date) owed to such Original Lender under the Existing Credit Agreement (whether or not otherwise then due) and, third, as TCIL shall direct, and (iv) TCIL shall select new Interest Periods to apply to all Loans hereunder (or, to the extent TCIL fails to do so, such Loans shall become Alternate Base Rate Loans).
14.2    Deletion of Lenders. On the Restatement Effective Date, each Exiting Lender shall cease to be a “Lender” under and for all purposes of the Existing Credit Agreement as amended and restated by this Agreement and shall have no rights or obligations thereunder, except for (a) rights to receive payment of indemnities, reimbursements and other similar amounts from TCIL (including rights under Section 15.5 of the Existing Credit Agreement), and (b) obligations to indemnify, reimburse or make payment to the Administrative Agent, any Lender or TCIL with respect to actions, failures to act, conditions, circumstances or events on or prior to the date of such effectiveness.
14.3    Non-Recourse to Original Lenders; No Warranty or Representations; Independent Credit Analysis. The payments to any of the Original Lenders and the borrowings from any other Original Lender specified in Section 14.1 shall be without recourse to the Administrative Agent, any of the Original Lenders, any of their respective Affiliates or any of their respective officers, directors, agents or employees.
14.4    Joinder of TALICC.    On the Restatement Effective Date, TALICC hereby (a) joins in the execution of and becomes a party to this Agreement as a borrower, (b) covenants and agrees to be bound by all covenants, agreements, and liabilities hereunder applicable to TALICC as of the Restatement Effective Date, and (c) makes all representations, warranties, and other statements applicable to TALICC as of the Restatement Effective Date (other than representations, warranties and other statements that relate solely to an earlier date), and (d) assumes and agrees to perform all applicable duties and Liabilities applicable to TALICC hereunder and under the other TALICC Loan Documents to which it is a party as of the Restatement Effective Date.
SECTION 15.    GENERAL.
15.1    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
15.2    Waivers and Amendments.
(a)    Generally. Except as otherwise specifically provided for in this Agreement, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Majority Lenders and acknowledged by the Administrative Agent, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:
(i)    unless consented to by each Lender affected thereby, (A) increase or extend a TCIL Commitment or TALICC Commitment of any Lender or subject any Lender to any additional obligation, (B) reduce the principal of, or interest on, any Loan or any fee or other Liability payable hereunder, (C) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fee or other Liability hereunder or (D) release all or substantially all of the TCIL Collateral or TALICC Collateral,
(ii)    unless consented to by each Lender, (A) waive any condition specified in Section 11.1, (B) change the Percentages or the aggregate unpaid principal amount of the Loans, or the number of Lenders which shall be required to take action hereunder, or the definition of “Majority Lenders” or (C) change any provision of this Section 15.2,
(iii)    unless consented to by Lenders having aggregate Percentages of 66 2/3% or more, amend any provision of this Agreement that would affect the amount of the TCIL Borrowing Base or TALICC Borrowing Base, as applicable, in a manner adverse to the Lenders in any material respect, or
(iv)    unless consented to by each adversely affected Lender, change Section 6.1, Section 6.3(b), Section 6.5 or Section 12.3(b), in each case, in a manner that would alter the pro rata sharing of payments required thereby.
(b)     No provision of this Agreement (including Section 13) or of any other Loan Document which relates to the rights or duties of the Administrative Agent shall be amended, modified or waived without the written consent of the Administrative Agent, and no provision of this Agreement or any other Loan Document relating to the rights or duties of any Issuer in its capacity as such shall be amended, modified or waived without the written consent of such Issuer.
(c)    Notwithstanding anything to the contrary herein:
(i)     no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the TCIL Commitment or TALICC Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; and
(ii)    each Lender agrees that the Administrative Agent may consent to any amendment, restatement, amendment and restatement, or other modification to the Security and Intercreditor Agreement from time to time as follows without the consent of any Lender, (A) to add to the covenants and agreements of TCIL contained therein other covenants or agreements of or conditions or restrictions upon TCIL, or to surrender or eliminate any right, power or privilege granted to or conferred upon TCIL therein, (B) to cure any ambiguity, or defect or omission, contained therein (provided that the interests of the Lenders shall not be materially adversely affected thereby), (C) to correct or amplify the description of the Collateral therein (provided that the interests of the Lenders shall not be adversely affected thereby) or to reflect any release of any property from the TCIL Collateral pursuant to the express terms thereof, (D) to grant to the TCIL Collateral Agent for the benefit of all the TCIL Lenders (as defined in the Security and Intercreditor Agreement) additional property, rights, remedies, powers or privileges for the purposes thereof, (E) to appoint one or more additional TCIL Collateral Agent or co-TCIL Collateral Agents, (F) to add TCIL Lenders thereto, or (G) so long as it does not have any effect on the TCIL Collateral.
15.3    Notices.
(a)    Notices Generally. Except as otherwise expressly provided herein, any notice hereunder to a Borrower, the Administrative Agent, any Issuer or any Lender shall be in writing (including facsimile communication) and shall be given (i) if to a Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule 10.2, and (ii) if to any Lender or any Issuer, at its address or facsimile number set forth in its Administrative Questionnaire or, in each case, at such other address or facsimile number as the recipient may, by written notice, designate as its address or facsimile number for purposes of notices hereunder. All such notices shall be deemed to be given when transmitted by facsimile, when personally delivered or, in the case of a mailed notice, when sent by registered or certified mail, postage prepaid, in each case addressed as specified in this Section 15.3; provided that notices to the Administrative Agent under Section 2, Section 6 and this Section 15.3 shall not be effective until actually received by the Administrative Agent.
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuer pursuant to Section 2 if such Lender or such Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Issuers or each Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. Each Borrower hereby acknowledges that the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to either Borrower, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of either Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided that in no event shall any Administrative Agent Party have any liability to either Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Reliance by the Administrative Agent, the Issuers and the Lenders. The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Requests, and Issuance Requests) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
15.4    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender and the Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrowers that, pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.
15.5    Expenses; Indemnity; Damage Waiver.
(a)    Each Borrower, for itself, severally, and not jointly, agrees that it shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (including the reasonable fees, charges and disbursements of in-house counsel, provided such fees and expenses are set forth in reasonable and appropriate detail) and of local counsel, if any, who may be retained by such counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by each Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuer (including reasonable fees, charges and disbursements of in-house counsel of the Administrative Agent, such Lender or such Issuer, provided such fees, charges and disbursements are set forth in reasonable and appropriate detail)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of a Borrower that violates a sanction enforced by OFAC.
(b)    Each Borrower, as applicable, for itself, severally, and not jointly, agrees that it shall indemnify the Administrative Agent (and any subagent thereof), each Lender, each Issuer and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (including the fees and time charges and disbursements for in-house counsel to such Indemnitee, provided such fees and time charges are set forth in reasonable detail)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including a Borrower but excluding such Indemnitee and its Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any liability under any Environmental Law related in any way to a Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 15.5 shall not apply with respect to any Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are several and not joint.
(d)    To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    All amounts due under this Section shall be payable on demand.
(f)    The agreements in this Section and the indemnity provisions in Section 15.3(d) shall survive the resignation of the Administrative Agent and Bank of America in its capacity as an Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other obligations of the Borrowers under this Agreement and the other Loan Documents.
15.6    Governing Law; Entire Agreement. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. All obligations of the Borrowers and rights of the Lenders and the Administrative Agent expressed herein, in the Notes or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
15.7    Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than as permitted under Section 2.8); and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 15.8, (ii) by way of participation in accordance with the provisions of Section 15.10, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.11 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.10 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
15.8    Assignments by Lenders.
(a)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in Letters of Credit) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable TCIL Commitment and TALICC Commitment and the TCIL Loans and TALICC Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and (B) in any case not described in clause (i)(A) of this Section 15.8, the principal outstanding balance of the TCIL Loans and TALICC Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date), shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no TCIL Event of Default or TALICC Event of Default has occurred and is continuing, TCIL or TALICC, as applicable otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the TCIL Loans and TALICC Loans and the TCIL Commitments and TALICC Commitments assigned, and each assignment shall be made as a “strip” of the same percentage of TCIL Loans and TCIL Commitments and TALICC Loans and TALICC Commitments;
(iii)    no consent shall be required for any assignment except for the consent of the Administrative Agent and the Issuers (which shall not be unreasonably withheld or delayed) to the extent that such assignment is to a Person other than another Lender or an Affiliate of a Lender, and the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a TCIL Event of Default or TALICC Event of Default, as applicable, has occurred and is continuing at the time of such assignment (in which case only the consent of the non-defaulting Borrower shall be required) or (y) such assignment is to a Lender or an Affiliate of a Lender;
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(v)    no such assignment shall be made (A) to a Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and
(vi)    no such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (b) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.1, 7.5, 7.8 and 15.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. If requested by the assignee Lender, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.
(b)    Disqualified Persons.
(i)    No assignment or participation shall be made to, and no portion of any Commitment Increase shall be provided by, any Person that was a Disqualified Person as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person or the applicable Increase Date, as the case may be (unless the Borrowers in their sole and absolute discretion have consented, in writing, to such assignment or the portion of the Commitment Increase to be provided by such Disqualified Person, in which case such Person will not be considered a Disqualified Person for the purpose of such assignment, participation or Commitment Increase). For the avoidance of doubt, with respect to any assignee or participant or Lender that provides any portion of a Commitment Increase that becomes a Disqualified Person after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Person”), (x) such assignee or Lender shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrowers of an Assignment and Assumption or Joinder Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Person. Any assignment or Commitment Increase in violation of this clause (b)(i) shall not be void, but the other provisions of this clause (b)(i) shall apply.
(ii)    If any assignment or participation is made to, or any portion of a Commitment Increase is provided by, any Disqualified Person without the Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Person after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate the Commitment of such Disqualified Person and repay all obligations of the Borrowers owing to such Disqualified Person in connection with such Commitment and/or (B) require such Disqualified Person to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 15.8), all of its interest, rights and obligations under this Agreement and related Loan Documents to one or more Eligible Assignees that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Person paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Administrative Agent shall have been paid the assignment fee (if any) specified in Section 15.8(a)(iv) and (ii) such assignment does not conflict with applicable laws.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Persons (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Person will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Persons consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Person party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Person does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrowers hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Persons provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
(c)    Assignment by Bank of America. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its TCIL Commitments and TALICC Commitments and TCIL Loans and TALICC Loans pursuant to clause (a) above, Bank of America may, upon 30 days’ notice to the Borrowers and the Lenders, resign as an Issuer. In the event of any such resignation as an Issuer, and if there are no other Issuers at the time of such resignation, the Borrowers shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor Issuer hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as an Issuer. If Bank of America resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuer and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans that are Alternate Base Rate Loans or fund risk participations in Letters of Credit pursuant to Section 5.4). Upon the appointment of a successor Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer, as the case may be, and (ii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America that are outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(d)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
15.9    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
15.10    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than to (w) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, (x) a Defaulting Lender, (y) or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (z) a Disqualified Person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Outstandings) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Participant shall be bound by Section 15.20, (iv) the Borrower, the Administrative Agent, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) any participation shall be a sale of the same percentage of TCIL Loans and/or TCIL Commitments and TALICC Loans and/or TALICC Commitments. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.5 without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification, or waiver with respect to Sections 15.2(a)(i) or 15.2(a)(iii) which affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 7.1, 7.5 and 7.8 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.8; provided that such Participant (A) agrees to be subject to the provisions of Sections 7.7 and 7.9 as if it were an assignee under Section 15.8 and (B) shall not be entitled to receive any greater payment under Sections 7.1 or 7.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Sections 7.7 and 7.9 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 6.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 4f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
15.11    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the European Central Bank or any other applicable central bank or Governmental Authority; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
15.12    Survival. The obligations of the Borrowers under Sections 7 and 15.5, and the obligations of the Lenders under Section 15.5(c), shall in each case survive any termination of this Agreement, the payment in full of all Liabilities and the termination of all Commitments. The representations and warranties made by each Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.
15.13    Effect of Amendment and Restatement.
(a)    This Agreement is an amendment and restatement of the terms and provisions of the Existing Credit Agreement. Neither the execution and delivery of this Agreement by either Borrower or any Lender, nor any of the terms or provisions contained herein, shall be construed (a) to be a payment on or with respect to the Indebtedness outstanding under the Existing Credit Agreement or (b) to release, terminate or otherwise adversely affect all or any part of any Lien heretofore granted to or retained by the TCIL Collateral Agent with respect to any Collateral. Without limiting the foregoing, TCIL hereby ratifies and confirms the grant of security interest pursuant to, and all other terms and provisions of, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and each other TCIL Collateral Document.
(b)    TCIL Borrower confirms to the Administrative Agent and the Lenders that (i) each TCIL Collateral Document continues in full force and effect on the Restatement Effective Date after giving effect to this Agreement and is the legal, valid and binding obligation of TCIL, enforceable against TCIL in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; (ii) the obligations and liabilities secured under each TCIL Collateral Document include all obligations and liabilities of TCIL under this Agreement; and (iii) each reference in the TCIL Collateral Documents to the “Credit Agreement” or the “Member Bank Credit Agreement” or similar terms shall, on and after the Restatement Effective Date, be deemed to be a reference to this Agreement.
(c)    When counterparts executed by all the parties shall have been lodged with the Administrative Agent (or, in the case of any Lender as to which an executed counterpart shall not have been so lodged, the Administrative Agent shall have received facsimile or other written confirmation from such Lender) and all of the conditions set forth in Section 11 shall have been satisfied, this Agreement shall become effective as of the date hereof, and at such time the Administrative Agent shall notify the Borrowers and each Lender.
(d)    TCIL, the Lenders that are party to the Existing Agreement and Bank of America, N.A., as administrative agent under the Existing Agreement, acknowledge and agree that upon the effectiveness of this Agreement on the Restatement Effective Date, the Existing Agreement shall be superseded by this Agreement, and shall terminate and be of no further force or effect (except that any provision thereof which by its terms survives termination thereof shall continue in full force and effect for the benefit of the applicable party or parties), all without any other action by any Person.
15.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 15.14, if and to the extent that the enforceability of any provision in this Agreement relating to Defaulting Lenders shall be limited by any Debtor Relief Law, as determined in good faith by the Administrative Agent or an Issuer, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.
15.15    Execution in Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute together but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually-executed original counterpart hereof.
15.16    Investment. Each Lender represents and warrants that: (a) it is acquiring any Note to be issued to it hereunder for its own account as a result of making a loan in the ordinary course of its commercial banking business and not with a view to the public distribution or sale thereof, nor with any present intention of selling or distributing such Note, but subject, nevertheless, to possible assignments or participations thereof pursuant to Section 15.8 and to any legal or administrative requirement that the disposition of such Lender’s property at all times be within its control, and (b) in good faith it has not and will not rely upon any margin stock (as such term is defined in Regulation U of the FRB) as collateral in the making and maintaining of its Loans.
15.17    Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with either Borrower or any of their respective Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
15.18    Forum Selection and Consent to Jurisdiction. SUBJECT TO ANY CONTRARY PROVISION IN THE SECURITY AND INTERCREDITOR AGREEMENT RELATING TO FORUM SELECTION BY THE TCIL COLLATERAL AGENT WITH RESPECT TO ACTIONS BROUGHT THEREUNDER BY THE TCIL COLLATERAL AGENT, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUER, ANY LENDER OR THE BORROWERS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT A BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
15.19    Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE ISSUERS, THE LENDERS AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ISSUERS, THE LENDERS OR A BORROWER. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE ISSUERS AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.
15.20    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, each Lender and each Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any governmental regulatory authority purporting to have jurisdiction over it and its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the applicable Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the applicable Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the applicable Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the applicable Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information of a non-public, confidential and proprietary nature received from a Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuer on a nonconfidential basis prior to disclosure by such Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Administrative Agent, the Lenders and the Issuers acknowledge that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
15.21    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
15.22    Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any Issuer or any Lender, or the Administrative Agent, any Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Liabilities and the termination of this Agreement.
15.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Joint Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
15.24    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further that if a Lender requests an original Note, such Lender shall be under no obligation to accept an electronic signature on such Note.
15.25    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
15.26    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Interest Rate Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 15.26, the following terms have the following meanings:
“BHC Act Affiliate” means, with respect to any Person an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
TRITON CONTAINER INTERNATIONAL LIMITED

By:
Name:
Title:

TALICC INTERNATIONAL CONTAINER CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender and as an Issuer

By:
Name:
Title: